UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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The TJX Companies, Inc.

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770 Cochituate Road

Framingham, Massachusetts 01701

April 25, 2013

Dear Fellow Stockholder:

We cordially invite you to attend our 2013 Annual Meeting on Tuesday, June 11, 2013, at 9:00 a.m. (local time), to be held at our offices, 770 Cochituate Road, Framingham, Massachusetts. Please enter through the Northeast Entrance.

The proxy statement accompanying this letter describes the business we will consider at the meeting. Your vote is important regardless of the number of shares you own. Please read the proxy statement and vote your shares. Instructions for Internet and telephone voting are attached to your proxy card. If you prefer, you can vote by mail by completing and signing your proxy card and returning it in the enclosed pre-paid return envelope.

We hope that you will be able to join us on June 11th.

Sincerely,
Bernard Cammarata	Carol Meyrowitz
Chairman of the Board	Chief Executive Officer

Printed on Recycled Paper

The TJX Companies, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 11, 2013

The Annual Meeting of Stockholders of The TJX Companies, Inc. will be held at our offices, 770 Cochituate Road, Framingham, Massachusetts, on Tuesday, June 11, 2013, at 9:00 a.m. (local time) to vote on:

•	Election of directors

•	Ratification of appointment of independent registered public accounting firm for fiscal 2014

•	Approval of Stock Incentive Plan amendments and material terms of performance goals under the Plan

•	Advisory approval of TJX’s executive compensation (the “say-on-pay vote”)

•	Any other business properly brought before the meeting

Stockholders of record at the close of business on April 15, 2013 are entitled to notice of, and entitled to vote at, the Annual Meeting and any adjournments or postponements thereof.

To attend the Annual Meeting, you must demonstrate that you were a TJX stockholder at the close of business on April 15, 2013 or hold a valid proxy for the Annual Meeting from such a stockholder. If you are not a stockholder of record but hold shares through a broker, trustee or nominee, you will need to bring proof of your beneficial ownership as of April 15, 2013, such as a brokerage account statement showing your ownership on that date or similar evidence of ownership. All stockholders will need to check in upon arrival and receive visitor badges for building security. Please allow additional time for these procedures.

By Order of the Board of Directors

Ann McCauley

Secretary

Framingham, Massachusetts

April 25, 2013

PLEASE VOTE OVER THE INTERNET, BY TELEPHONE OR BY MAIL

The TJX Companies, Inc.

ANNUAL MEETING OF STOCKHOLDERS

June 11, 2013

PROXY STATEMENT

The Board of Directors of The TJX Companies, Inc., or TJX, is soliciting your proxy for the 2013 Annual Meeting. A majority of the shares outstanding and entitled to vote at the meeting is required for a quorum for the meeting.

You may vote over the Internet, using the procedures and instructions described on the proxy card and other enclosures. You may vote by telephone using the toll-free telephone number on the proxy card. The process for Internet and telephone voting is intended to authenticate your identity and permit you to confirm that your voting instructions are accurately reflected. Street name holders (who hold their shares through a third party, like a bank or broker) may vote by Internet or telephone according to the instructions provided by the bank or broker with the proxy statement. All stockholders of record may vote by signing and returning the enclosed proxy card.

You may revoke your proxy at any time before it is voted at the Annual Meeting by voting later by Internet or telephone, returning a later-dated proxy card, or delivering a written revocation to the Secretary of TJX. Our address is 770 Cochituate Road, Framingham, Massachusetts 01701.

Stockholders of record at the close of business on April 15, 2013 are entitled to vote at the meeting. Each of the 720,706,016 shares of common stock outstanding on the record date is entitled to one vote.

This proxy statement, the proxy card and the Annual Report to Stockholders for our fiscal year ended February 2, 2013 (fiscal 2013) are being first mailed to stockholders on or about the date of the notice of meeting, April 25, 2013.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting To Be Held on June 11, 2013: This proxy statement and Annual Report and Form 10-K for fiscal 2013 are available at

http://www.envisionreports.com/TJX

PROPOSAL 1

ELECTION OF DIRECTORS

We seek nominees who have established strong professional reputations, sophistication and experience in the retail and consumer industries. We also seek nominees with experience in substantive areas that are important to our business such as international operations and growth; marketing and brand management; sales, buying and distribution; accounting, finance and capital structure; strategic planning and leadership of complex organizations; human resources and development practices; and strategy and innovation. Our nominees hold or have held senior executive positions in large, complex organizations or in businesses related to substantive areas important to our business, and in these positions have gained experience in core management skills and substantive areas relevant to our business. Our nominees also have experience working with or serving on boards of directors and board committees of other public companies, and each of our nominees has an understanding of corporate governance practices and trends. In addition, most of our nominees have significant prior service on our Board, which has provided them with significant exposure to both our business and the industry in which we compete. We believe that all our nominees possess the professional and personal qualifications necessary for board service and have highlighted noteworthy attributes for each director in the individual biographies below.

The 11 individuals listed below have been nominated and are standing for election at this year’s Annual Meeting. If elected, they will hold office until our 2014 Annual Meeting of Stockholders and until their successors are duly elected and qualified. All of our current directors were elected to the Board by our stockholders.

Your Board of Directors unanimously recommends that you vote FOR the election of each of the nominees as director.

Zein Abdalla, 54

Director since 2012

Mr. Abdalla has been President of PepsiCo, Inc., a leading global food, snack and beverage company, since September 2012, prior to which he served as CEO of PepsiCo Europe, a division of PepsiCo, starting in November 2009 and as President, PepsiCo Europe Region starting in January 2006. Mr. Abdalla previously held a variety of senior positions at PepsiCo since he joined that company in 1995, including as General Manager of PepsiCo’s European Beverage Business, General Manager of Tropicana Europe and Franchise Vice President for Pakistan and the Gulf region. Mr. Abdalla’s executive experience with a large global company has given him expertise in corporate management, including in emerging markets, operations, brand management, distribution and global strategy.

José B. Alvarez, 50

Director since 2007

Mr. Alvarez has been a member of the faculty of the Harvard Business School since 2009. From August 2008 through December 2008, Mr. Alvarez was the Global Executive Vice President for Business Development for Ahold, a global supermarket retail company. From 2001 to August 2008, he held various executive positions with Stop & Shop/ Giant-Landover, Ahold’s U.S. subsidiary, including President and Chief Executive Officer of Stop & Shop/Giant-Landover from 2006 to 2008 and Executive Vice President, Supply Chain and Logistics from 2004 to 2006. Previously, he served in executive positions at Shaw’s Supermarkets, Inc. and began his career at the Jewel Food Stores subsidiary of American Stores Company in 1990. Mr. Alvarez is also a director of United Rentals, Inc. and Church & Dwight Co., Inc. Mr. Alvarez’s long career in retail has given him broad experience in large retail chain management, including store management, supply chain, logistics, distribution and strategy.

Alan M. Bennett, 62

Director since 2007

Mr. Bennett served as the Chief Executive Officer of H&R Block Inc., a tax services provider, from July 2010 to May 2011 and was previously Interim Chief Executive Officer from November 2007 through August 2008. He was Senior Vice President and Chief Financial Officer and a Member of the Office of the Chairman of Aetna, Inc., a diversified healthcare benefits company, from 2001 to 2007, and previously held other senior financial management positions at Aetna after joining in 1995. Mr. Bennett held various senior management roles in finance and sales/marketing at Pirelli Armstrong Tire Corporation, formerly Armstrong Rubber Company, from 1981 to 1995 and began his career with Ernst & Ernst (now Ernst & Young LLP). Mr. Bennett is also a director of Halliburton Company and Fluor Corporation and was a director of H&R Block from 2008 to 2011. Mr. Bennett’s senior leadership roles in two significant financial businesses provide him with executive experience in managing very large businesses and change management as well as financial expertise including financial management, taxes, accounting, controls, finance and financial reporting.

Bernard Cammarata, 73

Director since 1989

Mr. Cammarata has been Chairman of the Board of TJX since 1999. Mr. Cammarata served as Acting Chief Executive Officer of TJX from September 2005 to January 2007. He also led TJX and its former TJX subsidiary and T.J. Maxx Division from the organization of the business in 1976 until 2000, including serving as Chief Executive Officer and President of TJX, Chairman and President of TJX’s T.J. Maxx Division and Chairman of The Marmaxx Group (Marmaxx). As the founder of TJX, Mr. Cammarata has participated in the leadership of TJX’s successful strategy and development from the beginning to its current position as the world’s largest off-price retailer and offers deep expertise in all aspects of TJX’s business, including management, operations, marketing, buying, distribution and financial matters.

David T. Ching, 60

Director since 2007

Mr. Ching was Senior Vice President and Chief Information Officer for Safeway Inc., a food and drug retailer, from 1994 to January 2013. Previously, Mr. Ching was the General Manager for British American Consulting Group, a software and consulting firm focusing on the distribution and retail industry. He also worked for Lucky Stores Inc., a subsidiary of American Stores Company from 1979 to 1993, including serving as the Senior Vice President of Information Systems. Mr. Ching’s strong technological experience and related management positions in the retail industry provide Mr. Ching expertise including information systems, information security and controls, technology implementation and operation, reporting and distribution in the retail industry.

Michael F. Hines, 57

Director since 2007

Mr. Hines served as Executive Vice President and Chief Financial Officer of Dick’s Sporting Goods, Inc., a sporting goods retailer, from 1995 to March 2007. From 1990 to 1995, he held management positions with Staples, Inc., an office products retailer, most recently as Vice President, Finance. Mr. Hines spent 12 years in public accounting, the last eight years with the accounting firm Deloitte & Touche LLP. Mr. Hines is also a director of GNC Holdings, Inc. and Dunkin’ Brands Group, Inc. Mr. Hines’ experience as a financial executive and certified public accountant provides him with expertise in the retail industry including accounting, controls, financial reporting, tax, finance, risk management and financial management.

Amy B. Lane, 60

Director since 2005

Ms. Lane was a Managing Director and Group Leader of the Global Retailing Investment Banking Group at Merrill Lynch & Co., Inc., from 1997 until her retirement in 2002. Ms. Lane previously served as a Managing Director at Salomon Brothers, Inc., where she founded and led the retail industry investment banking unit. Ms. Lane is a director of GNC Holdings, Inc. and was also a director of Borders Group, Inc. from 1995 to 1999 and from 2001 to 2009. Ms. Lane’s experience as the leader of two investment banking practices covering the global retailing industry has given her substantial experience with financial services, capital markets, finance and accounting, capital structure, acquisitions and divestitures in that industry as well as management, leadership and strategy.

Dawn G. Lepore, 59

Director Nominee

Ms. Lepore was interim Chief Executive Officer at Prosper Marketplace, Inc., a peer-to-peer lending marketplace from March 2012 until January 2013. She previously served as CEO and Chairman of the Board of drugstore.com, inc., a leading online retailer of health, beauty, and wellness products, which she led from 2004 until its sale to Walgreen Co. in 2011. Prior to joining drugstore.com, Ms. Lepore held leadership positions at The Charles Schwab Company, an investment services firm that provides brokerage, banking and investment-related services to consumers and businesses. In her 21 years with Schwab, she held a variety of roles including Vice Chairman of Technology, Operations, Business Strategy and Administration and Chief Information Officer and served at various times as a member of Schwab’s executive committee and a trustee of SchwabFunds. Ms. Lepore serves on the board of AOL Inc. and previously served on the board of directors of eBay Inc. from 1999 to January 2013, The New York Times Company from 2008 to 2011 and drugstore.com, inc. from 2004 to 2011. Ms. Lepore’s senior executive positions provide her with extensive experience and expertise in ecommerce and information technology, including a strong background in building and operating online retail businesses, as well as deep knowledge of financial management, financial services and capital markets.

Carol Meyrowitz, 59

Director since 2006

Ms. Meyrowitz has been Chief Executive Officer of TJX since January 2007, a director since September 2006 and also served as President from October 2005 to January 2011. She served as Senior Executive Vice President of TJX from 2004 until January 2005, Executive Vice President of TJX from 2001 to 2004 and President of Marmaxx from 2001 to January 2005. From January 2005 until October 2005, she was employed in an advisory role for TJX and consulted for Berkshire Partners LLC, a private equity firm. From 1987 to 2001, she held various senior management positions with Marmaxx and with Chadwick’s of Boston and Hit or Miss, former divisions of TJX. Ms. Meyrowitz is also a director of Staples, Inc. and was a director of Amscan Holdings, Inc. from 2005 to 2012. As Chief Executive Officer of the Company, and through the many other positions Ms. Meyrowitz has held with TJX since joining in 1987, Ms. Meyrowitz has a deep understanding of TJX and broad experience in all aspects of off-price retail, including innovation, strategy, buying, distribution, marketing, real estate, finance and accounting, and international operations.

John F. O’Brien, 70

Director since 1996

Mr. O’Brien is the retired Chief Executive Officer and President of Allmerica Financial Corporation (now The Hanover Insurance Group, Inc.), an insurance and diversified financial services company, holding those positions from 1995 to 2002. Mr. O’Brien previously held executive positions at Fidelity Investments, an asset management firm, including Group Managing Director of FMR Corporation, Chairman of Institutional Services Company and Chairman of Brokerage Services, Inc. Mr. O’Brien serves as our Lead Director. Mr. O’Brien is also non-executive Chairman and a director of Cabot Corporation, a director of LKQ Corporation and a director of a family of registered mutual funds managed by BlackRock, Inc., an investment management advisory firm.

Mr. O’Brien has substantial executive experience with two financial services businesses, giving him expertise including general management and oversight with respect to strategy, financial planning, insurance, operations, finance and capital structure.

Willow B. Shire, 65

Director since 1995

Ms. Shire has been an executive consultant with Orchard Consulting Group since 1994, specializing in leadership development and strategic problem solving. Previously, she was Chairperson for the Computer Systems Public Policy Project within the National Academy of Science. She also held various positions at Digital Equipment Corporation, a computer hardware manufacturer, for 18 years, including Vice President and Officer, Health Industries Business Unit. Ms. Shire was a director of Vitesse Semiconductor Corporation from 2007 to 2009. Through her consulting experience and prior business experience, Ms. Shire brings expertise in leadership development, talent assessment, change management, human resources and development practices, cultural assessment and strategic problem solving.

CORPORATE GOVERNANCE

Integrity has been a core tenet of TJX since our inception. We seek to perform with the highest standards of ethical conduct and in compliance with all laws and regulations that relate to our businesses. We have Corporate Governance Principles, a Global Code of Conduct for our Associates, a Code of Ethics for TJX Executives, written charters for each of our Board committees and a Director Code of Business Conduct and Ethics. The current versions of these documents and other items relating to our governance can be found on our corporate website, www.tjx.com.

Board Independence

Independence Determination.    Our Corporate Governance Principles provide that at least two-thirds of the members of our Board will be independent directors. The Board evaluates any relationships of each director and nominee with TJX and makes an affirmative determination whether or not each director and nominee is independent. To assist it in making its independence determination, the Board has adopted categorical standards, which are available in our Corporate Governance Principles on our website, www.tjx.com.

As part of the Board’s annual review of director independence, the Board considered the recommendation of our Corporate Governance Committee and reviewed any transactions and relationships between each non-management director and nominee or any member of his or her immediate family and TJX. The purpose of this review was to determine whether there were any such relationships or transactions and if so, whether they were inconsistent with a determination that the director or nominee was independent.

As a result of this review, our Board unanimously determined that eight directors of our current ten-member Board (80%) are independent: Zein Abdalla, José B. Alvarez, Alan M. Bennett, David T. Ching, Michael F. Hines, Amy B. Lane, John F. O’Brien and Willow B. Shire, and that our nominee, Dawn G. Lepore is also independent. Each of these directors and our nominee met our categorical standards of independence. Bernard Cammarata, as Chairman, and Carol Meyrowitz, as Chief Executive Officer, are employed by TJX and are therefore not independent.

Board Nominees and Service

Board Nominations.    The Corporate Governance Committee recommends to the Board individuals to be director nominees who, in the opinion of the Corporate Governance Committee, have high personal and professional integrity, who have demonstrated ability, perspective and judgment and who will be effective, in conjunction with the other nominees to and members of the Board, in collectively serving the long-term best interests of our stockholders. In evaluating the suitability of individual Board nominees, the Corporate Governance Committee takes into account many factors, including general understanding of disciplines relevant to the success of a large publicly traded company in today’s business environment, understanding of our business and industry, professional background and leadership experience, experience on the boards of other large publicly traded companies, personal accomplishment, independence and geographic, gender, age, ethnic and racial diversity. The Corporate Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of our business and represent stockholder interests through the exercise of sound judgment using its diversity of experience. In addition, the Corporate Governance Committee considers, in light of our business, each director nominee’s experience, qualifications, attributes and skills that are identified in the biographical information contained under “Election of Directors.”

The Corporate Governance Committee’s process for identifying and evaluating candidates, including candidates recommended by stockholders, includes actively seeking to identify qualified individuals by various means that may include reviewing lists of possible candidates, such as chief executive officers of public companies or leaders of finance or other industries; considering proposals from sources, such as the Board of Directors, management, Associates, stockholders and industry contacts; and engaging a third-party search firm to expand our search and assist in compiling information about possible candidates. Our nominee, Ms. Lepore, was recommended to the Corporate Governance Committee by a third-party search firm.

The Corporate Governance Committee has a policy with respect to submission by stockholders of candidates for director nominees which is available on our website, www.tjx.com. Any stockholder may submit in writing one candidate for consideration for each stockholder meeting at which directors are to be elected by not later than the 120th calendar day before the first anniversary of the date that we released our proxy statement to stockholders in connection with the previous year’s Annual Meeting. Recommendations should be sent to the Secretary of TJX, c/o Office of the Secretary of The TJX Companies, Inc., 770 Cochituate Road, Framingham, Massachusetts 01701. A recommendation must include specified information about, and consents and agreements of, the candidate, as described in the policy. The Corporate Governance Committee evaluates candidates for the position of director recommended by stockholders or others in the same manner as candidates from other sources. The Corporate Governance Committee will determine whether to interview any candidates and may seek additional information about candidates from third-party sources.

Board Expertise and Diversity.    We seek to have a Board that represents diversity as to experience, gender and ethnicity/race, but we do not have a formal policy with respect to diversity. We also seek to have a Board that reflects a range of talents, ages, skills, viewpoints, professional experience, educational background and expertise to provide sound and prudent guidance with respect to our operations and interests. Our nominee and all of our directors are financially literate, and two members of our Audit Committee are audit committee financial experts.

Majority Voting.    Our by-laws provide for the election of directors in an uncontested election by a majority of the shares properly cast at the meeting. Our Corporate Governance Principles require any incumbent nominee for director to provide an irrevocable contingent resignation at or prior to election, effective only if such director fails to receive the requisite majority vote in an uncontested election, and the Board accepts such resignation. Our Corporate Governance Principles provide procedures for the consideration of such resignation by the Board. Within 90 days of the date of the annual meeting of stockholders, the Board, with the recommendation of the Corporate Governance Committee, will act upon such resignation. In making its decision, the Board will consider the best interests of TJX and its stockholders and will take what it deems to be appropriate action. Such action may include accepting or rejecting the resignation or taking further measures to address those concerns that were the basis for the underlying stockholder vote.

Policies Relating to Board Service.    It is our policy that no director shall be nominated who has attained the age of 75 prior to or on the date of his or her election. Under our Corporate Governance Principles, directors who are CEOs of public companies should not serve on more than two boards of public companies besides their own and no director should serve on more than five boards of public companies. Under our Audit Committee Charter, members of the

Audit Committee should not serve on more than two audit committees of other companies. When a director’s principal occupation or business association changes during his or her tenure as a director, our Corporate Governance Principles provide that the director is required to tender his or her resignation from the Board, and the Corporate Governance Committee will recommend to the Board any action to be taken with respect to the resignation.

Board Committees and Meetings

Board Attendance.    During fiscal 2013, our Board met nine times. Each of our directors attended at least 75% of all meetings of the Board and committees of which he or she was then a member. At each regularly scheduled Board meeting, the independent directors also met separately. It is our policy, included in our Corporate Governance Principles, that all nominees and directors standing for election are expected to attend the annual meeting of stockholders. All ten of our nominees and directors who were then serving on our Board attended the 2012 Annual Meeting.

The Board of Directors has five standing committees: Audit, Corporate Governance, Executive, Executive Compensation and Finance. Each committee’s charter is available on our website, www.tjx.com.

All members of the Audit, Corporate Governance, Executive Compensation and Finance Committees are independent directors. While each committee has designated responsibilities, the committees act on behalf of the entire Board. The committees regularly report on their activities to the entire Board.

The table below provides information about membership and meetings of these committees during fiscal 2013:

Name	Audit	Corporate Governance	Executive	Executive Compensation	Finance
Zein Abdalla		X
José B. Alvarez	X			X
Alan M. Bennett+		X		X*	X
Bernard Cammarata			X*
David T. Ching	X	X
Michael F. Hines	X*				X
Amy B. Lane	X		X		X*
Carol Meyrowitz
John F. O’Brien			X	X
Willow B. Shire		X*		X

Number of meetings during fiscal 2013	12	5	0	8	4

*	Committee Chair.

+	Mr. Bennett served on the Corporate Governance Committee through June 13, 2012, the date of our 2012 Annual Meeting.

Audit Committee.    The Audit Committee is responsible for the annual appointment of the independent registered public accounting firm and oversight of the financial reporting process. Each member of the Audit Committee is a non-employee director and meets the independence standards adopted by the Board in compliance with New York Stock Exchange listing standards. The Audit Committee operates under the terms of a written charter which is reviewed by members of the committee annually. Specifically, the Audit Committee’s responsibilities include:

•

reviewing with management, internal auditors and the independent registered public accounting firm our quarterly and annual financial statements, including the accounting principles and procedures applied in their preparation and any changes in accounting policies;

•	monitoring our system of internal financial controls and accounting practices;

•	overseeing the internal and external audit process, including the scope and implementation of the annual audit;

•	overseeing our compliance and ethics programs;

•

selecting or terminating the independent registered public accounting firm, approving their compensation and evaluating the performance of the independent registered public accounting firm, including the lead audit and reviewing partners;

•

establishing and maintaining procedures for receipt, retention and treatment of complaints, including the confidential and anonymous submission of complaints by employees, regarding accounting or auditing matters;

•	pre-approving all work by the independent registered public accounting firm; and

•	reviewing other matters as the Board deems appropriate.

Executive Compensation Committee.    The Executive Compensation Committee, or the ECC, is responsible for overseeing executive compensation and benefits. Each member of the ECC is a non-employee director and meets the independence standards adopted by the Board in compliance with New York Stock Exchange listing standards. The ECC operates under the terms of a written charter which is reviewed by the members of the committee annually. Pursuant to its charter, the ECC may delegate its authority to a subcommittee or to such other person that the ECC determines is appropriate and is permitted by law. Specifically, the ECC’s responsibilities include:

•

approving the compensation, including awards of stock options, bonuses and other awards and incentives, of our executive officers and other Associates in such categories as are from time to time identified by the ECC;

•

determining the compensation of the Chief Executive Officer, including awards of stock options, bonuses and other awards and incentives, based on the evaluation by the Corporate Governance Committee of the performance of the Chief Executive Officer and such other factors as the Committee deems relevant;

•	determining the performance goals and performance criteria under our incentive plans;

•	approving the terms of employment of our executive officers;

•	reviewing other matters that the Board or the ECC deems appropriate for the ECC’s review, such as our succession plan for the Chief Executive Officer and other executive officers; and

•	overseeing the administration of our incentive plans.

The ECC also reviews our compensation policies and practices for our Associates and determined that they do not give rise to risks which are reasonably likely to have a material adverse effect on the Company, as described below in Compensation Program Risk Assessment.

Corporate Governance Committee.    The Corporate Governance Committee is responsible for recommending nominees for directors to the Board and for our corporate governance practices. Each member of the Corporate Governance Committee is a non-employee director and meets the independence standards adopted by the Board in compliance with New York Stock Exchange listing standards. The Corporate Governance Committee operates under the terms of a written charter which is reviewed by the members of the committee annually. Specifically, the Corporate Governance Committee’s responsibilities include:

•	recommending director nominees to the Board;

•	developing and reviewing corporate governance principles;

•	reviewing our policies with respect to corporate public responsibility, including charitable and political contributions and political advocacy;

•

reviewing practices and policies with respect to directors, including retirement policies, the size of the Board and the meeting frequency of the Board, and reviewing the functions, duties and composition of the committees of the Board and compensation for committee members;

•	recommending processes for the annual evaluations of the performance of the Board, the Chairman, the Lead Director and each committee and its chair;

•	establishing performance objectives for the Chief Executive Officer and annually evaluating the performance of the Chief Executive Officer against such objectives; and

•	overseeing the maintenance and presentation to the Board of management’s plans for succession to senior management positions.

Executive Committee.    The Executive Committee meets at such times as it determines to be appropriate and has the authority to act for the Board on specified matters during the intervals between meetings of the Board.

Finance Committee.    The Finance Committee is responsible for reviewing and making recommendations to the Board relating to our financial activities and condition. The Finance Committee operates under the terms of a written charter which is reviewed by the members of the committee annually. Specifically, the Finance Committee’s responsibilities include:

•

reviewing and making recommendations to the Board with respect to our financing plans and strategies, financial condition, capital structure, tax strategies, liabilities and payments, dividends, stock repurchase programs and insurance programs;

•

approving our cash investment policies, foreign exchange risk management policies and capital investment criteria and agreements for borrowing by us and our subsidiaries from banks and other financial institutions; and

•	reviewing investment policies, performance and actuarial status of our pension and other retirement benefit plans.

Board Leadership Structure and Role in Risk Oversight

Board Leadership Structure.    Our Board annually elects a Chairman of the Board of Directors. The Board has chosen to separate the roles of Chairman and Chief Executive Officer. Consistent with our Corporate Governance Principles, because our current Chairman, Bernard Cammarata, is not independent, our independent directors have elected a Lead Director, John F. O’Brien. In his role as Lead Director, among other duties, Mr. O’Brien:

•	meets at least quarterly with Carol Meyrowitz, our Chief Executive Officer, and with other senior officers as necessary;

•	attends regular management business review meetings;

•	schedules meetings of the independent directors, presides at meetings of the Board at which the Chairman is not present, including meetings of the independent directors;

•	serves as a liaison between the independent directors and the Chairman and Company management and approves meeting schedules and agendas;

•	attends the meetings of each Board committee; and

•	undertakes other responsibilities designated by the independent directors.

The Board believes that the separate roles of Mr. Cammarata, Ms. Meyrowitz and Mr. O’Brien are in the best interests of TJX and its stockholders. Mr. Cammarata has wide-ranging, in-depth knowledge of our business arising from his many years of service to TJX and, as a result, provides effective leadership for the Board and support for Ms. Meyrowitz and other management. The structure permits Ms. Meyrowitz to devote her attention to leading TJX and focus on the execution of its business strategy. Mr. O’Brien provides independence in TJX’s Board leadership as provided in the Corporate Governance Principles through his review and approval of Board meeting agendas, his participation in management business review meetings and his leadership of the independent directors.

Board’s Role in Risk Oversight.    It is management’s responsibility to manage risk and bring to the Board’s attention risks that are material to TJX. The Board has oversight responsibility for the systems established to report and monitor the most significant risks applicable to TJX. The Board administers its risk oversight role directly and through its committee structure and the committees’ regular reports to the Board at Board meetings. In general terms:

•

The Board reviews strategic, financial and execution risks and exposures associated with the annual plan and multi-year plans, any major litigation and other matters that may present material risk to our operations, plans, prospects or reputation, acquisitions and divestitures and senior management succession planning and receives regular reports from our Chief Compliance Officer and Director of Enterprise Risk.

•

The Audit Committee reviews risks associated with financial and accounting matters, including financial reporting, accounting, disclosure, internal controls over financial reporting, ethics and compliance programs, compliance with orders and data security.

•	The ECC reviews risks related to executive compensation and the design of compensation programs, plans and arrangements.

•	The Corporate Governance Committee reviews risks related to board and CEO evaluations and management succession.

•	The Finance Committee reviews risks related to financing, investment, capital structure, liquidity, and investment performance, asset allocation strategies and funding of our benefit plans.

Compensation Program Risk Assessment.    As part of our regular enterprise risk assessment process overseen by the Board and described above, we review the risks associated with our compensation plans and arrangements. In fiscal 2013, the ECC reviewed TJX’s employee compensation policies and practices and determined that they do not give rise to risks that are reasonably likely to have a material adverse effect on TJX. The ECC’s assessment considered (a) what risks could be created or encouraged by our executive and broad-based compensation plans and arrangements worldwide, (b) how those potential risks are monitored, mitigated and managed and (c) whether those potential risks are reasonably likely to have a material adverse effect on TJX. The assessment was led by our Chief Compliance Officer and Director of Enterprise Risk, whose responsibilities include leadership of our enterprise risk management process, and included consultation with and input by, among others, executive officers, senior human resources and financial executives, the ECC’s independent compensation consultant and internal and external legal counsel. This process included:

•	a review of our compensation programs and practices, including our historical compensation practices;

•	analysis of programs or program features and practices that could potentially encourage excessive or unreasonable risk-taking of a material nature;

•	a review of business risks that these program features could potentially encourage;

•

identification of factors that mitigate risks to the business and incentives for executives to take excessive risk, including, among others, a review of compensation design and elements of the compensation programs, the balance among these program elements, role of compensation consultants and other advisors, authority and discretion of the Board, the ECC and other Board committees in compensation, controls and procedures, program and cultural elements and potential for individual or group influences; and

•	consideration of the balance of potential risks and rewards related to our compensation programs and its role in implementation of our corporate strategy.

Codes of Conduct and Ethics and Other Policies

Global Code of Conduct for Associates.    We have a Global Code of Conduct for our Associates designed to ensure that our business is conducted with integrity. Our Global Code of Conduct covers professional conduct, including employment policies, ethical business dealings, conflicts of interest, confidentiality, intellectual property rights and the protection of confidential information, as well as adherence to laws and regulations applicable to the conduct of our business. We have a Code of Conduct helpline to allow Associates to voice their concerns. We also have procedures for Associates to report complaints regarding accounting and auditing matters. Information about the helpline and reporting procedures are available on our website, www.tjx.com.

Code of Ethics for TJX Executives and Director Code of Business Conduct and Ethics.    We have a Code of Ethics for TJX Executives governing our Chairman, Chief Executive Officer, President, Chief Financial Officer and other senior operating, financial and legal executives. The Code of Ethics for TJX Executives is designed to ensure integrity in our financial reports and public disclosures. We also have a Director Code of Business Conduct and Ethics that promotes honest and ethical conduct, compliance with applicable laws, rules and regulations and the avoidance of conflicts of interest. We intend to disclose any future amendments to, or waivers from, the Code of Ethics for TJX Executives or the Director Code of Business Conduct and Ethics within four business days of the waiver or amendment through a website posting or by filing a Current Report on Form 8-K with the Securities and Exchange Commission, or SEC.

Stock Ownership Guidelines for Directors and Executives.    Our Corporate Governance Principles provide that a director is expected to acquire initially at least $10,000 of our common stock outright and to attain stock ownership with a fair market value equal to at least five times the annual retainer paid to the directors within five years of initial election to the Board. Our Chief Executive Officer is expected to attain stock ownership with a fair market value equal to at least five times annual base compensation and our President, our Chief Financial Officer and each Senior Executive Vice President is expected to attain stock ownership with a fair market value of at least three times annual base compensation. Such ownership guidelines for our executive officers are reduced by 50% at age 62. Executives are expected to make steady progress toward these ownership guidelines and to attain them within five years from their respective dates of hire as or promotion to the above positions. It is expected that executives who have not yet achieved these guidelines will retain 50% of their shares (on an after-tax basis) resulting from the exercise of stock options and vesting of restricted and deferred stock.

Board Annual Performance Reviews.    We have a comprehensive review process for evaluating the performance of our Board and our directors. Our Corporate Governance Committee oversees the annual performance evaluation of the entire Board, our Chairman, our Lead Director, each of our committees and its chair, and each of our individual directors.

Environmental Sustainability.    As part of our continued commitment to corporate responsibility, TJX has long pursued solutions to sustainability challenges that are good for the environment as well as our profitability. We believe in the importance of environmentally sound business practices throughout our operations, including energy and water conservation as well as recycling and waste reduction efforts. We have discussed our efforts with stockholder groups over the years and understand the importance of strong, sustainable business practices to our business, stockholders, Associates, customers and communities. Our corporate social responsibility report, which highlights efforts we have made in these initiatives, is available on our website, www.tjx.com.

Online Availability of Information.    The current versions of our Corporate Governance Principles, Global Associate Code of Conduct, Code of Ethics for TJX Executives, Director Code of Business Conduct and Ethics, and charters for our Audit, Corporate Governance, Executive, Executive Compensation and Finance Committees are available on our website, www.tjx.com.

Communications with the Board

Security holders and other interested parties may communicate directly with the Board, the non-management directors or the independent directors as a group, specified individual directors or the Lead Director by writing to such individual or group c/o Office of the Secretary, The TJX Companies, Inc., 770 Cochituate Road, Framingham, Massachusetts 01701. The Secretary will forward such communications to the relevant group or individual at or prior to the next meeting of the Board. Stockholders and others can communicate complaints regarding accounting, internal accounting controls or auditing matters by writing to the Audit Committee, c/o Vice President, Corporate Internal Audit Director, The TJX Companies, Inc., 770 Cochituate Road, Framingham, Massachusetts 01701.

Transactions with Related Persons

Under the Corporate Governance Committee’s charter, the Committee is responsible for reviewing and approving or ratifying any transaction in which TJX and any of our directors, director nominees, executive officers, 5% stockholders and their immediate family members is a participant and in which such person has a direct or indirect material interest as provided under SEC rules. In the course of reviewing potential related person transactions, the Corporate Governance Committee considers the nature of the related person’s interest in the transaction; the presence of standard prices, rates or charges or terms otherwise consistent with arms-length dealings with unrelated third parties; the materiality of the transaction to each party; the reasons for TJX entering into the transaction with the related person; the potential effect of the transaction on the status of a director as an independent, outside or disinterested director or committee member; and any other factors the Committee may deem relevant. Our General Counsel’s office is primarily responsible for the implementation of processes and procedures for screening potential transactions and providing information to the Corporate Governance Committee. During fiscal 2013 Charles Bairos, the brother-in-law of our CEO, was employed by TJX as a Manager of Technical Services. He received compensation from us consistent with other Associates at his level and with his responsibilities that totaled approximately $179,011 for fiscal 2013, including salary and incentive compensation, and he participated in company benefit plans generally available to Associates. Our Corporate Governance Committee discussed and approved this transaction, consistent with our review process described above.

Audit Committee Report

We operate in accordance with a written charter adopted by the Board and reviewed annually by the Committee. We are responsible for overseeing the quality and integrity of TJX’s accounting, auditing and financial reporting practices. The Audit Committee is composed solely of members who are independent, as defined by the New York Stock Exchange and TJX’s Corporate Governance Principles. Further, the Board has determined that two of our members (Mr. Hines and Ms. Lane) are audit committee financial experts as defined by the rules of the SEC.

The Audit Committee met 12 times during fiscal 2013, including four meetings held with TJX’s Chief Financial Officer, Corporate Controller, Corporate Internal Audit and PricewaterhouseCoopers LLP, or PwC, TJX’s independent registered public accounting firm, prior to the public release of TJX’s quarterly and annual earnings announcements in order to discuss the financial information contained in the announcements.

We took numerous actions to discharge our oversight responsibility with respect to the audit process. We received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board (PCAOB) regarding the independent accountant’s communications with the audit committee concerning independence and the potential effects of any disclosed relationships on PwC’s independence and discussed with PwC its independence. We discussed with management, the internal auditors and PwC, TJX’s internal control over financial reporting and management’s assessment of the effectiveness of internal control over financial reporting and the internal audit function’s organization, responsibilities, budget and staffing. We reviewed with both PwC and our internal auditors their audit plans, audit scope and identification of audit risks.

We discussed and reviewed with PwC communications required by the Standards of the PCAOB (United States), as described in PCAOB AU Section 380, “Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of PwC’s examination of TJX’s financial statements. We also discussed the results of the internal audit examinations with and without management present.

The aggregate fees that TJX paid for professional services rendered by PwC for fiscal 2013 and fiscal 2012 were:

In thousands	2013	2012
Audit	$5,106	$4,967
Audit Related	398	295
Tax	258	318
All Other	197	22

Total	$5,959	$5,602

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Audit fees were for professional services rendered for the audits of TJX’s consolidated financial statements including financial statement schedules and statutory and subsidiary audits, assistance with review of documents filed with the SEC, and opinions on the effectiveness of internal control over financial reporting with respect to fiscal 2013 and fiscal 2012.

•	Audit related fees were for services related to consultations concerning financial accounting and reporting standards and employee benefit plan and medical claims audits.

•

Tax fees were for services related to tax compliance, planning and advice, including assistance with tax audits and appeals, tax services for employee benefit plans, and requests for rulings and technical advice from tax authorities.

•	All other fees were for services related to training for TJX’s internal audit department in fiscal 2013 and fiscal 2012 and services related to TJX’s acquisition of Sierra Trading Post in fiscal 2013.

We pre-approve all audit services and all permitted non-audit services by PwC, including engagement fees and terms. We have delegated the authority to take such action between meetings to the Audit Committee chair, who reports the decisions made to the full Audit Committee at its next scheduled meeting.

Our policies prohibit TJX from engaging PwC to provide any services relating to bookkeeping or other services related to accounting records or financial statements, financial information system design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, internal audit outsourcing, any management function, legal services or expert services not related to the audit, broker-dealer, investment adviser, or investment banking services or human resource consulting. In addition, we evaluate whether TJX’s use of PwC for permitted non-audit services is compatible with maintaining PwC’s independence. We concluded that PwC’s provision of non-audit services, which we approved in advance, was compatible with their independence.

We reviewed and discussed the audited financial statements of TJX as of and for fiscal 2013 with management and PwC. Management has the responsibility for the preparation of TJX’s financial statements, and PwC has the responsibility for the audit of those statements.

Based on these reviews and discussions with management and PwC, we recommended to the Board that TJX’s audited financial statements be included in its Annual Report on Form 10-K for fiscal 2013 for filing with the SEC. We also have selected PwC as the independent registered public accounting firm for fiscal 2014, subject to ratification by TJX’s stockholders.

Audit Committee

Michael F. Hines, Chair

José B. Alvarez

David T. Ching

Amy B. Lane

Beneficial Ownership

The following table shows, as of April 15, 2013, the number of shares of our common stock beneficially owned by each director, director nominee and executive officer named in the Summary Compensation Table and all directors and executive officers as a group.

Name	Number of Shares(1)
Zein Abdalla	4,711
José B. Alvarez	32,158
Alan M. Bennett	35,458
Bernard Cammarata(2)(3)	2,948,994
David T. Ching	35,326
Scott Goldenberg	77,133
Ernie L. Herrman	628,382
Michael F. Hines	43,647
Amy B. Lane(3)	56,223
Dawn G. Lepore	—
Michael MacMillan	141,396
Carol Meyrowitz	1,017,808
John F. O’Brien	103,712
Richard Sherr	110,000
Willow B. Shire	128,161
All Directors, Nominees and Executive Officers as a Group (17 Persons)(4)	5,783,443

The total number of shares beneficially owned by each individual and by the group above constitutes, in each case, less than 1% of the outstanding shares. Reflects sole voting and investment power except as indicated in footnotes below.

(1)	Shares listed:

•

Include vested deferred shares (and estimated deferred shares for accumulated dividends) held by the following directors: Mr. Abdalla 2,209; Mr. Alvarez 29,933; Mr. Bennett 29,933; Mr. Ching 20,594; Mr. Hines 32,122; Ms. Lane 29,885; Mr. O’Brien 47,422; Ms. Shire 47,597; and all directors, nominees and executive officers as a group 239,695 and include 1,525 estimated deferred shares (and estimated deferred shares for accumulated dividends) that vest within 60 days of April 15, 2013 held by each of Mr. Abdalla, Mr. Alvarez, Mr. Bennett, Mr. Ching, Mr. Hines, Ms. Lane, Mr. O’Brien and Ms. Shire and all directors, nominees and executive officers as a group 12,200.

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Include shares of common stock that the following persons had the right to acquire on April 15, 2013 or within sixty days thereafter through the exercise of options: Mr. Goldenberg 24,362; Mr. Herrman 150,182; Ms. Lane 11,012; Ms. Meyrowitz 157,888; Ms. Shire 64,000; and all directors, nominees and executive officers as a group, 568,826.

•

Include performance-based restricted shares that are subject to forfeiture restrictions: Mr. Cammarata 20,000; Mr. Goldenberg 48,000; Mr. Herrman 465,000; Mr. MacMillan 94,000; Ms. Meyrowitz 480,000; Mr. Sherr 110,000; and all directors, nominees and executive officers as a group 1,414,000.

(2)	Excludes 3,216 shares owned by Mr. Cammarata’s spouse as to which Mr. Cammarata disclaims beneficial ownership.

(3)	Includes shares owned by trusts or a charitable foundation of which the following is a trustee or officer: Mr. Cammarata, 2,928,994 and Ms. Lane, 1,300.

(4)	Includes 16,000 shares owned jointly and over which an executive officer and spouse share voting and dispositive power.

The following table shows, as of April 15, 2013, each person known by us to be the beneficial owner of 5% or more of our outstanding common stock:

Name and Address of Beneficial Owner	Number of Shares	Percentage of Class Outstanding
FMR LLC(1) 82 Devonshire Street Boston, MA 02109	77,978,540	10.69%

BlackRock, Inc.(2) 40 East 52nd Street New York, NY 10022	40,531,428	5.56%

The Vanguard Group(3) 100 Vanguard Blvd. Malvern, PA 19355	38,338,318	5.25%

(1)	Amounts above based on ownership of FMR LLC at December 31, 2012, as indicated in its Schedule 13G/A filed with the SEC on February 14, 2013, which reflected sole voting power with respect to 3,805,599 of the shares and sole dispositive power with respect to 77,978,540 shares.

(2)	Amounts above based on ownership of BlackRock, Inc. and certain subsidiaries at December 31, 2012 as indicated in its Schedule 13G filed with the SEC on January 30, 2013, which reflected sole voting and dispositive power with respect to all of the shares.

(3)	Amounts above based on ownership of The Vanguard Group at December 31, 2012 as indicated in its Schedule 13G filed with the SEC on February 12, 2013, which reflected sole voting power with respect to 1,283,092 of the shares, sole dispositive power with respect to 37,066,426 shares and shared dispositive power over 1,271,892 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers to file reports of holdings and transactions in our common stock with the SEC and the New York Stock Exchange. To facilitate compliance, we have undertaken the responsibility to prepare and file these reports on behalf of our officers and directors. Based on our records and other information, all reports were timely filed, other than a delay in reporting shares delivered under a deferred share award granted to and previously reported for a director, Mr. Abdalla, and a delay in reporting the sale of common stock under a Rule 10b5-1 plan by an executive officer, Mr. Sherr.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

TJX is the leading off-price apparel and home fashions retailer in the United States and worldwide. Our management has led very strong performance at TJX through weak and strong economies. We believe that our ability to retain a committed management team as we continue to develop as a complex, global business as well as to engage and develop new and existing talent to execute our business model and long-term strategy remain key components to achieving this success. We believe our compensation program is critical to motivating our management to achieve our business goals, rewarding them for driving performance and encouraging them to continue our success. The fiscal 2013 compensation of our named executive officers reflects our excellent performance this fiscal year.

To provide context for our executives’ fiscal year compensation, we provide below highlights of TJX’s performance for fiscal 2013 with a brief overview of our compensation program and its strengths. We then discuss our compensation philosophy and decision making process, the ECC’s use of consultants and peer group information, elements of our executive compensation program and then specific aspects of fiscal 2013 compensation for our named executive officers. For fiscal 2013, our named executive officers are Carol Meyrowitz, Chief Executive Officer; Ernie Herrman, President; Michael MacMillan, Senior Executive Vice President, Group President, TJX Europe; Richard Sherr, Senior Executive Vice President, Group President, Marmaxx and Scott Goldenberg, Executive Vice President and Chief Financial Officer.

Our Performance

Fiscal 2013 was another successful year for TJX.

•	We reached almost $26 billion in net sales, about 12% or $3 billion more than last year.

•	Our stock price rose to $45.30 at fiscal year-end, a 34% increase over last fiscal year end.

•	Our total stockholder return was 36% for fiscal 2013, on top of 43% for the year before.

•	Our U.S. businesses continued to exceed our expectations, posting significant comparable store sales increases on top of significant increases in the prior two years.

•	Our international businesses also had a strong year, with comparable store sale increases in both divisions.

Our performance continued to reflect strong execution by our management of our business model.

•	We delivered another year of double digit earnings per share growth on top of growth in the previous three years.

•	Customer traffic was up again, for the fifth consecutive year.

•	Our three- and five-year adjusted earnings per share growth rate through fiscal 2013 surpassed that of our peer group.

•	Our market capitalization continued to grow, from $25.2 billion in fiscal 2012 to $32.8 billion at the end of fiscal 2013.

TJX Market Capitalization FY09 - FY13	Compound Annual Adjusted EPS* Growth Rates

*	Adjusted earnings per share of TJX and several of the peer group members discussed in this Compensation Discussion and Analysis exclude from diluted earnings per share from continuing operations (EPS) computed in accordance with U.S. generally accepted accounting principles (GAAP) the positive and negative effects of items that affect comparability between periods. TJX fiscal 2008 adjusted EPS of $0.97 does not include a $0.13 per share charge for a provision for Computer Intrusion related costs included in GAAP EPS of $0.84. TJX fiscal 2009 adjusted EPS of $0.96 does not include an estimated $0.04 per share benefit from the 53rd week, $0.01 per share benefit from tax adjustments and $0.02 per share benefit for a reduction in Computer Intrusion related costs included in GAAP EPS of $1.04. Reconciliations of TJX fiscal 2011 and 2012 adjusted EPS to GAAP EPS are included at page 27 of our Form 10-K for fiscal 2013. TJX fiscal 2013 EPS does not include an estimated $0.08 per share benefit from the 53rd week. Fiscal 2010 was not adjusted. All share and share-based numbers in this proxy statement reflect the two-for-one stock split effected in February 2012.

Our compensation for fiscal 2013 reflects our success.

•	Our fiscal 2013 compensation directly reflects our strong fiscal year performance.

•

Our performance was well above our plan for fiscal 2013 and as a result, substantially exceeded our target performance under our short-term cash incentive plan (MIP) for the year in all of our divisions, which resulted in payouts for our named executive officers of the maximum payout of 200% of corporate and TJX Europe target awards and 195.64% of Marmaxx target awards.

•

Our performance for the cumulative fiscal 2011-2013 period exceeded our target performance for that three-year period under our long-term cash incentive plan (LRPIP) and resulted in a 125.95% payout of LRPIP target awards for that period for our named executive officers.

•	We satisfied all of the performance-based vesting conditions ending in fiscal 2013 for performance-based restricted stock awards held by our named executive officers.

•	Our CEO’s compensation continues to be correlated with our strong performance:

*	Total compensation for each fiscal year consists of base salary, short- and long-term cash incentives with performance periods ending in that fiscal year, stock options valued at grant date and performance-based restricted stock valued at grant date and allocated to the year of the related performance and service (see “Reporting of Performance-Based Restricted Stock Awards” and footnote 6 to the Summary Compensation Table below). Reconciliations of adjusted EPS to GAAP EPS are included in the note to the charts above.

Our Compensation Program

Our approach to total compensation is to focus on performance-based incentive compensation and seek to:

•	attract and retain very talented individuals in the highly competitive retail environment;

•	maintain an extremely high talent level in our company overall and provide for succession broadly across our management team;

•	reward objective achievement of the short- and long-term financial objectives reflected in our business plans; and

•	enhance shareholder value by directly aligning the interests of our management and shareholders.

Our executive compensation program is heavily weighted to at-risk incentive compensation that is earned based on performance. Of the four principal elements in our program, only one is fixed. All of the other elements are variable: short- and long-term cash incentive plan awards are earned based on achievement of objective performance goals, performance-based restricted stock vests based on achievement of objective performance goals and stock options deliver value only to the extent the value of our stock increases. As shown in the following charts, performance-based compensation (short-term cash incentives, long-term cash incentives and equity incentives) constituted a significant portion of target annual compensation for our named executive officers in fiscal 2013.

Fiscal 2013 Executive Compensation Elements*

*	Consists of fiscal 2013 salary, target cash incentive awards under MIP and LRPIP plans for performance periods ending in fiscal 2013, performance-based restricted stock awards with performance periods ending in fiscal 2013 (at grant date fair value) and fiscal 2013 option awards (at grant date fair value). NEO average includes all named executive officers other than the CEO.

Elements of Compensation

Incentive compensation comprises a substantial portion of each named executive officer’s compensation opportunity. These performance-based elements directly tie the amount of each named executive officer’s incentive compensation to the performance of TJX and its stock and thereby directly link executive compensation with the interests of our stockholders. All elements of our compensation program also have the objective of attracting and retaining talented individuals. The key elements of our compensation program for our named executive officers are shown below:

Element	Objectives		Form

Salary	•	Provide compensation for performance of individual roles and responsibilities and recognize individual achievement	Cash

	•	Attract and retain talented individuals

Short-Term Cash Incentives (MIP)	•	Reward achievement of financial goals for the current fiscal year, on a company-wide or divisional basis	Cash

	•	Provide an incentive to achieve our short-term financial objectives

	•	Balance incentives for our long-term performance goals

	•	Provide a retention incentive

Long-Term Cash Incentives (LRPIP)	•	Reward achievement of multi-year financial goals, typically over three fiscal years on a company-wide basis, weighted and aggregated to reflect the goals of our divisions	Cash

	•	Provide an incentive to achieve our long-term financial objectives and foster teamwork across the company

	•	Balance incentives for our short-term performance goals

	•	Provide a retention incentive

Equity Incentives (PBRS and Options)	•	Reward corporate performance reflected in stock performance	Equity

	•	Provide a retention incentive

Health, Retirement and Other Benefits	•	Provide health and welfare, deferred compensation and retirement benefits, as well as limited perquisites, to further support our competitive position and promote retention	Other

	•	Provide relocation-related benefits, including tax equalization, to facilitate international deployment of our Associates in global service	Other

Our incentive compensation program is consistent and transparent to our Associates, promoting stability and focus on execution.    We share with our named executive officers and other key Associates across our company the targets that must be achieved to earn cash and equity incentive awards and the operating performance needed to meet or exceed those targets. These targets focus our management and Associates on consistent, company-wide execution of our core business goals.

Our incentive compensation program is designed to drive outstanding performance in all of our divisions and align the interests of our Associates and our stockholders.    Because our plans for our businesses are the basis for our divisional and corporate incentive plan targets, these targets incentivize our executives and other key Associates to meet or exceed our plan goals and drive performance across our company. The same business plans that underlie our incentive targets also are the basis for the projections of performance that we give to investors at the beginning of each fiscal year, aligning the interests of our management and Associates with our stockholders.

Our incentive plans provide motivation for different objectives.    Although the targets for our cash incentive plans involve pre-tax income measures, these targets serve different objectives and seek to motivate different behaviors. Our short-term cash incentive plan (MIP) provides an incentive to achieve our pre-tax income targets for the current fiscal year at the divisional level, or for corporate MIP participants, on a combined basis, promoting achievement of our current year’s business plan and encouraging our team-based operational philosophy at the divisions and across the company. By contrast, our long-term cash incentive plan (LRPIP) is based on the aggregate performance of our individual businesses over a multi-year period, encouraging all participants to focus on company-wide performance over an extended period of time.

We believe that our approach to compensation serves to align management’s interests with those of shareholders and has contributed to our strong overall performance over many years in all types of business environments. As of the end of fiscal 2013, as in our previous year, our total stockholder return significantly exceeded the performance of the general market (S&P 500) and our industry index (Dow Jones U.S. Apparel Retailers Index) over the past three- and five-year fiscal periods.

TJX Total Shareholder Return Growth v. Market and Retail Indexes

We maintain shareholder friendly pay practices.

•	Our named executive officers receive limited perquisites, all of which are shown and quantified in the Summary Compensation Table.

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Our short- and long-term cash incentive compensation is tied directly to achievement of objective, Board-approved performance metrics. Under these incentive compensation plans, the payouts for our named executive officers can be decreased but not increased and are subject to limits on maximum payout.

•	All of our restricted stock awards have performance-based vesting conditions. No restricted stock awards are solely time-based.

•

We do not provide tax gross-ups on regular compensation or golden parachute tax gross-ups (although we provide tax assistance under our global mobility program). Severance benefits are payable to our named executive officers following a change of control only upon involuntary termination of employment or termination by the executive for “good reason.”

•	We have not offered a primary Supplemental Executive Retirement Plan (SERP) benefit to new participants for many years. Only vested participants still have this benefit.

•	Our executive officers are subject to and are in compliance with published stock ownership guidelines.

Our stockholders have shown strong approval of our executive compensation program.    Holders of more than 97% of the shares voting on the proposal approved our advisory “say on pay” proposal on the compensation of our executive officers at each of our last two annual meetings of stockholders. The ECC believes that these results reflect our stockholders’ support for our approach to executive compensation, including the focus on incentive components linked to our performance. The ECC was mindful of this continued stockholder support when acting on compensation matters.

How Compensation Decisions Are Made

The Executive Compensation Committee, an independent committee of our Board of Directors, is responsible for compensation design and for approving compensation for our executive officers. The ECC has the authority, without Board or management approval, to retain and terminate its compensation consultants and to determine their fees and terms of engagement.

The ECC has used the same principle of compensation design for many years: establish a program of total compensation competitive with our peers, heavily weighted toward objective, performance-based incentives. In determining the overall level of executive compensation and the allocation of its components, the ECC considers various quantitative and qualitative factors, such as company and divisional performance, individual executive’s performance and responsibilities, market data, retention and succession planning, contractual obligations, its experience with existing compensation programs, results of our advisory votes on executive compensation, the limitation on income tax deductions imposed by Section 162(m) of the Internal Revenue Code (Section 162(m)), and other matters such as recruitment, new hires, promotions, organizational changes, relocations and transitional roles.

The ECC reviews overall executive compensation and takes actions throughout the year at regularly scheduled or special meetings, including any special actions in connection with management changes; employment agreements; retirement plans, deferred compensation and other benefits; and other ECC charter responsibilities. The ECC typically reviews and approves certain elements of compensation for our named executive officers on the annual schedule below:

By the end of April	• Establish new award opportunities and goals under MIP and LRPIP • Grant performance-based restricted stock awards • Approve salary adjustments

Mid- year	• Review peer group

September	• Grant stock options

After fiscal year end	• Certify performance results for MIP and LRPIP and for vesting of performance-based restricted stock awards

Our named executive officers play a limited role in the executive compensation process. They participate in our strategic planning process and recommend to the Board for its review and approval the annual and multi-year business plans for TJX and its divisions. These Board-approved plans are the basis for the short- and long-term incentive performance targets and the restricted stock performance criteria, which are in turn approved by the ECC. Additionally, our CEO provides an annual self-assessment to the Corporate Governance Committee and makes recommendations to the ECC regarding the base salaries and other elements of compensation of our other named executive officers, based on their annual performance reviews. (These annual reviews are completed by the person to whom each executive directly reports.) In addition to these assessments and recommendations, the ECC receives a review of the performance of our CEO for the year, including her achievement of performance objectives set by the Corporate Governance Committee. The Corporate Governance Committee does not make compensation recommendations. The ECC considers these performance reviews and recommendations in establishing base salaries, cash incentive opportunities and equity grants for our named executive officers.

The ECC consults with and reviews data from a compensation consultant to assess the overall competitiveness of our executives’ individual compensation and our compensation programs overall. For fiscal 2013 compensation for our named executive officers, as discussed further below under “ECC Compensation Consultant and Peer Group Information,” the ECC reviewed peer group data provided by Pearl Meyer & Partners, LLC (PM&P), the ECC’s independent compensation consultant. The ECC also receives advice from PM&P on other matters, such as contracts with executives, consideration of plan design and plan targets.

The ECC uses this information to determine the overall level and appropriate mix of short-term versus long-term incentive opportunities and cash versus equity-based opportunities and to determine individual compensation components, including benefits, and perquisites. The ECC’s goals are to provide a competitive mix, encourage achievement of both our short- and long-range goals and encourage employee retention and succession.

ECC Compensation Consultant and Peer Group Information

The ECC engaged PM&P to serve as the independent compensation consultant to the ECC for fiscal 2013. PM&P advised the ECC with respect to a variety of matters, including the design and competitive positioning of base salary, annual bonus and long-term cash and equity incentives for our named executive officers and other senior management, employment agreement terms, equity program review and updates on trends and regulatory developments. PM&P did not perform any services for TJX other than work for the ECC and for the Corporate Governance Committee with respect to compensation of directors. PM&P reported directly to the ECC, which determined the scope of PM&P’s engagement and fees. The ECC regularly reviews the services provided by any outside consultants and believes that PM&P is independent in providing executive compensation consulting services. During fiscal 2013, the ECC conducted a specific review of its existing relationship with PM&P and determined that PM&P’s work for the ECC did not raise any conflicts of interest, consistent with the guidance provided under the Dodd-Frank Act, the SEC rules and the New York Stock Exchange (NYSE).

The ECC uses a peer group to provide context for its compensation decision-making for our named executive officers. The ECC regularly assesses this peer group and considers revisions. In June 2011, advised by PM&P, the ECC reviewed the composition of its peer group to be considered in establishing fiscal 2013 compensation for our named executive officers, based on criteria including the following:

•	industry similarity;

•	revenues ranging from approximately one-third to three times our annual revenue (generally between $7 billion and $65 billion at that time);

•	market capitalization ranging from approximately one-fourth to four times our market capitalization (generally between $5 billion and $74 billion at that time); and

•	similar levels of operational complexity including geographic span and brand and/or product line diversity.

The ECC determined that the following peer group of 17 large, publicly traded consumer-oriented companies used in fiscal 2012 continued to be an appropriate peer group for TJX for fiscal 2013:

Fiscal 2013 Peer Group Companies

Amazon.com, Inc.	Kimberly-Clark Corporation	Nordstrom, Inc.
Bed Bath & Beyond Inc.	Kohl’s Corporation	Ross Stores, Inc.
Best Buy Co., Inc.	Limited Brands, Inc. (L Brands, Inc.)	Staples, Inc.
Costco Wholesale Corporation	Lowe’s Companies, Inc.	Target Corporation
The Gap, Inc.	Macy’s, Inc.	YUM! Brands, Inc.
J. C. Penney Company, Inc.	Nike, Inc.

Although the ECC uses peer group data to provide context for its own determinations, it does not target compensation or any element of compensation for our named executive officers by reference to any specified level at the peer group.

Compensation Design

Compensation for our named executive officers includes base salary, incentive compensation (both equity and cash) and other benefits, each of which is described further below. The ECC evaluates and balances the overall mix of each element of compensation but does not apply a set formula.

Base Salary

Each of our named executive officers receives a base salary in cash during the fiscal year. Base salary provides competitive, fixed compensation to attract and retain talented individuals at a level that reflects the executive’s responsibilities, performance, experience and value in the marketplace. Base salaries are reviewed on an annual basis as well as at the time of new employment agreements, new positions, or other significant changes in responsibilities.

Incentive Compensation

A significant portion of each named executive officer’s compensation is cash and equity incentives granted under awards requiring achievement, at levels specified by the ECC, of performance goals based on performance measures approved by our stockholders or an increase in the value of our stock. Our cash and equity incentives granted to our named executive officers during fiscal 2013 were intended to qualify for an exemption from the deduction limitation rules of Section 162(m).

Short-Term Cash Incentives (MIP).    The annual cash incentive awards made under our Management Incentive Plan (MIP) are designed to motivate our named executive officers and other key Associates to achieve or exceed a performance target based on divisional goals established for the fiscal year. Each MIP award has a target award opportunity, expressed as a percentage of base salary, based on achievement of this target. The actual payout of a MIP award is determined by measuring actual performance against the performance target. If performance meets the performance target, participants are eligible to receive their target MIP awards. If performance exceeds the performance target, participants are eligible to be paid more than their target MIP awards based on the extent to which performance exceeds the performance targets, subject to a maximum payout limit (for fiscal 2013, not more than two times the target award and not more than $5 million). If performance does not meet the performance target, participants are eligible to receive a payout below their MIP target awards, based on the extent to which performance falls below the performance targets. If performance falls below a minimum threshold, no award is earned. MIP performance targets (and any objective factors that may affect financial results, the occurrence of which would result in automatic adjustments to the targets), award opportunities and amounts payable at different levels of performance are pre-established by the ECC for the fiscal year.

Long-Term Cash Incentives (LRPIP).    The long-term cash incentive awards made under our Long Range Performance Incentive Plan (LRPIP) are designed to motivate our named executive officers and other key

Associates to achieve or exceed cumulative divisional performance targets for a multi-year period, thereby also promoting retention. Each LRPIP award has a target award opportunity of a specified dollar amount based on achievement of these targets. As with the MIP, the payout of LRPIP awards is determined by measuring actual performance against the pre-established performance targets. If performance meets the performance targets, participants are eligible to receive their target LRPIP awards. If performance exceeds the performance targets, participants are eligible to be paid more than their target LRPIP awards based on the extent to which performance exceeds the performance targets, subject to a maximum payout limit (for the fiscal 2011-2013 cycle, not more than 150% of the target award and not more than $5 million). If performance does not meet the performance targets, participants are eligible to receive a payout below their LRPIP target awards, based on the extent to which performance falls below the performance targets. If performance falls below a minimum threshold, no award is earned. As with the MIP, LRPIP performance targets (and any objective factors, the occurrence of which would result in automatic adjustments to the targets), award opportunities and amounts payable at different levels of performance are pre-established by the ECC for each performance cycle.

Performance results for both MIP and LRPIP must be certified by the ECC, which has the authority to reduce but not increase the MIP and LRPIP awards to our named executive officers.

Equity-Based Compensation.    Equity awards are made under our Stock Incentive Plan (SIP), generally in the form of stock options and performance-based restricted stock awards. At this annual meeting of stockholders, we are seeking stockholder approval of amendments to the SIP, including an increase in the number of shares issuable under the plan, and of the material terms of executive officer performance goals under the plan. The ECC grants each stock option with an exercise price equal to the closing price of our common stock on the date of grant. Stock options do not deliver value unless the value of our stock appreciates and then only to the extent of such appreciation, thus linking the interests of our executive officers with those of our stockholders. Performance-based restricted stock awards include vesting conditions requiring achievement of pre-established performance criteria, linked to TJX’s financial performance. Both stock options and performance-based restricted stock awards also have service-based vesting conditions that provide important retention incentives.

Reporting of Performance-Based Restricted Stock Awards.    Our performance-based restricted stock awards include vesting conditions requiring satisfaction of performance conditions pre-established by the ECC. Under SEC rules, these awards are reported in the proxy statement in the year of grant, as determined for accounting purposes under ASC Topic 718. As a result, the equity compensation of our named executive officers shown in the Summary Compensation Table and in the Grant of Plan-Based Awards Table as granted for a particular year sometimes reflects awards intended by the ECC to compensate the executives for service and performance in other years. Footnote 6 to the Summary Compensation Table illustrates the allocation of our CEO’s performance-based restricted stock awards to years of intended compensation.

Other Elements of Compensation

Retirement Benefits.    All of our named executive officers participate in a broad-based pension plan for U.S. Associates under which benefits are accrued based on compensation and service. They are also eligible to participate in our 401(k) plan. We also maintain a Supplemental Executive Retirement Plan (SERP). Ms. Meyrowitz is a vested participant in our primary SERP benefit program, a nonqualified pension benefit based on final average earnings. We have not offered primary SERP benefits to new participants for many years. Mr. Herrman, Mr. MacMillan, Mr. Sherr and Mr. Goldenberg participate in our alternative SERP benefit program, which is intended to restore pension benefits that would otherwise not be available due to Internal Revenue Code restrictions. These programs are discussed below under “Pension Benefits.”

Deferred Compensation.    Our named executive officers can defer compensation under our Executive Savings Plan (ESP), an elective deferred compensation plan, intended to help us compete for and retain talent by providing participants with additional opportunities for personal financial planning and by rewarding and encouraging retention. Participants in the ESP, other than those eligible for our primary SERP benefit, receive an employer match based in part on our performance under MIP. Mr. Herrman, Mr. MacMillan, Mr. Sherr and Mr. Goldenberg received this match for fiscal 2013. Amounts deferred under the ESP are notionally invested in mutual funds or other market investments selected by the participant. Ms. Meyrowitz has amounts previously deferred under our General Deferred Compensation Plan (GDCP), now closed to new deferrals, which earn notional interest at an annually adjusted rate based on U.S. Treasury securities. Mr. MacMillan also has amounts previously saved under our Canadian Executive Savings Plan, or CESP. Our deferred compensation plans for named executive officers are discussed below under “Nonqualified Deferred Compensation Plans.”

Relocation and Expatriate-Related Expenses.    As part of our global mobility program, our policies provide that executive officers and other eligible Associates who relocate at our request are eligible for certain relocation and expatriate benefits to facilitate the transition and international assignment, including moving expenses, allowances for housing and goods and services, and tax assistance. These policies are intended to recognize and compensate Associates for higher costs associated with living and working outside the Associates’ home countries with the goal that Associates are not financially advantaged or disadvantaged as a result of their international assignment and related taxes. In fiscal 2013, Mr. MacMillan relocated to the U.K. when he assumed leadership of our European division as Senior Executive Vice President, TJX Europe, and was eligible for relocation and expatriate benefits under this program. These expenses are detailed in footnote 5 to the Summary Compensation Table.

Perquisites.    We provide limited perquisites and other personal benefits to our named executive officers. These benefits, which are all included below as All Other Compensation and detailed in footnote 5 of the Summary Compensation Table, consist generally of automobile allowances, financial and tax planning services, payment of insurance premiums and payment of legal fees associated with employment agreement negotiations. None of these perquisites is grossed up for taxes.

Fiscal 2013 Compensation

Fiscal 2013 Base Salary.    The ECC approved base salaries for fiscal 2013 for each of the named executive officers based on various factors, including assessment of individual performance and responsibilities, our fiscal 2012 performance, contractual obligations and overall competitiveness. For Mr. MacMillan, Mr. Sherr and Mr. Goldenberg, base salary levels reflected the new responsibilities they assumed at the start of fiscal 2013. The base salaries for our named executive officers as of the end of fiscal 2013 were as follows:

Name	Salary
Carol Meyrowitz	$1,400,000
Ernie L. Herrman	$1,200,000
Michael MacMillan	$870,000
Richard Sherr	$720,000
Scott Goldenberg	$550,000

The overall salary earned by each named executive officer during fiscal 2013 is reflected in the Summary Compensation Table. At the end of fiscal 2013, the ECC approved new base salaries for Ms. Meyrowitz and Mr. Herrman ($1,475,000 and $1,260,000, respectively) in connection with their new employment agreements that became effective at the start of fiscal 2014.

Fiscal 2013 MIP.    For fiscal 2013, the target MIP award opportunities and goals for our named executive officers were as follows:

	MIP Target Opportunity
Name	% of Salary	$ Target	Goals
Carol Meyrowitz	150%	$2,140,386	Corporate
Ernie L. Herrman	80%	$964,616	Corporate
Michael MacMillan	55%	$487,703	75% TJX Europe; 25% Corporate
Richard Sherr	50%	$366,924	75% Marmaxx; 25% Corporate
Scott Goldenberg	40%	$224,231	Corporate

MIP target opportunities were a percentage of salary earned during the fiscal year. For fiscal 2013, the corporate MIP performance target was consolidated pre-tax income for Marmaxx, HomeGoods, TJX Europe and TJX Canada, excluding capitalized inventory costs, U.S. ecommerce and interest income and expense. The TJX Europe MIP performance target was TJX Europe divisional pre-tax income excluding capitalized inventory costs and interest income and expense. The Marmaxx MIP performance target was Marmaxx divisional pre-tax income, excluding capitalized inventory costs, U.S. ecommerce and interest income and expense. In setting these targets, the ECC believed that they were challenging but reasonably achievable. The table below shows these MIP performance targets (with the performance at or below which the award payout would be zero and at or above which the award payout would be the maximum under the award terms) and the fiscal 2013 performance achieved and resulting payout percentage.

Fiscal 2013 MIP Targets and Results

(Amounts in 000’s)

	Targets			Results
	Threshold (% of Target)	Target	Maximum (% of Target)	Actual Fiscal 2013 Performance (% of Target)	Amount Above Target	MIP Award Payout Percentage
Corporate	$2,546,992 (83%)	$3,056,391 (100%)	$3,438,440 (112.5%)	$3,444,705 (112.7%)	$388,314	200%

TJX Europe	£74,986 (75%)	£99,982 (100%)	£119,978 (120%)	£133,484 (133.5%)	£33,502	200%

Marmaxx	$1,937,156 (85.7%)	$2,260,016 (100%)	$2,511,129 (111.1%)	$2,500,168 (110.6%)	$240,152	195.6%

Payout (%)	0%	100%	200%

Based on these results, the named executive officers with corporate MIP goals earned awards equal to 200% of their award opportunities. Mr. MacMillan also earned an award equal to 200% of his target award opportunity (200% for both TJX Europe MIP and corporate MIP) and Mr. Sherr an award equal to 196.7% of his target award opportunity (195.6% payout for 75% of his award based on Marmaxx MIP plus 200% for 25% of his award based on corporate MIP). The actual award earned by each named executive officer for fiscal 2013 based on the above is included in the Summary Compensation Table.

Fiscal 2013 LRPIP

Completion of Fiscal 2011-2013 LRPIP Award Cycle.    Fiscal 2013 completed the performance cycle for the three-year LRPIP awards covering fiscal 2011 to 2013. Our LRPIP award target for this cycle was established by the ECC at the beginning of the cycle based on pre-tax income targets for our divisions for the three year period of fiscal 2011 through 2013, excluding capitalized inventory costs, interest income and expense and results of start-up businesses in fiscal 2011, and automatically adjusted during fiscal 2011 to exclude the A.J. Wright division. Actual divisional performance for the three-year cycle was compared to each divisional target resulting in divisional payout percentages, based on a pre-established formula (payout ranging from 0% to 150% for performance ranging from 33% to 133% of the divisional performance target). These percentages were then weighted according to pre-established weightings designed to maintain focus on the performance at the smaller divisions. The resulting weighted divisional percentages were added together to determine the overall award payout percentage. In setting the targets, the ECC believed that they were challenging but reasonably achievable.

For the fiscal 2011-2013 LRPIP cycle, our named executive officers’ target award opportunities were as follows:

Name	LRPIP Target Opportunity
Carol Meyrowitz	$1,405,000
Ernie L. Herrman	$850,000
Michael MacMillan	$350,000
Richard Sherr	$300,000
Scott Goldenberg	$130,000

Their actual awards for this cycle, shown in the Summary Compensation Table, were earned on the following basis:

Fiscal 2011-2013 LRPIP Target and Results

(Amounts in 000’s)

Divisions	Cumulative 3-Year Performance Target		Cumulative 3-Year Actual Performance		Unweighted Contribution to Target Award	Divisional Weightings	Weighted Contribution to Target Award
Marmaxx		$5,047,877		$6,434,856	141.22%	68.42%	96.62%
HomeGoods		$493,149		$746,139	150.00%	10.53%	15.79%
TJX Canada	C$	1,036,754	C$	1,122,329	112.38%	10.53%	11.83%
TJX Europe		£502,060		£221,590	16.21%	10.53%	1.71%

					Total LRPIP Award: 125.95%

Grant of Fiscal 2013-2015 LRPIP Award Opportunities.    The ECC established the following LRPIP dollar target award opportunities for the fiscal 2013-2015 cycle for our named executive officers: Ms. Meyrowitz, $1,400,000; Mr. Herrman, $1,100,000; Mr. MacMillan, $700,000; Mr. Sherr, $400,000; and Mr. Goldenberg, $300,000. The minimum level for any payout is 33.33% of the performance target and the maximum payout level is 133.33% of the performance target. Consistent with our past disclosure practice, we plan to disclose the performance targets for this cycle, which are based on business targets for future periods (fiscal 2014 and fiscal 2015), after the completion of the performance cycle.

Fiscal 2013 Equity-Based Compensation Awards

Grant of Performance-Based Restricted Stock Awards in Fiscal 2013.    The ECC awarded performance-based restricted stock awards in fiscal 2013 to our named executive officers based on factors including the executive’s responsibilities, the potential value of each grant, the overall competitiveness and mix of executive compensation and, with respect to the stock awards for our CEO, the new CEO employment agreement as described below. These awards are reflected in the compensation tables below. Full vesting of these awards is subject to satisfaction of performance-based conditions requiring achievement of a payout of not less than 67% of the target corporate MIP or LRPIP payout for the performance period, linking the individual award with our corporate performance. Performance resulting in a payout below this target level reduces the number of shares that would otherwise vest, pro rata, with no shares vesting if no payout is achieved. Vesting of these awards is also subject to satisfaction of service requirements specified in the awards. The ECC believes that these awards perform an important retention function.

Satisfaction of Performance-Based Vesting Conditions for Restricted Stock Awards in Fiscal 2013.    Each named executive officer had performance-based restricted stock awards with performance-based vesting criteria that were satisfied based on fiscal 2013 MIP performance or fiscal 2011-2013 LRPIP performance.

•

MIP-based awards, held by Ms. Meyrowitz and Mr. Herrman, contained performance-based vesting conditions that were satisfied upon ECC certification of achievement of a fiscal 2013 payout of 200% of the corporate MIP target awards (as described under “Fiscal 2013 MIP” above). The performance condition for full vesting was achievement of a payout of not less than 67% of the corporate MIP target payout, which required us to achieve 94.5% of the targeted performance reflected in the fiscal 2013 plan. The service-based vesting conditions for Ms. Meyrowitz’s award were also satisfied at the end of fiscal 2013, but Mr. Herrman’s award remained subject to service-based vesting conditions after fiscal 2013.

•

LRPIP-based awards held by our named executive officers contained performance-based vesting conditions that were satisfied upon ECC certification of achievement of a payout of 125.95% of the fiscal 2011-2013 LRPIP target awards (as described under “Completion of Fiscal 2011-2013 LRPIP Award Cycle” above). The performance condition for full vesting of these awards was achievement of a payout of not less than 67% of the fiscal 2011-2013 LRPIP target payout, which, reflecting the weighting of the divisions and assuming that each division performed at the same level against its target performance, required us to achieve 78% of the targeted cumulative performance reflected in that plan. These awards remained subject to service-based vesting conditions after fiscal 2013.

Grant of Stock Options in Fiscal 2013.    The ECC determined the number of stock options granted to our named executive officers in September 2012 by setting a fixed dollar value for each named executive officer and dividing this value by the stock price on the grant date. The fixed dollar value for named executive officers is a function of internal compensation levels and historical practices and is reviewed by the ECC for overall market competitiveness. All option awards were granted with an exercise price equal to the closing stock price on the New York Stock Exchange on the date of grant.

Related Policies and Considerations

Employment Agreements.    The ECC has reviewed and approved, after consultation with its independent compensation consultant, individual employment agreements for our named executive officers that set their terms of employment, including compensation, benefits and termination and change of control provisions discussed below under “Severance and Change of Control Provisions.” We believe that these employment agreements help retain our executives and support our succession planning process.

In January 2012, effective at the beginning of fiscal 2013, we entered into new employment agreements with Mr. Sherr, Senior Executive Vice President, Group President and Mr. Goldenberg, Executive Vice President, Chief Financial Officer. We also amended Mr. MacMillan’s employment agreement in connection with his new position with TJX Europe. These agreements, unless terminated earlier in accordance with their terms, continue until February 1, 2014 for Mr. MacMillan and January 31, 2015 for Mr. Sherr and Mr. Goldenberg. In February 2013, we entered into new employment agreements with Ms. Meyrowitz, Chief Executive Officer, and Mr. Herrman, President, which became effective at the beginning of fiscal 2014 and, unless earlier terminated in accordance with their terms, continue until January 31, 2015 for Ms. Meyrowitz and January 30, 2016 for Mr. Herrman.

The agreements with our named executive officers establish a minimum level of base salary and provide for participation in SIP, MIP and LRPIP, at levels commensurate with the executive’s position and responsibilities and subject to terms established by the ECC, and also entitle the executives to participate in TJX’s fringe benefit and deferred compensation plans. Ms. Meyrowitz’s agreement also provides for minimum MIP and LRPIP target award levels during the term of the agreement as well as limited perquisites and specified interest rate assumptions for determining her SERP benefit. In setting the level of compensation for Ms. Meyrowitz under her new agreement, the ECC took into account the understanding that, consistent with the reduction in her overall time commitment under her prior agreement, Ms. Meyrowitz has delegated and is expected to continue to delegate certain day-to-day responsibilities while retaining responsibility for all executive functions associated with her duties and responsibilities as CEO of TJX. Mr. MacMillan’s agreement includes expatriate-related benefits and other provisions related to his assignment with TJX Europe.

Severance and Change of Control Provisions.    We provide severance terms to our executive officers, including in connection with a change of control, in our employment agreements and plans. In connection with these terms, each named executive officer has agreed to post-employment non-competition, non-solicitation and other covenants intended to protect our business. We believe that severance and change of control protections assist in attracting and retaining high quality executives and in keeping them focused on their responsibilities during any period in which a change of control may be contemplated or pending and that, more generally, it is important to define the relative obligations of TJX and our named executive officers, including obtaining protection against competition and solicitation. We seek to achieve these objectives in a manner consistent with our shareholder-friendly pay practices, taking into account contractual obligations and current market practice, among other considerations, such as foreign status. These provisions are described under “Potential Payments upon Termination or Change of Control.”

Stock Ownership Guidelines.    We have stock ownership guidelines that apply to all of our executive officers. As described above under “Stock Ownership Guidelines for Directors and Executives” in “Corporate Governance,” our Chief Executive Officer is expected to attain stock ownership with a fair market value equal to at least five times annual base compensation and our President, Chief Financial Officer and each Senior Executive Vice President are expected to attain stock ownership with a fair market value of at least three times annual base compensation. At age 62, the ownership guidelines are reduced by fifty percent. These guidelines are designed to align our executives’ interests with those of our stockholders and to encourage a long-term focus. Our policies also prohibit our executive officers from engaging in hedging transactions with respect to TJX stock. Each of our executive officers is in compliance with our stock ownership guidelines and policies.

Tax and Accounting Considerations.    We generally structure incentive compensation arrangements with a view towards qualifying them as performance-based compensation exempt from the deduction limitations under Section 162(m), but we view the availability of a tax deduction as only one relevant consideration. We are seeking stockholder approval of the material performance terms under the SIP, consistent with Section 162(m), and we continue to emphasize performance-based compensation for executives and thus generally minimize the effect of Section 162(m). However, the ECC believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executive talent necessary for our success. Consequently, the ECC authorizes compensation in excess of $1 million that is not exempt from the deduction limitations under Section 162(m).

Equity Grant Practices.    All of our equity awards are made under our stockholder-approved SIP. Virtually all of our stock options and other equity-based awards are granted at regularly scheduled ECC meetings held at approximately the same times each year. The specific dates of the meetings are scheduled by the Board, along with its determination of all regularly scheduled Board and committee meetings, generally about two years in advance. In limited circumstances (for example, in connection with new hires or promotions), typically at regularly scheduled ECC meetings, the ECC approves or grants stock options and stock awards at other times during the year. The ECC does not have any programs, plans or practices of timing these equity grants in coordination with the release of material non-public information. The exercise price of each stock option grant is the closing stock price on the NYSE on the grant date. The SIP prohibits, without stockholder approval, any repricing requiring stockholder approval under applicable NYSE rules and any amendment providing for the payment or provision of other consideration upon the termination or cancellation of any underwater stock option or stock appreciation right.

Compensation Committee Report

We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on these reviews and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in the Annual Report on Form 10-K for fiscal year ended February 2, 2013.

Executive Compensation Committee

Alan M. Bennett, Chair

José B. Alvarez

John F. O’Brien

Willow B. Shire

Summary Compensation Table

The following table provides information concerning compensation for our principal executive officer, our principal financial officer and our three other most highly paid executive officers during fiscal 2013 (collectively, our named executive officers):

Name and Principal Position	Fiscal Year	Salary(1)	Bonus	Stock Awards(2)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
Carol Meyrowitz (6)	2013	$1,426,924	—	$10,872,000	$654,630	$6,050,370	$2,716,326	$48,550	$21,768,800
Chief Executive Officer	2012	$1,320,000	—	—	$708,954	$4,309,576	$4,700,459	$48,660	$11,087,649
	2011	$1,575,000	—	$12,559,150	$947,524	$4,127,571	$3,826,370	$43,495	$23,079,110

Ernie L. Herrman (7)	2013	$1,205,770	—	$7,312,350	$546,279	$2,999,808	$416,056	$340,672	$12,820,935
President	2012	$1,100,000	—	—	$591,537	$2,008,860	$432,987	$310,681	$4,444,065
	2011	$987,021	—	$4,664,150	$631,755	$1,839,085	$250,167	$294,210	$8,666,388

Michael MacMillan(8)	2013	$886,732	—	$1,594,800	$295,961	$1,416,231	$236,223	$3,287,710	$7,717,657
SEVP, Group President, TJX Europe

Richard Sherr	2013	$733,849	—	$1,196,100	$295,961	$1,099,700	$263,712	$220,858	$3,810,180
SEVP, Group President, Marmaxx

Scott Goldenberg	2013	$560,578	—	$558,180	$159,340	$612,198	$172,147	$80,723	$2,143,166
EVP, Chief Financial Officer

(1)	Reflects salary earned during fiscal 2013, including any salary adjustments made during the fiscal year. Fiscal 2013 was a 53-week year.

(2)	Reflects the aggregate fair value of stock and option awards on the grant date. Stock awards are valued based on the closing price of our common stock on the New York Stock Exchange on the grant date. Option awards are valued using the Black-Scholes option pricing model. The underlying valuation assumptions for equity awards are further discussed in Note H to our audited financial statements filed with our Annual Report on Form 10-K for fiscal 2013.

(3)	Reflects amounts earned under both MIP and LRPIP. For fiscal 2013, MIP amounts were: Ms. Meyrowitz, $4,280,773; Mr. Herrman $1,929,233; Mr. MacMillan, $975,406; Mr. Sherr, $721,850 and Mr. Goldenberg, $448,463. For the LRPIP cycle for fiscal 2011-2013, the amounts were: Ms. Meyrowitz, $1,769,597; Mr. Herrman, $1,070,575; Mr. MacMillan, $440,825; Mr. Sherr, $377,850 and Mr. Goldenberg, $163,735. Amounts earned were paid in 2013 following the ECC’s certification of performance results.

(4)	Reflects the change in the actuarial present value of accumulated benefit obligations under our broad-based retirement plan and our SERP. Our named executive officers did not receive above-market or preferential earnings on non-tax qualified deferred compensation.

(5)	The table below provides additional details about the amounts listed under All Other Compensation for fiscal 2013. Perquisites and other personal benefits are valued on an aggregate incremental cost basis. All figures shown in this footnote 5 represent our direct dollar cost in providing these compensation components.

	Automobile Benefit	Reimbursement for Financial Planning and Legal Services	Employer Contributions or Credits Under Savings Plans(a)	Company Paid Amounts for Life Insurance(b)	Expatriate Related Expenses(c)	Tax Equalization(c)	Total All Other Compensation
Carol Meyrowitz	$36,594	$5,940	$4,881	$1,135	—	—	$48,550
Ernie L. Herrman	36,594	1,500	301,443	1,135	—	—	340,672
Michael MacMillan	43,990	—	222,630	1,135	$1,282,259	$1,737,696	3,287,710
Richard Sherr	36,594	1,500	181,629	1,135	—	—	220,858
Scott Goldenberg	36,594	—	42,994	1,135	—	—	80,723

(a)	Reflects matching contributions under our 401(k) plan as well as, for Mr. Herrman, Mr. MacMillan, Mr. Sherr and Mr. Goldenberg, matching credits under our ESP.

(b)	Reflects company-paid amounts under our management life insurance program or, for Mr. Herrman, payment in lieu of participation in that program.

(c)	Reflects expenses in connection with Mr. MacMillan’s relocation from the U.S. to the U.K. during fiscal 2013 and his assignment with TJX Europe pursuant to our global mobility program. Amounts listed under Expatriate-Related Expenses include moving expenses, U.K. housing costs, a goods and services allowance, and administrative expenses, as well as tax reimbursement in connection with such benefits of $679,951. Mr. MacMillan was also eligible for continued participation in our U.S. medical plan without regard to the U.S.-based network limitations, but was not eligible for payments for any loss on the sale of his home. Amounts listed under Tax Equalization reflect estimated net amounts payable under our tax equalization policy arising from additional taxes payable in respect of Mr. MacMillan’s fiscal 2013 compensation as a result of his employment in the U.K. The policies in our global mobility program are designed to enable us to relocate talent where needed throughout our global business.

(6)	Ms. Meyrowitz’s stock awards and total compensation reported above include the grant date value of the following awards: for fiscal 2013, 240,000 shares of performance-based restricted stock related to fiscal 2014; for fiscal 2012, no amount included; and for fiscal 2011, 50,000 shares of performance-based restricted stock related to fiscal 2011 and two performance-based restricted stock awards of 240,000 shares each related to fiscal 2012 and fiscal 2013, respectively. These stock awards contained service and performance conditions for the related fiscal year and were intended by the ECC as compensation for that fiscal year, but under SEC rules award values are reported in the Summary Compensation Table by grant date as determined for accounting purposes.

The following table shows the grant date values for Ms. Meyrowitz’s stock awards for the past three fiscal years (including awards granted in prior fiscal years) allocated to the year for which service and performance were required, and the effect on total compensation:

	By Grant Date:		By Year of Performance and Service:
Fiscal Year	Stock Awards	Total Compensation	Stock Awards	Total Compensation
2013	$10,872,000	$21,768,800	$5,725,200	$16,622,000
2012	$0	$11,087,649	$5,725,200	$16,812,849
2011	$12,559,150	$23,079,110	$4,954,750	$15,474,710

(7)	Mr. Herrman’s stock awards and total compensation reported above include: for fiscal 2013, 130,000 shares of performance-based restricted stock with performance conditions based on fiscal 2013-2015 LRPIP, plus two awards of 25,000 shares of performance-based restricted stock granted during fiscal 2013 with performance conditions based on fiscal 2013 and fiscal 2014, respectively; for fiscal 2012, no value for stock awards; and for fiscal 2011, 110,000 shares of performance-based restricted stock with performance conditions based on fiscal 2012-2014 LRPIP.

(8)	Amounts received by Mr. MacMillan that were paid in U.K. pounds sterling were converted to U.S. Dollars at the average annual exchange rate of $1.5888 per pound for fiscal 2013.

Total compensation for our named executive officers consists of base salary, short-term and long-term cash incentives, equity incentives, retirement and deferred compensation benefits and limited perquisites. Our named executive officers were entitled under their employment agreements to participate in our SIP, MIP and LRPIP and received cash and equity incentives only pursuant to these plans during fiscal 2013. Ms. Meyrowitz’s agreement provides for target award opportunities during the term of the agreement of at least 150% of her base salary for MIP and at least 100% of her base salary for LRPIP, payment of reasonable fees of her legal and financial advisors incurred in negotiating her agreement and an automobile allowance commensurate with her position. In connection with her new agreement, on February 1, 2013 Ms. Meyrowitz also received two awards of 240,000 shares of performance-based restricted stock with service and performance conditions relating to fiscal 2014 and fiscal 2015, respectively. Mr. MacMillan’s agreement provides for specified vacation/holiday benefits and benefits under our global mobility policies in connection with his assignment with TJX Europe. Mr. MacMillan also remains entitled to benefits in connection with his prior relocation to the U.S. from TJX Canada, including service credit for vesting purposes and supplemental amounts under our ESP.

All of our named executive officers participated in our alternative SERP benefit except Ms. Meyrowitz, who participated in our primary SERP benefit. All of our named executive officers participated in our tax-qualified defined benefit plan and were eligible to make deferrals to our 401(k) plan and our ESP. All of our named executive officers except Ms. Meyrowitz received matching credits under the ESP during all or part of fiscal 2013. Our named executive officers were also entitled to receive an automobile benefit and to participate in fringe benefit plans and programs made available to executives generally.

Grants of Plan-Based Awards in Fiscal 2013

The following table reports potential payouts under our cash incentive plans and all other stock and option awards that were granted during fiscal 2013 to our named executive officers:

Name and Award Type	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(#)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards(2)	Grant Date Fair Value of Stock and Option Awards(3)
			Threshold	Target	Maximum	Threshold	Target	Maximum
Carol Meyrowitz
MIP(4)			—	$2,140,386	$4,280,772
LRPIP(5)			—	$1,400,000	$2,100,000
Stock Options	9/20/2012									63,680	$45.170	$654,630
Stock Awards	2/1/2013						240,000					$10,872,000

Ernie L. Herrman
MIP(4)			—	$964,616	$1,929,232
LRPIP(5)			—	$1,100,000	$1,650,000
Stock Options	9/20/2012									53,140	$45.170	$546,279
Stock Awards	4/2/2012						25,000					$996,750
	4/2/2012						130,000					$5,183,100
	2/1/2013	(6)					25,000					$1,132,500

Michael MacMillan
MIP(4)			—	$487,703	$975,406
LRPIP(5)			—	$700,000	$1,050,000
Stock Options	9/20/2012									28,790	$45.170	$295,961
Stock Awards	4/2/2012						40,000					$1,594,800

Richard Sherr
MIP(4)			—	$366,924	$733,848
LRPIP(5)			—	$400,000	$600,000
Stock Options	9/20/2012									28,790	$45.170	$295,961
Stock Awards	4/2/2012						30,000					$1,196,100

Scott Goldenberg
MIP(4)			—	$224,231	$448,462
LRPIP(5)			—	$300,000	$450,000
Stock Options	9/20/2012									15,500	$45.170	$159,340
Stock Awards	4/2/2012						14,000					$558,180

(1)	Non-Equity Incentive Plan amounts above reflect short-term cash incentives granted under our MIP and long-term cash incentives granted under our LRPIP. Our MIP and LRPIP are discussed above in “Compensation Discussion and Analysis.”

(2)	All option awards were granted with an exercise price equal to the closing price on the New York Stock Exchange on the date of grant.

(3)	Reflects the aggregate fair market value of stock and option awards on the grant date. Stock awards are valued based on the closing price of our common stock on the New York Stock Exchange on the grant date. Option awards are valued using the Black-Scholes option pricing model. The underlying valuation assumptions for equity awards are further discussed in Note H to our audited financial statements filed with our Annual Report on Form 10-K for fiscal 2013.

(4)	Reflects award opportunities under the fiscal 2013 MIP for which performance is complete. Actual amounts earned under the fiscal 2013 MIP awards are disclosed in footnote 3 to the Summary Compensation Table.

(5)	Reflects award opportunities under the fiscal 2013-2015 LRPIP cycle.

(6)	Performance-based restricted shares awarded by the ECC on April 2, 2012 for which the grant date for accounting purposes is February 1, 2013, the date the ECC established the applicable fiscal 2014 performance goals.

In fiscal 2013, we granted all equity incentives, including stock options and performance-based restricted stock, under our SIP. Stock options have a maximum term of ten years and generally vest in equal annual installments over three years, upon a change of control and in the event of certain terminations of employment. In the event a named executive officer’s employment is terminated by reason of death, disability, or retirement at or after age 65 with five or more years of service, vested options generally remain exercisable for up to five years following termination, unless the option terminates on an earlier date pursuant to its terms. Following a retirement at or after age 65 with ten or more years of service, or a retirement at or after age 60 with twenty or more years of service, vested options generally remain exercisable for five years following termination and unvested options continue to vest for the three-year period following retirement on the same basis as if the named executive officer had not retired and generally remain exercisable for five years following retirement, unless the option terminates on an earlier date pursuant to its terms. In the event of any other termination, other than a termination for cause, vested options for our named executive officers generally remain exercisable for up to six months following termination (as specified under the terms of the option), unless the option terminates on an earlier date pursuant to its terms. All options, whether or not then vested, are forfeited on a termination for cause.

The restricted stock awards have both service-based and performance-based vesting conditions, except that awards fully vest upon a change of control and, for Ms. Meyrowitz, in the event of her death or disability. For performance-based restricted stock awarded to our named executive officers in fiscal 2013, the service-based conditions are satisfied by continuous employment through the scheduled vesting date (except as described below) and the performance-based conditions are tied to the corporate performance target under our MIP or LRPIP, with full vesting subject to achievement of a payout of at least 67% of the target payout under the applicable plan. If the payout is less than 67% for the performance period, a prorated portion of the unvested award will be forfeited. If no payout is achieved for the performance period, the entire unvested award will be forfeited. When a participant’s shares of restricted stock vest, the participant is entitled to any dividends paid on the shares while they were restricted.

Outstanding Equity Awards at Fiscal 2013 Year End

The following table provides information on outstanding option and stock awards held as of February 2, 2013 by our named executive officers:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(1)	Number of Securities Underlying Unexercised Options Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(3)	Market Value of Shares or Units of Stock That Have Not Vested(2)(3)	Equity Incentive Plan Awards:
								Number of Unearned Shares, Units or Other Rights That Have Not Vested(3)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2)(3)
Carol Meyrowitz	63,506	0	—	$18.870	09/17/19
	58,274	58,272		$20.565	09/09/20
	36,108	72,212		$26.555	09/07/21
	0	63,680		$45.170	09/20/22
						240,000	$10,872,000	480,000	$21,744,000

Ernie L. Herrman	42,346	0	—	$18.870	09/17/19
	77,708	38,852		$20.565	09/09/20
	30,128	60,252		$26.555	09/07/21
	0	53,140		$45.170	09/20/22
						95,000	$4,303,500	265,000	$12,004,500

Michael MacMillan	0	19,418	—	$20.565	09/09/20
	16,320	32,640		$26.555	09/07/21
	0	28,790		$45.170	09/20/22
						24,000	$1,087,200	70,000	$3,171,000

Richard Sherr	0	16,032	—	$20.565	09/09/20
	0	24,840		$26.555	09/07/21
	0	28,790		$45.170	09/20/22
						30,000	$1,359,000	50,000	$2,265,000

Scott Goldenberg	6,360	0	—	$18.870	09/17/19
	12,974	6,486		$20.565	09/09/20
	5,028	10,052		$26.555	09/07/21
	0	15,500		$45.170	09/20/22
						7,000	$317,100	21,000	$951,300

(1)	All option awards have a ten-year maximum term and vest in equal annual installments over three years, beginning on the first anniversary of the grant date, and upon a change of control and certain employment terminations.

(2)	Market values reflect the closing price of our common stock on the NYSE on February 1, 2013 (the last business day of the fiscal year).

(3)	The following table shows the scheduled vesting dates for our named executive officers’ unvested shares as of February 2, 2013, subject to satisfaction of the performance- and service-based conditions of the award and assuming ECC certification of performance:

Name	Number of Unvested Shares	Vesting Date(a)
Carol Meyrowitz	240,000	03/05/13
	240,000	03/2014(b)
	240,000	03/2015(c)

Ernie L. Herrman	25,000	04/15/13
	70,000	09/06/13
	25,000	04/15/14
	110,000	09/06/14
	130,000	04/15/15

Michael MacMillan	24,000	09/06/13
	30,000	09/06/14
	40,000	04/15/15

Richard Sherr	30,000	09/06/13
	20,000	09/06/14
	30,000	04/15/15

Scott Goldenberg	7,000	09/06/13
	7,000	09/06/14
	14,000	04/15/15

(a)	The restricted stock awards have both service-based and performance-based vesting conditions, except that awards fully vest upon a change of control and, for Ms. Meyrowitz, in the event of her death or disability. Each of Ms. Meyrowitz’s stock awards has performance-based vesting conditions that will be satisfied if MIP performance, as certified by the ECC, for the fiscal year immediately preceding the vesting date results in a payout of at least 67% of the corporate MIP target award payout and service-based vesting conditions that will be satisfied by continued employment through the end of such fiscal year or earlier involuntary termination. Mr. Herrman’s stock awards scheduled to vest in April 2013 and April 2014 have performance-based vesting conditions that will be satisfied if MIP performance, as certified by the ECC, for the fiscal year immediately preceding the vesting date results in a payout of at least 67% of the corporate MIP target award payout and service-based vesting conditions that will be satisfied by continued employment through the vesting date. Each other stock award shown above has performance-based vesting conditions that will be satisfied if LRPIP performance, as certified by the ECC, for the cycle most recently completed prior to the vesting date results in a payout of at least 67% of the LRPIP target award payout and service-based vesting conditions that will be satisfied by continued employment through the vesting date. Each unvested award will be partially forfeited if the payout is less than 67%, or entirely forfeited if no payout is achieved, under MIP or LRPIP, as applicable, for the applicable year or cycle.

(b)	Expected date of ECC certification of fiscal 2014 MIP performance results.

(c)	Expected date of ECC certification of fiscal 2015 MIP performance results. The MIP performance goals for fiscal 2015 had not been established by the end of fiscal 2013.

Option Exercises and Stock Awards Vested during Fiscal 2013

The following table provides information relating to option exercises and stock award vesting of performance-based restricted stock for our named executive officers during fiscal 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Carol Meyrowitz	185,288	$4,349,123	240,000	$8,834,400
Ernie L. Herrman	281,554	$6,650,708	60,000	$2,776,800
Michael MacMillan	103,974	$2,624,611	24,000	$1,110,720
Richard Sherr	45,926	$1,104,403	20,000	$925,600
Scott Goldenberg	—	—	7,000	$323,960

(1)	Represents the stock price on the New York Stock Exchange on the exercise date minus the option exercise price multiplied by the number of shares acquired on exercise.

(2)	Represents the fair market value of the shares on the vesting date, calculated as the stock price on the New York Stock Exchange on vesting date multiplied by the number of shares vesting.

Pension Benefits

In the U.S., we have a tax-qualified defined benefit plan, or Retirement Plan, and a nonqualified Supplemental Executive Retirement Plan, or SERP. We do not have a policy of granting extra years of credited service for purposes of these plans. Our Retirement Plan was closed to new participants as of February 1, 2006, although participants employed prior to that date continue to accrue benefits. We have not offered primary SERP benefits to any new participants in many years and do not currently intend to do so in the future, although we continue to offer an alternative SERP benefit.

Under our Retirement Plan, participants accrue a benefit payable as an annuity at retirement or, if vested, following an earlier termination of employment. Once participation commences after an initial one-year eligibility period, the amount accrued each year, expressed as a life annuity commencing at age 65, is 1% of eligible compensation (base salary and MIP awards) up to a periodically adjusted limit ($103,000 in calendar 2012 and $107,000 in calendar 2013) and 1.4% of eligible compensation in excess of that limit. For years of service in excess of 35, the accrual rate is 1% per year of eligible compensation. Compensation for any year in excess of another periodically adjusted limit, currently $255,000, is disregarded for these purposes. Eligible participants are also entitled to supplemental credits. Benefits under the Retirement Plan generally vest after five years of vesting service. A vested participant who retires or whose employment terminates prior to age 65 with at least ten years of vesting service may elect to receive a reduced annuity benefit commencing at age 55 or later.

Under our SERP, the primary benefit provides participants who retire at or after age 55 with at least ten years of service a benefit equal to the value of an annuity commencing at age 65 providing annual payments up to a maximum of 50% of the participant’s final average earnings, less other employer-provided retirement benefits and social security benefits. This benefit, before offsets, accrues at the rate of 2.5% of final average earnings for each year of service not in excess of 20 until age 65. Under her employment agreement, Ms. Meyrowitz is entitled to specified interest rate assumptions if more favorable than her primary benefit under existing SERP terms. In determining final average earnings, the primary SERP includes base salary and MIP, but not LRPIP, and uses the highest average of five years over the preceding ten years. The alternative benefit provides participants whose Retirement Plan benefits are affected by Internal Revenue Code benefit restrictions with the amount of the benefits lost by reason of those restrictions. Participants who are eligible for the primary benefit are eligible to receive the alternative benefit in lieu of the primary benefit if it provides a greater benefit at the time of retirement or other termination of employment. Benefits under SERP are payable in installments, or in certain other forms of actuarially equivalent value.

Pension Benefits for Fiscal 2013

The following table provides information on pension benefits for our named executive officers eligible for these benefits as of February 2, 2013. All of our named executive officers are fully vested in their Retirement Plan and SERP benefits.

Name	Plan Name(1)	Number of Years of Credited Service	Present Value of Accumulated Benefit(2)	Payments Made During Last Fiscal Year
Carol Meyrowitz	Retirement Plan	26	$566,853	—
	SERP (Primary)	20	$19,546,466	—
Ernie L. Herrman	Retirement Plan	22	$381,401	—
	SERP (Alternative)	22	$1,331,391	—
Michael MacMillan(3)	Retirement Plan	8	$146,161	—
	SERP (Alternative)	8	$529,494	—
Richard Sherr	Retirement Plan	19	$439,805	—
	SERP (Alternative)	19	$673,709	—
Scott Goldenberg	Retirement Plan	18	$466,882	—
	SERP (Alternative)	18	$373,526	—

(1)	Participants in our Retirement Plan and our alternative SERP benefit program begin to accrue credited service after one year of service with TJX. Participants under our primary SERP benefit began to accrue credited service immediately and are eligible to be credited with a maximum of 20 years of service.

(2)	The underlying valuation methodology used in calculating the present value of the accumulated pension benefits includes post-retirement mortality assumptions based on the RP-2000 sex-distinct tables adjusted for mortality improvements to 2020 based on Projection Scale AA and the other material assumptions disclosed in Note I to our audited financial statements filed with our Annual Report on Form 10-K for fiscal 2013.

(3)	Mr. MacMillan has more than ten years of vesting service based on his prior service with TJX Canada.

Nonqualified Deferred Compensation Plans

We have an Executive Savings Plan, or ESP, which is a nonqualified deferred compensation plan available to key employees. Under the ESP, our named executive officers and other eligible Associates can elect to defer up to 20% of base salary and up to 100% of any MIP and LRPIP awards and our directors can elect to defer retainers and meeting fees. Our named executive officers not eligible for primary SERP benefits (for fiscal 2013, all named executive officers other than Ms. Meyrowitz) are eligible to receive matching credits on base salary deferrals of up to 10% of base salary, with an enhanced level of matching credits based on the executive’s job level and/or age for a period of up to 15 years. For calendar 2012, the potential match for Senior Executive Vice Presidents was 100% of their eligible deferrals and for Executive Vice Presidents was 20% of eligible deferrals, plus, if our MIP performance resulted in a payout of between 90% and 125% of the target corporate award opportunities for fiscal 2013, an additional match ranging from 50% to 150% of eligible deferrals for Senior Executive Vice Presidents and an additional match for Executive Vice Presidents ranging from 15% to 50%. These executives earned this additional performance-based match at 150% (for Mr. Herrman, Mr. MacMillan and Mr. Sherr) and 50% (for Mr. Goldenberg) based on fiscal 2013 MIP results. Matching employer credits are 50% vested after five years of plan participation and are 100% vested after ten years of plan participation, at age 55, or upon a change of control or separation from service by reason of death or disability. Eligible participants are also entitled to supplemental employer credits. As of February 2, 2013 all named executive officers with ESP employer credits were fully vested. All amounts deferred or credited to a participant’s account under the ESP are notionally invested in mutual funds or other investments available on the market. Although not required by the ESP, it is our practice to purchase the investments notionally invested under the participants’ accounts, thus realizing the actual return of the notional investments.

Under the ESP, amounts deferred (and earnings on those amounts) are generally distributed following termination of employment unless the participant has elected an earlier distribution date, which may be no earlier than January 1st of the second year following the year of the deferral. Vested employer matching credits (and earnings on those amounts) are distributed before age 55 upon death or separation from service due to disability, at age 55 if a participant has separated for any other reason, or upon a separation from service after age 55. Distributions are generally made in a lump sum payment; however, a participant may elect to be paid in annual installments over a period of not more than ten years in the event that his or her employment terminates after age 55. Amounts vested under the ESP prior to January 1, 2005 (and earnings on those amounts) can be distributed at the participant’s request prior to termination of employment in a lump sum distribution of 85% of the vested account, with the remaining 15% forfeited.

In connection with his prior service with TJX Canada, Mr. MacMillan has participated in the Canadian Executive Savings Plan, or CESP, a deferred compensation plan for eligible employees of TJX Canada. Under the CESP, participants can contribute a portion of their base earnings to a trust fund maintained in Canada and receive notional matching employer credits, including a performance-based match based on MIP results. CESP contributions are invested, and matching credits are notionally invested, in mutual funds or other investments available on the market. Mr. MacMillan holds amounts previously deferred under the CESP but was not eligible to make new contributions or receive matching credits under the CESP during fiscal 2013. Mr. MacMillan has a current right to his participant contributions to the CESP (and earnings on those amounts) and a right to employer matching credits (and earnings on those amounts) upon termination of employment. Distributions of matching credits are generally made in a lump sum or up to ten annual installments.

Through December 31, 2007, we offered eligible key employees and directors the opportunity to participate in the General Deferred Compensation Plan, or GDCP, another U.S. nonqualified deferred compensation plan. Ms. Meyrowitz is a vested participant in this plan. Under the GDCP, participants could defer all or a portion of base salary and MIP and LRPIP awards and, in the case of directors, retainers and meeting fees, which deferrals are credited with notional interest at an annually adjusted rate based on an average yield of Treasury securities during the prior year. For calendar 2012, this rate was 2.74%. No further deferrals were permitted beginning with fiscal 2009 compensation, but previously deferred amounts continue to be credited with notional interest amounts.

Amounts deferred under the GDCP on or after January 1, 2005 (and earnings on those amounts) that had not been distributed prior to January 1, 2009 are distributed under the terms of the ESP, as described above. Amounts deferred under the GDCP prior to January 1, 2005 (and earnings on those amounts credited prior to that date) are distributed in a lump sum at termination of service or upon an event or at a date (no later than the tenth anniversary of termination of service) and in a lump sum or in monthly installments as elected by the participant. Upon a change of control, each participant receives the entire amount credited to his deferred account in a lump sum payment.

Nonqualified Deferred Compensation for Fiscal 2013

The following table provides information on fiscal 2013 nonqualified deferred compensation plans for our named executive officers:

Name and Plan Name	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY(2)	Aggregate Earnings in Last FY(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(4)
Carol Meyrowitz
GDCP	$0	$0	$15,015	$0	$592,275
ESP	$285,385	$0	$141,025	$0	$1,763,870
Ernie L. Herrman
ESP	$120,577	$296,540	$72,099	$0	$1,897,106
Michael MacMillan
ESP	$88,673	$217,804	$103,202	$0	$1,191,744
CESP(5)	$0	$0	$31,413	$0	$310,567
Richard Sherr
ESP	$112,154	$176,885	$157,428	$0	$1,750,384
Scott Goldenberg
ESP	$56,058	$38,322	$112,371	$0	$1,189,612

(1)	Reflects notional credits to accounts on behalf of participants. Amounts also included as Salary or Non-Equity Incentive Plan Compensation, as applicable, in the Summary Compensation Table.

(2)	Reflects notional credits to accounts on behalf of participants. Amounts include the performance-based matching credits earned under the ESP for fiscal 2013. The amounts in this column are also included in All Other Compensation column in the Summary Compensation Table.

(3)	Reflects notional market-based earnings on deferrals and other amounts credited to the account of plan participants under the ESP and, for Mr. MacMillan, earnings under the CESP as described above. It is our practice to purchase the specified notional investments under the ESP, thus realizing the actual market returns on the notional investments.

(4)	The aggregate balance includes deferrals of income for prior fiscal years. Amounts deferred by individuals who were named executive officers for the fiscal year of the deferral were included in the compensation reported for those individuals in the compensation tables in prior proxy statements. The aggregate balance also includes earnings on amounts deferred and performance-based matching credits earned under the ESP for fiscal 2013 but not credited until after the close of fiscal 2013.

(5)	CESP amounts for Mr. MacMillan are converted from Canadian dollars at the average annual exchange rate of 1.0024 U.S. dollar per Canadian dollar.

Potential Payments upon Termination or Change of Control

We believe that providing severance and change of control benefits helps us attract and retain high quality executives and protect our other business interests, as discussed further in “Compensation Discussion and Analysis.”

Potential Payments under our Employment Agreements.    Each of our named executive officers in fiscal 2013 was party to an employment agreement providing for payments in connection with the specified termination or change of control events generally described below.

•

Termination Other than for Cause or Constructive Termination:    If we terminate a named executive officer’s employment other than for cause or the executive terminates employment in connection with a forced relocation of more than forty miles (a “constructive termination”), the executive would be entitled to twenty-four months (or, for Mr. Goldenberg, fifteen months) of continued base salary and any automobile allowance; cash payments during the same period in an amount sufficient after taxes to cover the cost of any COBRA continuation of health benefits elected by the executive; cash incentive awards under MIP and LRPIP for each uncompleted year or award cycle, to the extent applicable performance goals are met and adjusted to reflect the executive’s period of service during the cycle; and equity awards in accordance with their terms (plus, for Ms. Meyrowitz, acceleration of outstanding and unvested stock options as provided under her agreement). Salary continuation for Ms. Meyrowitz under her new employment agreement would continue to be based on her fiscal 2011 salary of $1,575,000 or, if higher, her salary rate in effect at termination. Under his new employment agreement, Mr. Herrman would also be entitled to continued vesting of performance-based restricted stock awards granted after fiscal 2013 to the extent applicable performance goals are met and prorated, if applicable, based on the completed portion of the performance period.

•

Death or Disability:    Upon a termination of employment by reason of death or disability, each named executive officer (or his or her legal representative) would be entitled to the same benefits as are described above, except that salary continuation would be subject to adjustment for any long-term disability benefits and the MIP award would be paid at target without proration.

•

Voluntary Termination:    Our named executive officers would not be entitled to these separation benefits upon a voluntary termination (other than a constructive termination), except that if Ms. Meyrowitz voluntarily terminates her employment with 90 days’ notice and prior to a change of control, she would be entitled to salary continuation, automobile allowance, and health coverage-related payments on the same basis as if she had been involuntarily terminated without cause, as well as prorated LRPIP benefits for any full fiscal years in a cycle completed prior to the date of termination.

•

End of Contract Term:    For each of our named executive officers, a termination occurring on the last day of the agreement term would be treated as a termination other than for cause unless we make an offer of continued service in a comparable position or, for Ms. Meyrowitz, unless the parties mutually agree to continue her employment.

•

Change of Control:    Upon a change of control (with or without a termination of employment), each named executive officer would be entitled to receive a lump sum settlement at target of MIP and LRPIP awards for which the performance period or cycle had not ended, plus any benefits (including any acceleration of awards) under the SIP and our deferred compensation plans. We would also be obligated to pay legal fees and expenses the named executive officer reasonably incurs in seeking enforcement of contractual rights following a change of control.

The events that constitute a change of control under the fiscal 2013 agreements generally consist of the following, subject to the qualifications set forth in those agreements: (i) a change of control required to be reported under the Securities Exchange Act of 1934, as amended; (ii) the acquisition of 20% or more of our common stock followed by a change in a majority of our board of directors; (iii) a proxy solicitation or solicitations followed by a change in a majority of our board of directors; and (iv) the execution of certain agreements of acquisition, merger or consolidation followed by consummation of the transactions contemplated by such agreement.

•

Change of Control Followed by Qualifying Termination:    Upon a qualifying termination of employment following a change of control, each named executive officer would be entitled to receive alternative severance benefits instead of the separation-related benefits described above. The alternative severance benefits consist of a lump sum severance payment equal to two times the sum of the executive’s annual base salary, any annual automobile allowance and target MIP award amount; and two years of continued participation in medical and life insurance programs, except to the extent of replacement coverage. For this purpose, base salary and the target MIP amount would be determined by reference to the higher of the executive’s base salary immediately prior to termination or the change of control (other than for Ms. Meyrowitz, for whom base salary would continue to be determined by reference to her fiscal 2011 salary of $1,575,000 if more favorable to her), and base salary would be adjusted for any long-term disability benefits. Ms. Meyrowitz would also be entitled to a lump sum payment of her vested SERP benefit determined under actuarial assumptions specified in her agreement representing early commencement of her benefit.

A qualifying termination for these purposes includes a termination by us other than for cause, by the executive for good reason (as defined in the agreements), or a termination by reason of death or disability, in each case within 24 months following a change of control. A qualifying termination does not include a voluntary termination without good reason.

In addition to amounts described above, the executives would remain entitled to vested and accrued, but unpaid, compensation and benefits (including earned but unpaid amounts under MIP and LRPIP). Mr. MacMillan would also remain entitled to applicable amounts under our global mobility program following a termination of employment or completion of his assignment with TJX Europe. Our named executive officers would not be entitled to any tax gross-up payment for any “golden parachute” excise tax on change of control benefits, but payments and benefits to each executive would be reduced if and to the extent such a reduction would have put the executive in a better after-tax position.

Potential Acceleration of Unvested Equity Awards.    Under the terms of awards granted under our SIP, each of our named executive officers would be entitled to partial vesting of stock options upon a termination due to death or disability (for options granted more than three months prior to the date of termination) and full vesting of both stock options and stock awards upon a change of control. Ms. Meyrowitz would also be entitled to full vesting of unvested stock awards upon termination of employment by reason of death or disability. In the event of a termination without cause or a constructive termination, Ms. Meyrowitz’s options vest in full and her stock awards remain subject to the satisfaction of the applicable performance conditions but applicable service-based conditions would be deemed satisfied. Following a termination of employment at the end of fiscal 2013, the executives would have been able to exercise vested options in accordance with applicable post-termination exercise periods in each case in accordance with the terms described above under the Grants of Plan-Based Awards Table.

The following table sets forth aggregate estimated value of the acceleration of unvested equity awards held by each of our named executive officers assuming the triggering events occurred on February 2, 2013, all pursuant to the terms of TJX’s plans and each executive’s awards as in effect on such date. These amounts are also included in the potential payment table below.

	Triggering Event(1)
	Death/Disability		Termination without Cause(2)		Change of Control(3)
Name	Option Awards	Stock Awards	Option Awards	Stock Awards	Option Awards	Stock Awards
Carol Meyrowitz	$853,729	$21,744,000	$2,803,250	$21,744,000	$2,803,250	$21,744,000
Ernie L. Herrman	615,540	—	—	—	2,097,336	16,529,850
Michael MacMillan	317,305	—	—	—	1,095,884	4,320,600
Richard Sherr	254,019	—	—	—	865,920	3,678,850
Scott Goldenberg	102,817	—	—	—	350,871	1,285,480

(1)	For purposes of these estimates, we valued performance-based restricted stock and stock options using $45.30, the closing price of our common stock on the New York Stock Exchange on February 1, 2013, the last business day of the fiscal year. We included the full value of all accelerated performance-based restricted stock awards ($45.30 per share), plus the value of any accumulated dividends that would have been paid upon the vesting of such awards, and the spread value ($45.30 per share minus the option exercise price) for all stock options that would have been accelerated upon a termination of employment (including by reason of death or disability) or change of control. We did not include any amounts in respect of outstanding equity awards that were earned based on service and performance as of February 2, 2013, or that would not have accelerated upon the triggering event. See the Outstanding Equity Awards Table for more information about these equity awards. We further assumed that each executive would satisfy his or her non-competition, non-solicitation, or confidentiality agreements with us following termination.

(2)	Assumes that the performance conditions applicable to Ms. Meyrowitz’s unvested stock awards would have been satisfied.

(3)	Assumes that all awards would have been cashed out at closing, and that any change of control would have qualified as a “change in control event” under Section 409A of the Internal Revenue Code (Section 409A).

Potential Acceleration of Unvested Deferred Compensation.    As noted above under “Nonqualified Deferred Compensation Plans,” any unvested employer credit accounts under the ESP also vest in full upon a change of control or termination of employment due to death or disability.

Related Provisions.    Each named executive officer agreed to non-solicitation and non-competition provisions that operate during the term of employment and for twenty-four months thereafter (or, in the case of Mr. Goldenberg’s non-competition provision, for fifteen months thereafter), and to confidentiality provisions during and after employment. Benefits under the employment agreements and SERP, as well as benefits attributable to the enhanced employer match for Senior Executive Vice Presidents under the ESP, are also conditioned on compliance with restrictive covenants. Upon a change of control, our named executive officers would no longer be subject to any covenant not to compete following a termination of employment. In accordance with TJX policy regarding expatriate and tax equalization benefits, TJX has the discretion to require repayment by Mr. MacMillan of all or a portion of his assignment-related benefits if he resigns before completion of his assignment with TJX Europe, if his employment is terminated for cause, or if he fails to comply with restrictive covenants.

The agreements and plans include terms designed to comply with the deferred compensation provisions of Section 409A, including provisions that would delay certain termination-related benefits for six months beyond termination of employment and alternative payment provisions that could apply in connection with a change of control not described in Section 409A.

The following table sets forth aggregate estimated payment obligations to each of our named executive officers, assuming that the triggering events had occurred on February 2, 2013, all pursuant to the terms of TJX’s plans and each executive’s employment agreement as in effect on such date.

Triggering Event and Payments(1)	C. Meyrowitz	E. Herrman	M. MacMillan	R. Sherr	S. Goldenberg
Death/Disability
Severance	$3,150,000	$2,400,000	$1,740,000	$1,440,000	$687,500
MIP/LRPIP(2)	3,487,053	2,064,616	987,703	700,257	410,898
Acceleration of Unvested Equity Awards(3)	22,597,729	615,540	317,305	254,019	102,817
Health, Life, and/or Automobile Benefits	105,797	120,767	105,797	120,767	73,204

Total(5)	$29,340,579	$5,200,923	$3,150,805	$2,515,043	$1,274,419

Voluntary Termination with 90 Days Notice
Severance	$3,150,000	$—	$—	$—	$—
LRPIP(2)	1,346,667	—	—	—	—
Health, Life, and/or Automobile Benefits	105,797	—	—	—	—

Total	$4,602,464	$—	$—	$—	$—

Termination without Cause/Constructive Termination
Severance	$3,150,000	$2,400,000	$1,740,000	$1,440,000	$687,500
MIP/LRPIP(2)	1,346,667	1,100,000	500,000	333,333	186,667
Acceleration of Unvested Equity Awards(3)	24,547,250	—	—	—	—
Health, Life and/or Automobile Benefits	105,797	120,767	105,797	120,767	73,204

Total	$29,149,714	$3,620,767	$2,345,797	$1,894,100	$947,371

Change of Control
Settlement of MIP/LRPIP	$2,720,000	$2,200,000	$1,100,000	$700,000	$430,000
Acceleration of Unvested Equity Awards(3)	24,547,250	18,627,186	5,416,484	4,544,770	1,636,351

Total	$27,267,250	$20,827,186	$6,516,484	$5,244,770	$2,066,351

Change of Control followed by Qualifying Termination
Change of Control Benefits (see above)	$27,267,250	$20,827,186	$6,516,484	$5,244,770	$2,066,351
Severance	7,350,000	4,320,000	2,697,000	2,160,000	1,540,000
Deferred Compensation Enhancement(4)	6,153,720	—	—	—	—
Health, Life, and/or Automobile Benefits	99,952	112,238	99,952	112,238	99,952

Total(5)	$40,870,922	$25,259,424	$9,313,436	$7,517,008	$3,706,303

(1)	We used the following assumptions to calculate the payments set forth in the table:

•

We assumed in each case that the termination was not for cause; the executive does not violate his or her non-competition, non-solicitation, confidentiality or other obligations to us following termination; the executive does not receive medical or life insurance coverage from another employer within the relevant periods; and the executive does not incur legal fees requiring reimbursement from us. We also assumed that any change of control would have qualified as a “change in control event” under Section 409A.

•

For health care benefits, we assumed COBRA continuation for 18 months in the event that an executive would be contractually entitled to payments based on the cost of such coverage following a termination of employment.

•	In the case of payments following termination by reason of disability, the amounts shown assume salary continuation and/or long-term disability payments, coordinated to avoid duplication.

We did not include any amounts in respect of accrued but unpaid base salary or benefits, any amounts in respect of bonuses under MIP and LRPIP for performance periods ending on February 2, 2013 that were earned but remained unpaid as of that date or, for Mr. MacMillan, any amounts under our global mobility program. For additional assumptions applicable to equity awards, see “Potential Acceleration of Unvested

Equity Awards” above. In addition to the SERP benefits described in footnote 4 of this table, our named executive officers were eligible for benefits described above under “Pension Benefits” and “Nonqualified Deferred Compensation Plans.”

(2)	The amount, for each executive, includes a prorated award for each LRPIP cycle ending after February 2, 2013, based on the portion of the cycle completed as of February 2, 2013 and assuming target performance, plus, in the event of termination due to death or disability, the target MIP award for fiscal 2013. Proration for purposes of the LRPIP amount would have been determined based on the number of completed months of the cycle or, in the event of Ms. Meyrowitz’s voluntary termination, completed years in the cycle.

(3)	See “Potential Acceleration of Unvested Equity Awards” above for additional detail about these amounts.

(4)	For Ms. Meyrowitz, the amount represents the estimated value of any enhancement under our SERP using the actuarial assumptions specified in her employment agreement in the case of a qualifying termination following a change of control.

(5)	In the event of death on February 2, 2013, the beneficiaries of our named executive officers would also have been entitled to the following amounts under our management- and executive-level life insurance programs: $520,000 for Mr. Herrman and $975,000 for each other named executive officer. Company-paid amounts for these programs are included and described above under All Other Compensation for fiscal 2013.

Although certain amounts in the tables above are subject to reduction if, as a result of change-of-control excise and other taxes, a reduction is needed to maximize an executive’s after-tax benefits, we determined that no mandatory reduction to benefits would apply in the case of a change of control (both with and without a qualifying termination) occurring on February 2, 2013. For purposes of this determination, we assumed that all equity awards would have been cashed out at closing in the amounts described above under “Potential Acceleration of Unvested Equity Awards”; that only a portion of the value of stock options, performance-based stock awards with performance periods ending on February 2, 2013, accumulated cash dividends with respect to such stock awards, and certain other payments, would have been treated as contingent upon a change of control; and that none of the payments would be exempt under a special rule for reasonable compensation or treated as contingent upon a change of control under a special presumption applicable to agreements entered into or amendments made during fiscal 2013.

DIRECTORS COMPENSATION

For fiscal 2013, our non-employee directors were entitled to the following payments:

•	Annual retainer of $50,000.

•	Additional annual retainer of $10,000 for each Committee chair.

•	Additional annual retainer of $70,000 for the Lead Director.

•	Fee of $1,500 for each Board meeting attended (each day of a multiple day Board meeting is treated as a separate Board meeting).

•

Fee of $2,000 for each Committee meeting attended as a Committee member or $2,500 for each regularly scheduled Committee meeting attended as Committee chair (other than, in each case, the Executive Committee).

•	Two annual deferred stock awards, each representing shares of our common stock valued at $62,500 (increased to $70,000 commencing in fiscal 2014).

Payment of fees for attendance at special meetings of the Board or committees is at the discretion of the Chairman of the Board or the Lead Director, taking into consideration such matters as deemed relevant by the Chairman of the Board or the Lead Director, as applicable, such as the length of the meeting and preparation time required. Employee directors do not receive separate compensation for their service as directors. Members of the Executive Committee do not receive the committee-specific compensation. Directors are reimbursed for customary expenses for attending Board and committee meetings. The deferred stock awards (and deferred dividends on those awards) are granted under our SIP. One of the deferred stock awards vests immediately and is payable with accumulated dividends in stock at the earlier of separation from service as a director or change of control. The second award vests at the annual meeting next following the award, based on service as a director for that year, and is payable with accumulated dividends in stock upon vesting or, if an irrevocable advance election is made, at the same time as the first award. In the event that a non-employee director separates from service as a director prior to vesting in the second award, that award will be forfeited.

Our non-employee directors are eligible to defer their retainers and fees under the ESP but are not eligible for matching credits. Amounts deferred by directors under the ESP are notionally invested in mutual funds or other market investments. Participating non-employee directors may select a distribution date earlier than retirement from the Board, but no earlier than January 1st of the second year following the year of the deferral. During fiscal 2013, Mr. Bennett and Ms. Shire deferred amounts under the ESP. Prior to January 1, 2008, our non-employee directors were eligible to defer their retainers and fees in our GDCP, under which amounts deferred earn interest at a periodically adjusted market-based rate. Amounts deferred under the GDCP on or after January 1, 2005 will be distributed under the terms of the ESP, as described above. Amounts deferred under the GDCP prior to January 1, 2005 will be paid on leaving the Board. Mr. Bennett and Ms. Shire currently participate in the GDCP. We do not provide retirement or insurance benefits to our non-employee directors.

The following table provides information concerning compensation for our non-employee directors for fiscal 2013. Compensation for Mr. Cammarata as an employee and executive officer of TJX for fiscal 2013 is included below, although it is our policy that employee directors are not paid additional compensation for their service as directors. Ms. Meyrowitz’s compensation is shown above in the Summary Compensation Table with that of the other named executive officers.

Directors Compensation for Fiscal 2013

Name	Fees Earned or Paid In Cash		Stock Awards(1)(2)	Option Awards(2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings		All Other Compensation		Total
Zein Abdalla	$66,725		$171,173	—	—	—		—		$237,898
José B. Alvarez	90,250		136,140	—	—	—		—		226,390
Alan M. Bennett	99,500		136,140	—	—	—		—		235,640
Bernard Cammarata	509,616	(3)	828,200	—	—	$14,800	(4)	$43,086	(5)	1,395,702
David T. Ching	87,750		133,486	—	—	—		—		221,236
Michael F. Hines	101,500		136,998	—	—	—		—		238,498
Amy B. Lane	98,750		137,129	—	—	—		—		235,879
John F. O’Brien	144,500		144,007	—	—	—		—		288,507
Willow Shire	95,750		144,076	—	—	—		—		239,826

(1)	For non-employee directors, reflects the grant date fair value of annual deferred share awards totaling $125,000 (and, for Mr. Abdalla, prorated deferred share awards granted at his election to the Board in January 2012) and annual credits of additional deferred shares in the amount of dividends accrued on deferred shares. For Mr. Cammarata, reflects the grant date fair value of 20,000 shares of performance-based restricted stock granted in connection with his employment agreement entered into in June 2012.

(2)	The following table shows the number of shares subject to outstanding stock awards and option awards for our directors as of February 2, 2013 (other than Ms. Meyrowitz, whose outstanding equity awards are shown with the named executive officers above):

Name	Outstanding Stock Awards(a)	Outstanding Option Awards(b)
Zein Abdalla	3,696	—
José B. Alvarez	31,137	—
Alan M. Bennett	31,137	—
Bernard Cammarata	20,000	—
David T. Ching	21,893	—
Michael F. Hines	33,304	—
Amy B. Lane	31,089	11,912
John F. O’Brien	48,448	24,000
Willow B. Shire	48,621	72,000

(a)	1,510 deferred shares for each non-employee director were unvested as of the end of fiscal 2013 and are scheduled to vest on the day before the 2013 Annual Meeting. Mr. Cammarata’s performance-based restricted stock had been earned based on performance but had not fully vested as of the end of fiscal 2013.

(b)	All options were granted with an exercise price equal to the closing price on the New York Stock Exchange on the date of grant, have a ten-year term, vest after one year or upon a change of control, and remain exercisable for the lesser of the term of the option or up to five years after cessation of Board service. Upon death within the last year of such five-year period, options remain exercisable for one year following death or until the earlier term of the option. Stock option grants for non-employee directors were eliminated in June 2006.

(3)	Represents Mr. Cammarata’s salary under his employment agreement earned in fiscal 2013.

(4)	Represents the increase in the actuarial present value of Mr. Cammarata’s accumulated benefit obligations under our retirement plan. Non-employee directors do not receive retirement benefits. We do not pay above-market or preferential earnings on deferred compensation.

(5)	Consists of an automobile benefit of $36,594, a matching contribution under our 401(k) plan of $3,857, payment of $1,135 in lieu of participation in our management life insurance program and reimbursement for financial planning of $1,500.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending February 1, 2014. We are asking stockholders to ratify this appointment. Representatives of PwC will attend the Annual Meeting, where they will have the opportunity to make a statement if they wish to do so and will be available to answer questions from the stockholders.

Your Board of Directors unanimously recommends a vote FOR Proposal 2, Ratification of Appointment of Independent Registered Public Accounting Firm.

PROPOSAL 3

APPROVAL OF STOCK INCENTIVE PLAN AMENDMENTS AND PERFORMANCE TERMS

The Board of Directors believes that equity incentives are important in motivating performance of our key associates. We have for many years used stock options and other stock-based awards as part of our overall compensation programs to align the interests of our key associates and directors with those of stockholders and to assist us in hiring and retaining highly-qualified associates and directors. In April 2013, the ECC approved an amended and restated Stock Incentive Plan (SIP), including an increase to the number of shares available for awards subject to stockholder approval and an update to the available business criteria on which future performance measures may be based to align the criteria with those approved by stockholders for our MIP and LRPIP programs at our last annual meeting. We are now seeking stockholder approval of the increase in shares available under the SIP and certain other amendments to the SIP, as well as approval of the material terms of performance goals for performance awards under the SIP to enable the continued use of tax-efficient equity incentive awards, each as described in more detail below.

The Board of Directors believes that the SIP promotes the interests of stockholders consistent with principles of good corporate governance. In particular:

•

Independent Committee.    The SIP will continue to be administered by the ECC and its authorized delegates. The ECC is composed entirely of independent directors who meet the NYSE and the Company’s standards for independence and who meet the definition of “outside directors” for purposes of the performance-based compensation exemption under Section 162(m) of Internal Revenue Code (Section 162(m)).

•

Limits on Awards.    The SIP limits the number of stock options, stock appreciation rights (SARs) or performance awards that may be granted to any participant in a three-year period, and also limits the annual deferred stock awards for non-employee directors.

•

Fungible Share Design.    Shares issued as restricted stock or in connection with other “full value” awards count against the number of shares available under the SIP at a higher rate than shares underlying stock options and SARs.

•

No Discounted Stock Options or SARs.    All stock option and SAR awards must have an exercise or strike price that is not less than the fair market value of the underlying common stock on the date of grant.

•

No Repricing.    The SIP prohibits any repricing requiring stockholder approval under applicable NYSE rules and any amendment providing for the payment or provision of other consideration upon the termination or cancellation of any underwater stock option or SAR, unless approved by stockholders.

•	Vesting Requirements. The SIP generally limits the number of new “full value” awards with a scheduled vesting period of less than three years.

•	Performance Awards. Under the SIP, the ECC may grant performance-based awards intended to qualify as exempt performance-based compensation under Section 162(m).

Approval of the SIP

Stockholders are being asked to approve the following amendments to and material terms of the SIP, as described in more detail below under “Key Changes in the SIP” and “Summary of the SIP”:

•	Additional Shares. Stockholders are being asked to approve an additional 26,000,000 shares to be made available for issuance under the SIP.

•

Material Terms of Executive Officer Performance Goals.    Stockholders are also being asked to approve the material terms of performance goals for performance awards under the SIP, one of the requirements for compensation to qualify as exempt performance-based compensation under Section 162(m). The material terms under Section 162(m) include the class of eligible employees, the maximum amount that can be paid to any participant for a specified period, and a description of the business criteria on which the performance goals may be based. These terms are described below under “Eligibility,” “Award Limits,” and “Business Criteria for Performance Goals.”

•

Annual Deferred Stock Awards for Non-Employee Directors.    Stockholders are also being asked to approve an increase to the maximum value of annual deferred stock awards that could be granted under the SIP to our non-employee directors.

•	Plan Term. Stockholders are also being asked to approve an extension of the term during which awards can be granted under the SIP to June 11, 2023, the tenth anniversary of our 2013 Annual Meeting.

Background Information

The following table includes information regarding awards outstanding under the SIP and shares available for future awards under the SIP as of February 2, 2013 as well as the proposed increase in shares issuable under the SIP:

	Number of shares	As a percentage of TJX common stock outstanding as of 2/2/2013 (723,902,001 shares )
Outstanding stock options	36,619,841	5.1%
Outstanding restricted and deferred stock awards	2,206,901	0.3%

Total shares subject to outstanding awards as of 2/2/2013	38,826,742	5.4%

Total shares available for future awards as of 2/2/2013	24,398,214	3.4%

Proposed additional shares available for future awards	26,000,000	3.6%

For purposes of determining shares available under the SIP, each share subject to a stock option or SAR will count as 1 share and each share subject to any other award will count as 1.13 shares. Other share-counting provisions, including adjustments to the numbers of shares available under the SIP upon forfeitures of awards, are described below under “Shares Available.” Because the SIP does not specify the mix of stock options and SARs, on one hand, and full-value awards, on the other, it is not possible to determine the amount of subsequent dilution that may ultimately result from such awards. Between February 3, 2013 and April 15, 2013 the ECC granted additional SIP awards that reduced the total number shares available for future awards by 484,205 after giving effect to the fungible counting ratio described above.

Our Board recognizes that equity incentives, while important to motivate key associates and remain competitive, also represent potential dilution to our stockholders. Our aggressive stock repurchase programs have had the effect of significantly reducing the number of shares of our stock outstanding in the market. In February 2013 we announced our plan to repurchase approximately $1.3 billion to $1.4 billion of our stock during fiscal 2014. We repurchased 30.6 million shares during fiscal 2013, 135.3 million shares in the past three fiscal years and 237.3 million shares in the past five fiscal years (adjusted to reflect our 2012 stock split), significantly more than the approximately 9 million, 41 million and 74 million shares issued under the SIP during those respective periods.

Reasons for Seeking Stockholder Approval

All of our equity awards are made under the SIP. The Board believes the SIP is a critical part of our compensation program. The amendments to the SIP, including increasing the number of shares available for issuance, will allow us to continue to use this plan in the future as well as afford additional flexibility to attract and retain directors, executives, and other associates with equity incentives. Our three-year average burn rate with respect to the SIP for the past three fiscal years under the Institutional Shareholder Services (ISS) model was 1.33%. In fiscal 2011, 2012 and 2013, we made equity awards under the SIP totaling approximately 11.2 million shares, 8.3 million shares, and 6.0 million shares, respectively (adjusted to reflect our 2012 stock split). We estimate that the addition of 26,000,000 shares together with the remaining shares available under the SIP will provide a sufficient number of shares to enable TJX to continue to make awards at historical average annual rates for approximately five years (assuming no cancellations or forfeitures). In approving the share increase representing approximately three years of new awards at historical annual grant rates, the ECC was advised by Pearl Meyer & Partners, LLC, its independent compensation consultant, and determined that reserving shares sufficient for approximately five years of new awards at historical grant rates is in line with the practice of other public companies as well as with ISS best practice guidelines. On April 15, 2013, the closing price of TJX’s common stock as reflected in the New York Stock Exchange Composite Index was $47.55.

In addition, stockholder approval will preserve our ability to provide a range of tax-efficient stock-based incentive awards under the SIP. Section 162(m) generally provides that compensation provided to a publicly held corporation’s CEO or any of its three most highly paid named executive officers (other than its CEO or CFO) is not deductible by the corporation for U.S. income tax purposes for any taxable year to the extent it exceeds $1 million. This limitation does not apply to compensation that qualifies as exempt performance-based compensation by meeting certain requirements under Section 162(m), including the requirement that the material terms of the related performance goals be disclosed to and approved by shareholders every five years. For the SIP, these terms are described below under “Eligibility,” “Award Limits,” and “Business Criteria for Performance Goals.” Stockholders are being asked to approve, among other material terms, an expanded set of available business criteria on which performance goals may be based for future performance awards under the SIP, to align with our stockholder-approved business criteria available under MIP and LRPIP. Although stockholder approval is one of the requirements for exemption under Section 162(m), even with stockholder approval there can be no guarantee that compensation will be treated as exempt performance-based compensation under Section 162(m). Furthermore, the ECC will continue to have authority to provide compensation that is not exempt from the limits on deductibility under Section 162(m).

Our stockholders last approved amendments to the SIP and material terms of SIP performance goals at our Annual Meeting in 2009. If stockholders do not approve this proposal, the company can continue to make awards under the amended SIP, but the amendments increasing the shares available, extending the term of the SIP, and increasing the maximum value of annual deferred stock awards for non-employee directors will not take effect, and our ability to make tax deductible performance awards to executive officers will be limited under Section 162(m).

Key Changes in the SIP

The restatement of the SIP is generally effective as of February 2, 2013 and makes the following changes, as described in more detail below under “Summary of the SIP”:

•	Increases the shares available for issuance under the SIP by 26,000,000 shares, subject to stockholder approval.

•	Extends the term of the SIP by approximately four years, from June 2, 2019 to June 11, 2023, subject to stockholder approval.

•

Provides that, subject to stockholder approval, each non-employee director who is elected at our annual meeting of stockholders will be awarded two deferred stock awards under the SIP, each having a value of $125,000 or such lesser dollar amount as the Board of Directors may determine. Previously, the maximum value for each deferred stock award was $100,000. Although this amendment represents an increase in the maximum value of the annual deferred stock awards that could be granted to our non-employee directors, the Board’s past practice has been to grant awards at values lower than the maximum (currently $70,000 for each award for fiscal 2014).

•

Expands the available business criteria on which performance goals may be based for performance awards under the SIP, to align with our shareholder-approved business criteria currently available under MIP and LRPIP.

•	Makes other administrative changes.

Summary of the SIP

The following summary of the SIP, as amended, is qualified in its entirety by reference to the SIP, which is included as Appendix A to this proxy statement. The SIP permits the granting of a variety of stock and stock-based awards. The SIP is presently administered by the ECC and its authorized delegates.

Eligibility.    Officers and other key employees of TJX or its subsidiaries selected by the ECC are eligible to participate in the SIP. Non-employee directors of TJX, including directors who are former employees of TJX, are also eligible to participate in the SIP, including the annual deferred stock awards described below. Current participants in the SIP include approximately 3,600 officers and key employees, including our executive officers, plus 8 non-employee directors.

Duration of Awards and Term of Plan.    The SIP limits the maximum term of awards to ten years. If the amendments described above are approved, the date after which no additional awards could be made under the SIP would be June 11, 2023; however, the number of shares issuable in satisfaction of incentive stock options (ISOs) granted under the SIP after June 2, 2019 would be limited to 26,000,000 shares.

Shares Available.    If the amendments described above are approved, the total number of shares of stock available to be issued under the SIP will be 89,224,956 shares, including 38,826,742 shares subject to outstanding awards as of February 2, 2013, plus 24,398,214 shares available for future awards as of February 2, 2013, plus 26,000,000 additional shares available for future awards. In determining the number of shares available under the SIP, shares issued under the SIP will include only the number of shares actually issued and will not include shares subject to an award to the extent the award is forfeited, expires, or is satisfied without any common stock being issued. However, unissued shares resulting from the net settlement in stock of a stock option or SAR, and shares retained by or delivered to TJX to satisfy any purchase or exercise price or the payment of withholding taxes in connection with a stock option or SAR, will be treated as issued. As described above, each share subject to a stock option or SAR will count as 1 share and each share subject to any other award will count as 1.13 shares. To the extent a “full value” award outstanding as of February 2, 2013 (including any restricted or deferred stock award outstanding as of such date, but not including stock options) is forfeited, the number of shares available under the SIP will be increased on the same basis. A purchase of shares by TJX on the open market with the proceeds of a stock option exercise will not increase the shares available to be issued under the SIP.

Award Limits.    The following limits apply to awards under the SIP:

•	The number of shares subject to each of stock options, SARs or performance awards granted to any participant in any three-year period may not exceed 16 million for each such category of award.

•

The number of shares issuable upon the exercise of ISOs is limited to the total number of shares available for future awards under the SIP. Although the SIP permits us to grant ISOs, we have not previously done so and do not currently anticipate changing that practice.

•

An aggregate limit of 2.5 million shares applies to awards granted on or after February 2, 2013, other than stock options and SARs, with a scheduled vesting date less than three years from the date of grant. This limit does not apply to awards scheduled to vest no more rapidly than in one-third installments over three years, performance awards with a performance period of at least one year, or awards granted in connection with a participant’s commencement of employment. This limit also does not apply to the annual deferred stock awards to non-employee directors, which are subject to separate limits described below.

Under the SIP, the per-individual limits on awards described above will be construed to include earnings or notional earnings on awards to the extent consistent with Section 162(m).

Stock Options.    The ECC may grant ISOs and non-qualified stock options (NSOs). Persons who are not employees of TJX or a subsidiary are not eligible to receive grants of ISOs. The ECC may provide that upon exercise of an option the participant will receive shares free from restrictions or instead will receive shares subject to restrictions, as described below. The ECC determines the exercise price of each option, but the exercise price may not be less than 100% of the fair market value of TJX’s common stock on the date of the grant of the option.

The ECC determines the term of each option, which may not exceed ten years from the date of grant, and the time or times each option may be exercised. The ECC may accelerate the exercisability of options at any time. Unless the ECC prescribes different terms, the following terms will apply: Unvested options generally terminate on termination of employment, and vested options generally may be exercised for three months (or such other period as may be specified under the terms of the option) following termination of employment or until the earlier term of the options. Termination of an option holder’s employment by reason of death or disability results in accelerated vesting of a prorated portion of any option granted more than three months prior to the date of termination. Options exercisable immediately prior to normal retirement (retirement at or after age 65 with five years of service) or prior to termination by reason of disability or death generally may be exercised for five years (or such other period as may be specified under the terms of an option) following termination or until the earlier term of the options. Options held by persons employed with TJX for at least 20 years who are age 60 or older at retirement or by persons employed by TJX for at least 10 years who are age 65 or older at retirement generally continue to vest for three years following retirement on the same basis as if such persons were still employed, and, once vested, remain exercisable during the five year period following retirement or until the earlier term of the options. Upon death during the last year of any post-retirement or post-disability exercise periods, in general, the exercise period is extended to one year following death or until the earlier term of the option. If a person’s employment terminates or is terminated for circumstances constituting cause, his or her options cease to be exercisable.

Holders of options granted under the SIP must pay the full exercise price and any taxes required to be withheld in compliance with such procedures as the ECC may establish, which, to the extent authorized by the ECC, may include the withholding or delivery of shares of unrestricted common stock. If so requested by an option holder in connection with the exercise of his or her option, the ECC may, in its discretion, also pay the option holder the option spread (in cash, stock or other form of acceptable payment) rather than requiring that the option holder tender the exercise price and receive the full number of shares subject to the option. In addition, unless the ECC provides otherwise and subject to such limitations as the ECC may prescribe, the holder of an in-the-money stock option granted on or after January 31, 2009 that remains unexercised on the date of expiration will be deemed to have requested a payment of the spread in settlement of his or her option, which payment shall be made in the form of shares of stock. The ECC has the discretion to apply this automatic settlement provision to stock options granted prior to January 31, 2009.

Stock Appreciation Rights or SARs.    The SIP authorizes the grant of SARs, either alone or in tandem with options. A SAR gives the holder the right upon exercise to receive cash or stock, as the ECC determines, based on appreciation in the value of the stock over the fair market value of the stock at the time of grant or, if granted in tandem with an option, over the exercise price of the option.

Other Stock-Based Awards.    The SIP authorizes the ECC to award shares of restricted stock, which are non-transferable shares of common stock subject to restrictions. The ECC may accelerate the vesting of restricted stock at any time. Except as provided in the award and taking into account any accelerated vesting upon termination, if the employment of a participant holding shares of restricted stock is terminated for any reason (including death) prior to the lapse or waiver of the restrictions on his or her restricted stock, we may repurchase the shares for the price paid for the shares, if any, or require the participant to forfeit the shares.

The ECC may also grant unrestricted stock, stock deliverable on a deferred basis, and other awards of, or based on the value of, common stock, subject to such terms and conditions as the ECC may determine. The ECC may accelerate the vesting of these other stock-based awards at any time. Except as provided in the award and taking into account any accelerated vesting upon termination, an unvested award of this type will be terminated if the employment of a participant holding the award is terminated for any reason (including death). A recipient of any of these awards, including a restricted stock award, will have the rights of a stockholder only as to shares (including restricted shares) actually delivered under the award.

Non-Employee Director Awards.    The SIP provides for annual deferred stock awards, which are unfunded and unsecured promises to deliver shares of stock at a future date, to non-employee directors. If the amendments described above are approved, on the date of each annual shareholder meeting each non-employee director who is elected a director at such meeting will be awarded two deferred stock awards under the SIP, each having a value of $125,000 or such lesser dollar amount as the Board of Directors may determine. The Board’s past practice has been to grant awards at values lower than the maximum (currently $70,000 for each award for fiscal 2014). In the event that a non-employee director is first elected a director on a date other than TJX’s annual shareholder meeting, the two awards are made on that date and are prorated based on the number of days remaining until the next scheduled annual meeting. The first of the deferred stock awards vests immediately and is payable with accumulated dividends in stock at the earlier of separation from service as a director or a change of control. The second award vests based on service as a director until the annual meeting next following the award and is payable with accumulated dividends in stock upon the earlier of a change of control or vesting (unless an irrevocable advance election is made to defer delivery until the same time as the first award). If a non-employee director separates from service as a director prior to vesting in the second award, that award will be forfeited. As described above in “Director Compensation,” our recent practice has been to limit SIP awards to non-employee directors to these annual deferred stock awards.

Performance Awards.    The ECC may grant non-transferable performance awards consisting of cash, shares of TJX’s common stock or a combination of cash and shares. The ECC determines the conditions to which the performance awards are subject, such as the achievement of specified performance goals over a fixed period of time; these conditions apply both to the performance award and the right to any dividend or dividend equivalents under that award. The ECC may grant performance awards by themselves or in connection with stock options or other awards under the SIP. Persons eligible for performance awards are those persons described above as eligible to participate in the SIP generally under “Eligibility.” The ECC may reduce or eliminate a performance award (including, without limitation, by restricting vesting under any such award) that would otherwise be deemed to have been earned.

Business Criteria for Performance Goals.    For each award granted under the SIP that is intended to qualify as exempt performance-based compensation under Section 162(m), the performance goals set by the ECC will be one or more objectively determinable measures of performance relating to any one or any combination of the following business criteria (measured on an absolute basis or relative to one or more comparators, including one or more companies or indices, and determined on a consolidated, divisional, line of business, project, geographical or area of executive’s responsibilities basis, or any combination thereof): (i) sales, revenues, or comparable store sales; (ii) assets, inventory levels, inventory turns, working capital, cash flow or expenses; (iii) earnings, profit, income, losses or margins, before or after deduction for all or any portion of interest, taxes, depreciation, amortization, rent, or such other items as the ECC may determine in a manner consistent with Section 162(m), whether or not on a continuing operations and aggregate or per share basis, basic or diluted, before or after dividends; (iv) return on investment, capital, equity, assets, sales or revenues, or economic value added models or equivalent metrics; (v) market share, store openings or closings, customer service or satisfaction levels, or employee recruiting, retention or diversity; (vi) stock price, dividends, or total shareholder return, or credit ratings; or (vii) strategic plan implementations. The ECC may provide for automatic adjustments (in measures of achievement, amounts payable, or other award terms) to reflect objectively determinable events (for example, acquisitions, divestitures, extraordinary items, other unusual or non-recurring items and/or changes in accounting principles) that may affect the business criteria, with any such adjustment to be established and administered in a manner consistent with requirements for exemption from Section 162(m).

Dividends and Deferrals.    Except as may otherwise be determined by the ECC, the right to payment of dividends paid on SIP awards other than stock options and SARs, and amounts equal to dividends which would have been paid if shares subject to such an award had been outstanding, are treated as unvested so long as the related awards remain unvested. As discussed above under “Performance Awards” the right to dividends and dividend equivalents on performance awards is subject to additional conditions. Except as may be otherwise determined by the ECC, any dividend and dividend equivalent amounts related to SIP awards other than stock options and SARs are accumulated and paid to participants only on or within 30 days following the date such awards vest. In addition, the per-individual limits on awards under the SIP, as described above under “Award Limits”, will be construed to include earnings or notional earnings on awards to the extent consistent with Section 162(m). The ECC may permit participants to make elections to defer the receipt of benefits under the SIP.

Transfer and Other Restrictions.    In general, stock options are non-transferable except at death; if permitted by the ECC, NSOs may be transferred on a gratuitous (i.e., not for value) basis before death. In addition to these restrictions on the transfer of stock options, except as may otherwise be determined by the ECC or otherwise specifically permitted by the SIP, participants are not permitted to sell, assign, transfer (except at death), pledge or otherwise encumber or dispose of any awards granted under the SIP. In addition, awards are subject to any applicable prohibitions under TJX’s policy regarding pledging, hedging, or derivative transactions, including the use of awards as collateral for a loan or in a margin account.

Adjustments.    The ECC is required to make appropriate adjustments in connection with outstanding awards to reflect stock dividends, stock splits and similar events and extraordinary dividends, distributions or restructurings. The number of shares available under the SIP and award limits are similarly subject to adjustment. In the event of a merger, liquidation or similar event, the ECC in its discretion may provide for conversions, replacements or adjustments or may accelerate or, upon payment or other consideration for the vested portion of any awards as the ECC deems equitable in the circumstances, terminate such awards (subject to the provisions described under “Change of Control” below). TJX may grant awards under the SIP to convert, replace or adjust outstanding equity awards held by employees of another corporation who become TJX employees as a result of a merger or consolidation of the employing corporation with TJX or a TJX subsidiary. Shares that may be delivered pursuant to substitute awards would be in addition to the limit on the total number of shares issuable under the SIP and other award limits described above.

Amendment and Termination.    The Board of Directors or the ECC may at any time amend or discontinue the SIP and the ECC may at any time amend or cancel awards for the purpose of satisfying changes in law or for any other lawful purpose. However, no such action may materially adversely affect any rights under outstanding awards without the holder’s consent. The SIP requires stockholder approval for:

•

amendments that would reduce the exercise price of an outstanding stock option or otherwise constitute a repricing requiring stockholder approval under applicable NYSE rules (or the rules of any successor exchange),

•

amendments that would provide for a participant to receive payment or other consideration upon the termination or cancellation of a stock option or SAR if the exercise price is greater than the fair market value of the underlying stock on the date of the termination or cancellation, and

•	other amendments to the extent required by applicable law (including the Internal Revenue Code) or stock exchange listing standards.

In addition, the Board of Directors or the ECC may at any time adopt such modifications, procedures, subplans and forms of award as it determines to be necessary or desirable to comply with the laws or regulatory requirements of foreign countries or to facilitate administration of the SIP with respect to participants in foreign countries, consistent with the objectives of the SIP. We currently maintain a U.K. subplan for the purpose of granting options under an approved share scheme in the U.K.

Change of Control.    The SIP provides that, in the event of a change of control of TJX, unless otherwise expressly provided at the time of grant, all stock options will become immediately exercisable and restrictions and conditions on other awards, including but not limited to restricted stock and performance awards, will automatically be deemed waived. In addition, at any time prior to or after a change of control, the ECC may accelerate awards and waive conditions and restrictions on any awards to the extent it may determine to be appropriate.

A change of control is defined in the SIP and generally consists of the following: (i) a change of control required to be reported under the Securities Exchange Act of 1934, as amended; (ii) the acquisition of 20% or more of our common stock followed by a change in a majority of our board of directors; (iii) a proxy solicitation or solicitations followed by a change in a majority of our board of directors; and (iv) the execution of certain agreements of acquisition, merger or consolidation followed by consummation of the transactions contemplated by such agreement.

Federal Tax Effects

The following is a summary of some of the general federal income tax consequences associated with the issuance and receipt of awards under the SIP under current federal tax laws. The summary does not address tax rates or non-U.S., state or local tax consequences, nor does it address employment-tax or other federal tax consequences except as noted.

Restricted Stock.    A participant who is awarded or purchases shares subject to a substantial risk of forfeiture generally does not have income until the risk of forfeiture lapses. When the risk of forfeiture lapses, the participant has ordinary income equal to the excess of the fair market value of the shares at the time over the purchase price, if any, and a corresponding deduction is available to TJX. However, a participant may make an election under Section 83(b) of the Internal Revenue Code to be taxed on restricted stock at the time it is acquired rather than later, when the substantial risk of forfeiture lapses. An 83(b) election must be made not later than thirty (30) days after the transfer of the shares to the participant and must satisfy certain other requirements. A participant who makes an effective 83(b) election will realize ordinary income equal to the fair market value of the shares as of the time of acquisition less any price paid for the shares. A corresponding deduction will be available to TJX. Fair market value for this purpose is determined without regard to the forfeiture restrictions. If a participant makes an effective 83(b) election, no additional income results by reason of the lapsing of the restrictions.

For purposes of determining capital gain or loss on a sale of shares awarded under the SIP, the holding period in the shares begins when the participant realizes taxable income with respect to the transfer. The participant’s tax basis in the shares equals the amount paid for the shares plus any income realized with respect to the transfer. However, if a participant makes an effective 83(b) election in connection with an award or purchase of stock subject to a substantial risk of forfeiture and later forfeits the shares, the tax loss realized as a result of the forfeiture is limited to the excess of what the participant paid for the shares (if anything) over the amount (if any) realized in connection with the forfeiture.

ISOs.    In general, an optionee realizes no taxable income upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the optionee. With some exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the optionee (and a deduction to TJX) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which TJX is not entitled to a deduction. If the optionee does not dispose of the shares until after the expiration of these one and two-year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss for which TJX is not entitled to a deduction.

NSOs.    In general, in the case of an NSO, the optionee has no taxable income at the time of grant but realizes income in connection with exercise of the option in an amount equal to the excess (at time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price. A corresponding deduction is available to TJX. Upon a subsequent sale or exchange of the shares, any recognized gain or loss is treated as a capital gain or loss for which TJX is not entitled to a deduction.

In general, an ISO that is exercised more than three months after termination of employment (other than termination by reason of death) is treated as an NSO. ISOs are also treated as NSOs to the extent they first become exercisable by an individual in any calendar year for shares having a fair market value (determined as of the date of grant) in excess of $100,000.

The ECC may award stock options that are exercisable for restricted stock. The exercise of an NSO for restricted stock would be taxable under the rules described above for restricted stock. In general, those rules would not affect the ordinary income tax treatment of an ISO exercised for restricted stock but would affect the treatment of any alternative minimum taxable income associated with such an exercise.

SARs.    The grant of an SAR does not itself result in taxable income, nor does taxable income result merely because an SAR becomes exercisable. In general, a participant who exercises an SAR for shares of stock or receives payment in cancellation of an SAR will have ordinary income equal to the amount of any cash and the fair market value of any stock received.

Deferred Stock Awards.    The grant of a deferred stock award does not itself result in taxable income. When the participant actually acquires the shares of stock, unless the shares are restricted, he or she will have ordinary income equal to the value of the shares at that time. If the shares delivered are restricted for tax purposes, the participant will instead be subject at that time to the rules described above for restricted stock.

Section 162(m).    Stock options, SARs and performance awards under the SIP are generally intended to be exempt or eligible for exemption from the deductibility limits of Section 162(m). However, as discussed above in “Reasons for Seeking Stockholder Approval,” the ECC will continue to have authority to provide compensation that is not exempt from the limits on deductibility under Section 162(m).

Section 409A.    Section 409A of the Internal Revenue Code (Section 409A) imposes an additional 20% income tax, plus, in some cases, a further income tax in the nature of interest, on nonqualified deferred compensation that does not comply with deferral, payment-timing and other formal and operational requirements specified in Section 409A and related regulations and that is not exempt from those requirements. Stock options and SARs granted under the SIP are intended to be exempt from Section 409A. The SIP gives the ECC the flexibility to prescribe terms for other awards that are consistent with the requirements of, or an exemption from, Section 409A.

Certain Change of Control Payments.    Under the Internal Revenue Code, the vesting or accelerated exercisability of options or the vesting and payments of other awards in connection with a change of control of a corporation may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change in control, in excess of certain limits. If these limits are exceeded, a substantial portion of amounts payable to the participant, including income recognized by reason of the grant, vesting or exercise of awards, may be subject to an additional 20% federal tax and may be non-deductible to the corporation.

SIP Benefits

The ECC has full discretion to determine the number and amount of awards to be granted to employees under the SIP, subject to the limits described above under “Award Limits” and other terms of the SIP. Therefore, the future benefits or amounts that would be received by the executive officers and the groups named in the table below under the SIP are not determinable at this time. The following table shows the awards that were made to such executive officers and groups under the SIP during fiscal 2013.

Name and Position	Restricted and Deferred Stock Awards (# of Shares)	Stock Options (# of Shares)
Carol Meyrowitz Chief Executive Officer	480,000	63,680

Ernie L. Herrman President	180,000	53,140

Michael MacMillan SEVP, Group President	40,000	28,790

Richard Sherr SEVP, Group President	30,000	28,790

Scott Goldenberg EVP, Chief Financial Officer	14,000	15,500

All current executive officers as a group	815,000	258,500

All non-executive directors as a group	27,748	—

All employees, including all current officers who are not executive officers	1,039,324	4,929,140

Your Board of Directors unanimously recommends a vote FOR Proposal 3, Approval of Stock Incentive Plan Amendments and Performance Terms.

PROPOSAL 4

ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

The Compensation Discussion and Analysis beginning on page 16 of this Proxy Statement describes our executive compensation program and the compensation of our named executive officers for fiscal 2013. The Board of Directors is asking stockholders to cast a non-binding, advisory vote indicating their approval of that compensation by voting FOR the following resolution:

“RESOLVED, that the stockholders of The TJX Companies, Inc. APPROVE, on an advisory basis, the compensation paid to its named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

As described in more detail in the Compensation Discussion and Analysis, we have a total compensation approach focused on performance-based incentive compensation that seeks to:

•	attract and retain very talented individuals in the highly competitive retail environment,

•	maintain an extremely high talent level in our company and provide for succession broadly across our management team,

•	reward objective achievement of the short- and long-term financial objectives reflected in our business plans, and

•	enhance shareholder value by directly aligning the interests of our management and stockholders.

The Board is asking stockholders to support this proposal. We believe TJX’s performance demonstrates the effectiveness of our compensation program. We received a strong supporting vote in the past two years (more than 97% of votes cast) expressing support for our compensation policies and practices and believe our program continues to be effective. We continue to focus on pay for performance in our compensation program, as described in the Compensation Discussion and Analysis, which we encourage you to review. Although the vote we are asking you to cast is non-binding, the ECC and the Board value the views of our stockholders. As with the results last year, the Board and Executive Compensation Committee will consider the outcome of this vote when determining future compensation arrangements for our named executive officers. Our Board of Directors currently intends to conduct an annual advisory stockholder vote on executive compensation each year until the next advisory vote on the frequency of our say on pay advisory votes is held, which will be no later than the annual meeting of stockholders in 2017.

Your Board of Directors unanimously recommends a vote FOR Proposal 4, Advisory Approval of Executive Compensation.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of February 2, 2013 with respect to our equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights(b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	36,619,841	$22.31	24,398,214
Equity compensation plans not approved by security holders(2)	N/A	N/A	N/A

Total	36,619,841	$22.31	24,398,214

(1)	The table does not include the 26,000,000 additional shares that would be available for issuance under the SIP if our stockholders approve Proposal 3 at this annual meeting.

(2)	We use one equity compensation plan, the Stock Incentive Plan (or SIP), which was most recently approved by shareholders in 2009 and is the subject of Proposal 3 at this annual meeting.

For additional information concerning our equity compensation plan see the description in Proposal 3 and Note H to our consolidated financial statements included in our Annual Report on Form 10-K.

VOTING REQUIREMENTS AND PROXIES

The nominees receiving a majority of votes properly cast at the meeting will be elected directors. All other proposals require the approval of the majority of votes properly cast. Proposal 3 regarding approval of our Stock Incentive Plan amendments and performance terms, also requires that the total votes cast represent at least a majority of the shares entitled to vote on the proposal.

If you vote your shares by mail, telephone or Internet, your shares will be voted in accordance with your directions. If you do not indicate specific choices when you vote by mail, telephone or Internet, your shares will be voted for the election of the director nominees (Proposal 1), for the ratification of the appointment of the independent registered public accounting firm (Proposal 2), for the approval of our Stock Incentive Plan amendments and performance terms (Proposal 3) and for the advisory approval of our executive compensation (Proposal 4). The persons named as proxies will also be able to vote your shares at postponed or adjourned meetings. If any nominee should become unavailable, your shares will be voted for another nominee selected by the Board or for only the remaining nominees. Brokers are not permitted to vote your shares on any matter other than the ratification of the appointment of the independent registered public accounting firm (Proposal 2) without instruction from you. If your shares are held in the name of a broker or nominee and you do not instruct the broker or nominee how to vote your shares with respect to the election of directors or Proposals 3 or 4, or if you abstain or withhold authority to vote on any matter, your shares will not be counted as having been voted on that matter, but will be counted as in attendance at the meeting for purposes of a quorum.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

A stockholder who intends to present a proposal at the 2014 Annual Meeting of Stockholders and who wishes the proposal to be included in our proxy materials for that meeting must submit the proposal in writing to us so that we receive it no later than December 26, 2013. A stockholder who intends to present a proposal at the 2014 Annual Meeting of Stockholders but does not wish the proposal to be included in our proxy materials for that meeting must provide written notice of the proposal to us no earlier than February 11, 2014 and no later than March 13, 2014. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. Our by-laws, which are available on our website, www.tjx.com, describe the requirements for submitting proposals at the Annual Meeting. A stockholder who wishes to nominate a director at the 2014 Annual Meeting must notify us in writing no earlier than February 11, 2014 and no later than March 13, 2014. The notice must be given in the manner and must include the information and representations required by our by-laws.

OTHER MATTERS

At the time of mailing of this proxy, we do not know of any other matter that may come before the Annual Meeting and do not intend to present any other matter. However, if any other matters properly come before the meeting or any adjournment, the persons named as proxies will have discretionary authority to vote the shares represented by the proxies in accordance with their own judgment, including the authority to vote to adjourn the meeting.

We will bear the cost of solicitation of proxies. We have retained Morrow & Co., LLC to assist in soliciting proxies by mail, telephone and personal interview for a fee of $11,500, plus expenses. Our officers and other Associates may also assist in soliciting proxies in those manners.

DIRECTIONS TO TJX CORPORATE HEADQUARTERS

770 Cochituate Road

Framingham, MA 01701

From Exit 13 on the Massachusetts Turnpike

After the tollbooth, bear left on the exit ramp across an overpass and onto Route 30 / Cochituate Road. At the second set of lights, turn left into The TJX Companies, Inc. facility.

From Logan International Airport (From the East)

Leaving the Airport, follow the signs for the Massachusetts Turnpike West (I-90W). Follow the Massachusetts Turnpike West for approximately 20 miles to exit 13 (Framingham/Natick). Follow the directions above for “From Exit 13 on the Massachusetts Turnpike.”

From the West

Take Massachusetts Turnpike East (I-90E) to exit 13 (Framingham/Natick). Follow the directions above for “From Exit 13 on the Massachusetts Turnpike.”

From the North

Take I-95 South to exit 25 (Massachusetts Turnpike I-90). Take the Massachusetts Turnpike West (I-90W) approximately 6.5 miles to exit 13 (Framingham/Natick). Follow the directions above for “From Exit 13 on the Massachusetts Turnpike.”

From the South

Take I-95 North to exit 25 (Massachusetts Turnpike). Take the Massachusetts Turnpike West (I-90W) approximately 6.5 miles to exit 13 (Framingham/Natick). Follow the directions above for “From Exit 13 on the Massachusetts Turnpike.”

Parking

TJX offers free parking. Follow the parking lot directory signage to the visitor parking areas.

Building Entrance

Enter the building through the Northeast Entrance (facing the Massachusetts Turnpike (I-90)).

Appendix A

THE TJX COMPANIES, INC.

STOCK INCENTIVE PLAN

(2013 Restatement)

THE TJX COMPANIES, INC.

STOCK INCENTIVE PLAN

(2013 Restatement)

SECTION 1. NAME; EFFECTIVE DATE; GENERAL PURPOSE

The name of the plan is The TJX Companies, Inc. Stock Incentive Plan (the “Plan”). The Plan is an amendment and restatement of The TJX Companies, Inc. Stock Incentive Plan. Except as otherwise expressly provided herein, the provisions of the Plan as herein amended and restated shall apply to all Awards outstanding as of, or granted after, February 2, 2013 (referred to herein as the “Effective Date”). All Awards outstanding as of the Effective Date, including Awards granted on the Effective Date, are referred to herein as “Outstanding Awards”; and all Awards granted after the Effective Date are referred to herein as “New Awards.”

The purpose of the Plan is to secure for The TJX Companies, Inc. (the “Company”) and its stockholders the benefit of the incentives inherent in stock ownership and the receipt of incentive awards by selected key employees and directors of the Company and its Subsidiaries who contribute to and will be responsible for its continued long term growth. The Plan is intended to motivate such individuals to enhance the long-term value of the Company by providing an opportunity for capital appreciation and to recognize services that contribute materially to the success of the Company. Capitalized terms used in the Plan shall have the meaning set forth in Section 14.

SECTION 2. PLAN ADMINISTRATION

(a) The Plan shall be administered by the Executive Compensation Committee of the Board or such other committee of the Board as the Board may from time to time determine (the “Committee”). The Committee shall consist of not fewer than two Independent Directors, and if at any time the body that would otherwise constitute the Committee shall include any member who is not an Independent Director, a subcommittee of such body consisting solely of two or more Independent Directors shall constitute the Committee. If at any time no Committee (or subcommittee of Independent Directors described in the preceding sentence) shall be in office, the functions of the Committee shall be exercised by the independent Directors.

(b) The Committee shall have the power and authority to do any or all of the following in its sole discretion: grant Awards consistent with the terms of the Plan, including the power and authority to select from among those eligible the persons to whom Awards may from time to time be granted; determine the time or times of grant of any Awards; to determine the number of shares to be covered by any Award; determine the terms and conditions of any Award; adopt such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; interpret the terms and provisions of the Plan and any Award; prescribe such forms and agreements as it deems advisable in connection with any Award; make all determinations it deems advisable for the administration of the Plan; decide all disputes arising in connection with the Plan; and otherwise supervise the administration of the Plan.

(c) The Committee may delegate its power and authority under the Plan to such officers or other employees of the Company or a Subsidiary, or other persons, as it determines; provided, that only the Committee shall have the power and authority to take such actions under the Plan as are required by applicable law or stock exchange requirements to be taken by Independent Directors. To the extent consistent with the foregoing, the Committee may, as part of any such delegation, provide that all or part of any such delegated powers and authorities may be further delegated to any officer, employee or person to whom the Committee could have made the delegation in the first instance. For purposes of the Plan, other than in this Section 2(c), and as used in any Award, the term “Committee” shall be deemed to include any such delegate (or subdelegate) acting within the scope of any such delegation (or subdelegation), to the extent of such delegation.

(d) All decisions and interpretations of the Committee shall be binding on all persons, including the Company, its Subsidiaries and Participants.

SECTION 3. SHARES ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION.

(a)	Shares Issuable.

(i)	The number of shares of Stock (“Share Limit”) available to be issued under the Plan, determined as of the Effective Date, is 89,224,956 (including, for the avoidance of doubt, shares that as of the Effective Date were subject to Outstanding Awards); provided, that of this number, 26,000,000 shall be part of the Share Limit only upon approval by the stockholders of the Company. For purposes of the Share Limit, (A) each share subject to a Stock Option or SAR shall count as one (1) share and each share subject to any other Award shall count as one and thirteen one-hundredths (1.13) shares; (B) shares issued under the Plan shall include only the number of shares actually issued under an Award and shall not include shares subject to an Award to the extent the Award is forfeited, expires, or is satisfied without the issuance of Stock; provided, however, that unissued shares resulting from the net settlement in Stock of a Stock Option or SAR, and shares retained by or delivered to the Company to satisfy any purchase or exercise price or the payment of withholding taxes in connection with a Stock Option or SAR, shall be treated as issued; and further provided, for the avoidance of doubt, that the purchase of shares by the Company on the open market with the proceeds of the exercise of a Stock Option will not increase the Share Limit; and (C) to the extent an Outstanding Award other than a Stock Option or SAR is forfeited, the Share Limit shall be appropriately increased consistent with clause (A) above.

(ii)	The following limits also apply to Awards, subject in each case to the Share Limit: (A) the maximum number of shares of Stock that in the aggregate are available to be issued pursuant to the exercise of ISOs shall not exceed the Share Limit; (B) the number of shares of Stock subject to each of Stock Options, SARs and Performance Awards awarded to any Participant during any consecutive three-year period shall be limited to 16,000,000 shares each; (C) the maximum number of shares subject to New Awards that are Full Value Awards with a vesting schedule of less than three years from the date of grant and not described in any of clauses (i) through (iv) of the second paragraph of Section 7(c) shall not exceed 2,500,000.

(iii)	Shares issued under the Plan may be authorized but unissued shares or shares reacquired by the Company.

(iv)	The Company shall appropriately reserve shares in connection with the grant of Awards to reflect the limitations set forth above.

The per-individual limits described above shall be construed to include earnings or notional earnings on Awards to the extent consistent with Section 162(m) of the Code.

(b) Stock Dividends, Mergers, etc.    In the event of a stock dividend, stock split, reverse stock split or similar change in capitalization, or extraordinary dividend or distribution or restructuring transaction affecting the Stock, the Committee shall make appropriate adjustments in the number and kind of shares of stock or securities on which Awards may thereafter be granted, including the limits described in Section 3(a) and Section 7(c), and shall make such adjustments in the number and kind of shares remaining subject to outstanding Awards, and the option or purchase price in respect of such shares as it may deem appropriate with a view toward preserving the value of outstanding awards. In the event of any merger, consolidation, dissolution or liquidation of the Company, the Committee in its sole discretion may, as to any outstanding Awards, make such substitution or adjustment in the aggregate number of shares reserved for issuance under the Plan and in the number and purchase price (if any) of shares subject to such Awards as it may determine, or accelerate, amend or terminate such Awards upon such terms and conditions as it shall provide (which, in the case of the termination of the vested portion of any Award, shall require payment or other consideration which the Committee deems equitable in the circumstances), subject, however, to the provisions of Section 12.

(c) Substitute Awards.    The Company may grant Awards under the Plan in conversion, replacement or adjustment of outstanding options or other equity-based compensation awards held by employees of another corporation or other entity who become employees or Eligible Directors of the Company or a Subsidiary as described in the first sentence of Section 4 as the result of a merger or consolidation of the employing corporation or other entity (or an affiliate of such corporation or entity) with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of stock of the employing corporation or an affiliate. The Committee may direct that the converted, replacement or adjusted awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances to reflect the transaction. The shares that may be delivered under such substitute Awards shall be in addition to the limitations on the number of shares available for issuance under Awards and other limits described in Section 3(a).

SECTION 4. ELIGIBILITY.

Participants in the Plan will be (i) such full or part time officers and other key employees of the Company and its Subsidiaries who are selected from time to time by the Committee in its sole discretion, and (ii) Eligible Directors. Persons who are not employees of the Company or a subsidiary (within the meaning of Section 424 of the Code) shall not be eligible to receive grants of ISOs.

SECTION 5. DURATION OF AWARDS; TERM OF PLAN.

(a) Duration of Awards.    Subject to Sections 13(a) and 13(e) below, no Stock Option or SAR may remain exercisable beyond 10 years from the grant date, and no other Award shall have a vesting or restriction period that extends beyond 10 years from the grant date, except that deferrals elected by Participants of the receipt of Stock or other benefits under the Plan may extend beyond such date.

(b) Latest Grant Date.    No Award shall be granted after June 11, 2023 and no more than 26,000,000 ISOs shall be granted after June  2, 2019, but outstanding Awards and ISOs, respectively, may extend beyond such dates.

SECTION 6. STOCK OPTIONS; SARs.

Any Stock Option or SAR granted under the Plan shall be in such form as the Committee may from time to time approve. Stock Options granted under the Plan may be either ISOs or NSOs. Any Stock Option that is not expressly designated as an ISO at time of grant shall be deemed to have been expressly designated at time of grant as an NSO. Anything in the Plan to the contrary notwithstanding, no term of this Plan relating to ISOs shall be interpreted, amended or altered.

Stock Options granted under the Plan shall be subject to the provisions of Sections 6(a) through Section 6(f) below. SARs shall be subject to the provisions of Section 6(g) below; and Stock Options and SARs shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable.

(a) Option Price.    The option price per share of Stock purchasable under a Stock Option shall be determined by the Committee at the time of grant but shall be not less than 100% of Fair Market Value on the date of grant.

(b) Exercisability.    Stock Options shall be exercisable at such time or times, whether or not in installments, as shall be determined by the Committee at or after the grant date. The Committee may at any time accelerate the exercisability of all or any portion of any Stock Option. Unless the Committee expressly provides otherwise, the following rules will apply to any portion of a Stock Option that is outstanding immediately prior to the termination of employment of the person to whom the Stock Option was granted (the “Outstanding Stock Option”):

(i)

Termination by Reason of Death or Disability: Partial Acceleration of Exercisability.    If the employment of such person terminates by reason of death or Disability, the Outstanding Stock Option shall be exercisable as to the number of shares for which it could have been exercised immediately prior to such termination or, if greater, (A) the total number of shares subject to the Stock Option multiplied by a fraction, the numerator of which shall be the number of days between the grant of the Stock Option and such termination and the denominator of which shall be the number of days between the grant of the Stock Option and the date upon which the Stock Option, by its terms, would have become fully exercisable, minus (B) the number of shares, if any, previously purchased under the Stock Option; provided, however, that no shares may be purchased under the Outstanding Stock Option in the event that such termination occurs within three months after the grant of the Stock Option.

(ii)	Termination by Reason of Death: Extension of Exercise Period. If the employment of such person terminates by reason of death, the Outstanding Stock Option may thereafter be exercised, to the extent exercisable immediately prior to death (determined after taking into account any applicable acceleration), for a period of five years (or such other period as may be specified under the terms of the Stock Option) from the date of death or until the expiration of the stated term of the option, if earlier.

(iii)	Termination by Reason of Disability: Extension of Exercise Period. If the employment of such person terminates by reason of Disability, the Outstanding Stock Option may thereafter be exercised, to the extent it was exercisable immediately prior to such termination (determined after taking into account any applicable acceleration), for a period of five years (or such other period as may be specified under the terms of the Stock Option) from the date of such termination of employment or until the expiration of the stated term of the option, if earlier. The death during the final year of such exercise period of the person to whom such Stock Option was granted shall, to the extent the Stock Option remains outstanding, extend such period for one year following death or until the expiration of the stated term of the option, if earlier.

(iv)	Termination by Reason of Normal Retirement: Extension of Exercise Period. If the employment of such person terminates by reason of Normal Retirement, the Outstanding Stock Option may thereafter be exercised, to the extent that it was exercisable immediately prior to such termination, for a period of five years (or such other period as may be specified under the terms of the Stock Option) from the date of such termination or until the expiration of the stated term of the option, if earlier. The death during the final year of such exercise period of the person to whom such Stock Option was granted shall, to the extent the Stock Option remains outstanding, extend such period for one year following death, subject to termination on the expiration of the stated term of the option, if earlier.

(v)	Termination by Reason of Special Service Retirement: Continued Vesting and Extension of Exercise Period. If the employment of such person terminates by reason of a Special Service Retirement, the Outstanding Stock Option may thereafter be exercised, to the extent exercisable from time to time as hereinafter determined, for a period of five years (or such other period as may be specified under the terms of the Stock Option) from the date of such termination or until the expiration of the stated term of the option, if earlier. The death during the final year of such exercise period of the person to whom such Stock Option was granted shall, to the extent the Stock Option remains outstanding, extend such period for one year following death or until the expiration of the stated term of the option, if earlier. To the extent the Outstanding Stock Option is not yet fully exercisable at the date of the Special Service Retirement of the person to whom the Stock Option was granted, it shall continue to become exercisable over the period of three years following the Special Service Retirement date (subject to the stated term of the option, or on such accelerated or other basis as the Committee shall at any time determine), on the same basis as if such person had not retired.

(vi)	Other Termination. If the employment of such person terminates for any reason other than death, Disability, Normal Retirement, Special Service Retirement or for Cause, the Outstanding Stock Option may thereafter be exercised, to the extent it was exercisable on the date of termination of employment, for a period of three months (or such other period as may be specified under the terms of the Stock Option) from the date of termination of employment or until the expiration of the stated term of the option, if earlier. Notwithstanding any other provision of this Section 6(b)(i) through (v), if the employment of such person terminates or is terminated for Cause, all outstanding Stock Options previously granted to such person (whether or not exercisable) shall immediately terminate.

Unless the Committee expressly provides otherwise, each Stock Option shall terminate and cease to be outstanding as follows: (A) in the event of any termination of employment other than a Special Service Retirement, any portion of the Outstanding Stock Option that is not exercisable immediately prior to such termination of employment (determined after taking into account any applicable acceleration) shall terminate and cease to be outstanding upon such termination; (B) in the case of a Special Service Retirement, any portion of the Outstanding Stock Option that has not become exercisable by the last day of the applicable post-retirement vesting period under clause (v) above shall terminate and cease to be outstanding at the end of such period; and (C) to the extent not earlier exercised, forfeited or terminated, and after giving effect to any settlement pursuant to Section 6(f), any outstanding portion of the Stock Option (whether or not exercisable) shall terminate and cease to be outstanding upon expiration of any applicable post-termination of employment exercise period or upon the expiration of the stated term of the option, if earlier.

Stock Options that are exercisable may be exercised by the person to whom the Stock Option was granted or, in the event of his or her death, by his or her legal representative or legatee, and (if applicable) may be settled in accordance with Section 6(f).

(c) Method of Exercise.    The person holding a Stock Option may exercise the Stock Option in whole or in part by means of such exercise procedures as the Committee may from time to time establish, each of which shall require, as the Committee determines, delivery to the Committee of the full purchase price plus (as provided in Section 13(d)) any taxes required to be withheld in connection with the exercise, or delivery of an unconditional and irrevocable undertaking by a broker to deliver promptly to the Company sufficient funds to pay such purchase price and taxes, for the portion of Stock Option so exercised. If so permitted by the Committee in its discretion and subject to such limitations and restrictions as the Committee may impose, payment in full or in part of the exercise price or payment of withholding taxes (as provided in Section 13(d)) may also be made in the form of shares of Stock not then subject to restrictions under any Company plan. The person holding a Stock Option shall have the rights of a shareholder (including, but not limited to, rights to receive dividends) only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

(d) Non-transferability of Options.    No ISO (and, except as determined by the Committee, no NSO) shall be transferable by the person to whom such Stock Option was granted otherwise than by will or by the laws of descent and distribution, and all ISOs (and, except as determined by the Committee, all NSOs) shall be exercisable during the lifetime of the person to whom such Stock Options were granted only by such person. Transfers, if any, permitted by the Committee in the case of NSOs shall be limited to gratuitous transfers (transfers not for value). Where an NSO is permitted by the Committee to be transferred, references in the Plan to the “person to whom the Stock Option was granted” and similar terms shall be construed, as the Committee in its discretion deems appropriate, to include any permitted transferee to whom the Stock Option is transferred.

(e) Form of Settlement.    Subject to Section 13(a) and Section 13(e) below, shares of Stock issued upon exercise of a Stock Option shall be free of all restrictions under the Plan, except as provided in the following sentence. The Committee may provide at time of grant that the shares to be issued upon the exercise of a Stock Option shall be in the form of Restricted Stock, or may reserve the right to so provide after time of grant.

(f) Discretionary Payments; Automatic Settlement.    The Committee may, in its discretion, upon the written request of the person exercising a Stock Option (which request shall not be binding on the Committee, except as hereinafter provided), cancel such Stock Option, whereupon the Company shall pay to the person exercising such Stock Option an amount equal to the excess, if any, of the Fair Market Value of the Stock to have been purchased pursuant to such exercise of such Stock Option (determined on the date the Stock Option is canceled) over the aggregate consideration to have been paid by such person upon such exercise. Such payment shall be by check, bank draft or in Stock (or in another form of payment acceptable both to the Committee and the person exercising the option) having a Fair Market Value (determined on the date the payment is to be made) equal to the amount of such payments or any combination thereof, as determined by the Committee. Except as otherwise provided by the Committee and subject to such limitations as the Committee may prescribe, if a Stock Option granted on or after January 31, 2009 remains unexercised on the date it would otherwise have expired and if on such date the Fair Market Value of the shares subject to the Stock Option exceeds the aggregate consideration that would have been required to have been paid to purchase such shares had the Stock Option been exercised, the person then holding the Stock Option shall be deemed to have requested, and the Committee shall be deemed to have approved, a cancellation of such Stock Option in accordance with the first sentence of this Section 6(f) and the amount payable pursuant to the first sentence of this Section 6(f) shall be paid in the form of shares of Stock in accordance with the first sentence of this Section 6(f). The Committee may provide that the automatic settlement provision set forth in the foregoing sentence applies to a Stock Option granted prior to January 31, 2009.

(g) SARs.    An SAR is an award entitling the recipient to receive an amount in cash or shares of Stock (or in any other form of payment acceptable to the Committee) or a combination thereof having a value determined by reference to (and not to exceed) the excess of the Fair Market Value of a share of Stock on the date of exercise over the Fair Market Value of a share of Stock on the date of grant (or over the option exercise price, if the SAR was granted in tandem with a Stock Option). The Committee shall determine all terms of SARs granted under the Plan. SARs may be granted in tandem with, or independently of, any Stock Option granted under the Plan. Any SAR granted in tandem with ISOs shall comply with the ISO rules relating to tandem SARs. The Committee may at any time accelerate the exercisability of all or any portion of any SAR.

SECTION 7. OTHER STOCK-BASED AWARDS.

(a) Nature of Stock Awards.    Awards under this Section 7 include Awards other than Stock Options or SARs that entitle the recipient to acquire for a purchase price (which may be zero) shares of Stock subject to restrictions under the Plan (including a right on the part of the Company during a specified period to repurchase such shares at their original purchase price, or to require forfeiture if the purchase price was zero, upon the Participant’s termination of employment) determined by the Committee (“Restricted Stock”); Awards that entitle the recipient, with or without payment, to the future delivery of shares of Stock, subject to such conditions and restrictions as may be determined by the Committee (“Stock Units”); and other Awards (excluding Stock Options or SARs) under which Stock may be acquired or which are otherwise based on the value of Stock.

(b) Rights as a Shareholder.    A Participant shall have all the rights of a shareholder, including voting and dividend rights, (i) only as to shares of Stock received by the Participant under an Other Stock-based Award, and (ii) in any case, subject to such nontransferability restrictions, Company repurchase or forfeiture rights, and other conditions as are made applicable to the Award.

(c) Restrictions.    The Committee may determine the conditions under which an Other Stock-based Award, or Stock acquired under an Other Stock-based Award, shall be forfeited, and may at any time accelerate, waive or, subject to Section 10, amend any or all of such limitations or conditions. Each Other Stock-based Award shall specify the terms on which such Award or the shares under such Award shall vest (become free of restrictions under the Plan), which may include, without limitation, terms that provide for vesting on a specified date or dates, vesting based on the satisfaction of specified performance conditions, and accelerated vesting in the event of termination of employment under specified circumstances. The Committee shall take such steps as it determines to be appropriate to reflect any restrictions applicable to an Other Stock-based Award or the shares thereunder and to facilitate the recovery by the Company of any such Award or shares that are forfeited.

Notwithstanding the foregoing but subject to Section 3(a)(ii)(C) and subject to the following provisions of this paragraph, no grants of Full Value Awards shall specify a vesting date that is less than three years from the date of grant other than (i) grants made in connection with a Participant’s commencement of employment with the Company or any Subsidiary; (ii) Performance Awards, the vesting of which is set by reference to a performance period of at least one year; (iii) Awards that specify full vesting in no less than three years and partial vesting at a rate no faster than one-third of the Award each year; and (iv) Awards to Eligible Directors under Section 7(e). Acceleration of vesting of a Full Value Award (whether pursuant to the original terms of an

Award or otherwise) in the event of death, disability, retirement or a Change of Control shall not be taken into account in determining whether the Full Value Award complies with the foregoing vesting limitations.

Except as otherwise determined by the Committee, if the employment by the Company and its Subsidiaries of a person to whom an Other Stock-based Award has been granted terminates for any reason, (i) any shares of Restricted Stock that are not then vested (taking into account any accelerated vesting applicable to such shares under the terms of the Award or otherwise) shall be resold to the Company at their purchase price or forfeited to the Company if the purchase price was zero and (ii) any Other Stock-based Award that is not then vested (taking into account any accelerated vesting applicable to such Award under the terms of the Award or otherwise) shall immediately terminate. The Committee at any time may accelerate the vesting date or dates for an Other Stock-based Award or for Restricted Stock, if any, granted thereunder and may otherwise waive or, subject to Section 10, amend any conditions of the Award. Neither the Committee nor the Company shall be liable for any adverse tax or other consequences to a Participant from any such acceleration, waiver, or amendment.

(d) Dividends; Dividend Equivalents.    Except as otherwise determined by the Committee, a Participant’s rights under an Other Stock-based Award to dividends (or dividend equivalent payments, in the case of an Other Stock-based Award, if any, other than Restricted Stock, that is subject to vesting conditions and as to which the Committee has made provision for such payments) shall be treated as unvested so long as such Award remains unvested (the “restricted period”), and any such dividends or dividend equivalent payments that would otherwise have been paid during the restricted period shall instead be accumulated and paid within thirty (30) days following the date on which such Award is determined by the Company to have vested.

(e) Annual Deferred Stock Awards, Additional Deferred Stock Awards and Dividend Awards for Eligible Directors.

(i)	Accounts. The Company shall establish and maintain an Account in the name of each Eligible Director to which the Annual Deferred Stock Awards, Additional Deferred Stock Awards and Dividend Awards shall be credited.

(ii)	Annual Awards. On the date of each Annual Meeting, each Eligible Director who is elected a Director at such Annual Meeting shall automatically and without further action by the Board or Committee be granted an Annual Deferred Stock Award as provided in subsection (iv) and an Additional Deferred Stock Award as provided in subsection (v). On each date other than the date of an Annual Meeting on which an Eligible Director is first elected a Director by the Board, the Eligible Director then so elected shall automatically and without further action by the Board or Committee be granted a prorated Annual Deferred Stock Award as provided in subsection (iv) and a prorated Additional Deferred Stock Award as provided in subsection (v). The grant of each Annual Deferred Stock Award and Additional Deferred Stock Award shall entitle each recipient, automatically and without further action by the Board or the Committee, to Dividend Awards as provided in subsection (vi).

(iii)	Nature of Awards. Each Annual Deferred Stock Award, Additional Deferred Stock Award and Dividend Award shall be an Other Stock-based Award subject to the terms of this Plan and shall constitute an unfunded and unsecured promise of the Company to deliver in the future to such Eligible Director, without payment, the number of shares of Stock in the amounts and at the times hereinafter provided. The shares of Stock notionally credited to the Accounts of Eligible Directors shall be notional shares only and shall not entitle the Eligible Director to any voting rights, dividend or distribution or other rights except as expressly set forth herein. Nothing herein shall obligate the Company to issue or set aside shares of Stock, in trust or otherwise, to meet its contractual obligations hereunder.

(iv)

Annual Deferred Stock Award.    In respect of each Annual Deferred Stock Award granted on the date of an Annual Meeting, the Company shall credit to each Eligible Director’s Account, effective as of the date of such Annual Meeting, the number of notional shares of Stock, including any fractional share, equal to $125,000 or such lesser dollar amount as may be determined by the Board divided by the Fair

Market Value of a share of Stock on the date of such Annual Meeting. In respect of each Annual Deferred Stock Award granted on a date other than the date of an Annual Meeting, the Company shall credit to the Account of the Eligible Director first elected on such date the number of notional shares of Stock, including any fractional share, equal to (i) $125,000 or such lesser dollar amount as may be determined by the Board divided by the Fair Market Value of a share of Stock on the date of such first election multiplied by (ii) the quotient (not greater than one) obtained by dividing (A) the number of days starting with the date of such first election and ending on the day first preceding the anticipated date of the next Annual Meeting, by (B) 365.

(v)	Additional Deferred Stock Award. In addition to the Annual Deferred Stock Award, the Company shall credit to the Account of each Eligible Director, effective as of the date that any Annual Deferred Stock Award is credited to such Account, an Additional Deferred Stock Award covering the same number of shares as are covered by such Annual Deferred Stock Award determined in the same manner prescribed in subsection (iv) above.

(vi)	Dividend Awards. The Company shall credit (each such credit, a “Dividend Award”) the Account of each Eligible Director on the date of each Annual Meeting and on the date on which an Eligible Director ceases to be a Director if not the date of an Annual Meeting with a number of notional shares of Stock, including any fractional share, equal to (i) plus (ii), divided by (iii), where:

(i)	is the product obtained by multiplying the number of shares then allocated to such Eligible Director’s Account (disregarding, for purposes of this clause (i), any shares credited to such Account since the date of the immediately preceding Annual Meeting) by the aggregate per-share amount of regular cash dividends for which the record date occurred since the date of the immediately preceding Annual Meeting;

(ii)	is the product obtained by multiplying the number of shares first credited to such Eligible Director’s Account since the date of the immediately preceding Annual Meeting but prior to the date of such Dividend Award by the aggregate per-share amount of regular cash dividends for which the record date occurred since the date that such shares were credited to such Account; and

(iii)	is the Fair Market Value of one share of Stock on the date of such Dividend Award.

(vii)	Vesting. Each Annual Deferred Stock Award, and any Dividend Awards in respect of Annual Deferred Stock Awards and/or Additional Deferred Stock Awards, shall vest immediately upon grant and be non-forfeitable. Each Additional Deferred Stock Award shall vest and become non-forfeitable on the date immediately preceding the date of the Annual Meeting next succeeding the date of grant of such Award, provided, that the recipient is still a Director on such date. In the event that an Eligible Director terminates his or her service as a Director for any reason prior to such vesting date, the Eligible Director shall forfeit any then unvested Additional Deferred Stock Award.

(viii)

Delivery.    The Company shall deliver to an Eligible Director (or a former Eligible Director) the number of shares of Stock, rounded up to the next full share, represented by notional shares of Stock credited to the Account of such Eligible Director in respect of Annual Deferred Stock Awards (including any Dividend Awards made in respect of such Annual Deferred Stock Awards) at the earlier of the following: (x) immediately prior to a Change of Control or (y) within sixty (60) days following the Eligible Director’s death or earlier separation from service (as determined under the regulations under Section 409A of the Code). With respect to any Additional Deferred Stock Award, absent an election to defer delivery of the shares of Stock subject to such Award pursuant to subsection (ix) below, the Company shall deliver to an Eligible Director the number of shares of Stock, rounded up to the next full share, represented by notional shares of Stock credited to the Account of such Eligible Director in respect of such Additional Deferred Stock Award (including any Dividend Awards made in respect of such Additional Deferred Stock Award) at the earlier of the following: (x) immediately prior to a Change of Control or (y) within sixty (60) days following the date of vesting pursuant to subsection (vii) above. In the event of a termination by reason of death, such shares of Stock shall be delivered to such beneficiary or beneficiaries designated by the Eligible Director in writing in such form, and delivered prior to his or her death to such person at the Company, as specified by the Company or, in the absence of such a designation, to the legal representative of Eligible Director’s estate.

(ix)	Deferral of Delivery of Additional Deferred Stock Awards. By filing a written notice to the Company in such form, and delivered to such person at the Company, as specified by the Company, an Eligible Director may irrevocably elect to defer receipt of the delivery of shares of Stock representing all or a portion of the notional shares of Stock subject to any Additional Deferred Stock Award (including any Dividend Awards made in respect of such notional shares) until the earlier of the following: (x) immediately prior to a Change of Control or (y) as soon as practicable and in all events within sixty (60) days following the Eligible Director’s death or earlier separation from service (as determined under the regulations under Section 409A of the Code). Any election made pursuant to this subsection (ix) must be submitted with respect to any Additional Deferred Stock Award (A) in the case of the Additional Deferred Stock Award granted on the date an Eligible Director is first elected as a Director, no later than 30 days after the date of such Eligible Director’s election to the Board or (B) in the case of any other Additional Deferred Stock Award, no later than December 31 of the calendar year preceding the calendar year in which such Award is granted, or (C) at such other time as is necessary to satisfy the requirements of Section 409A of the Code, as determined by the Committee.

SECTION 8. PERFORMANCE AWARDS.

(a) Nature of Performance Awards.    A Performance Award is an award entitling the recipient to acquire cash or shares of Stock, or a combination of cash and Stock, upon the attainment of specified performance goals. If the grant, vesting, or exercisability of a Stock Option, SAR, or Other Stock-Based Award is conditioned upon attainment of a specified performance goal or goals, it shall be treated as a Performance Award for purposes of this Section and shall be subject to the provisions of this Section in addition to the provisions of the Plan applicable to such form of Award.

(b) Qualifying and Nonqualifying Performance Awards.    Performance Awards may include Awards intended to qualify for the performance-based compensation exception under Section 162(m)(4)(C) of the Code (“Qualifying Awards”) and Awards not intended so to qualify (“Nonqualifying Awards”).

(c) Terms of Performance Awards.    The Committee in its sole discretion shall determine the performance goals applicable under each such Award, the periods during which performance is to be measured, and all other limitations and conditions applicable to the Award. Performance Awards may be granted independently or in connection with the granting of other Awards. In the case of a Qualifying Award (other than a Stock Option or an SAR), the following special rules shall apply: (i) the Committee shall preestablish the performance goals and other material terms of the Award not later than the latest date permitted under Section 162(m) of the Code; (ii) the performance goal or goals fixed by the Committee in connection with the Award shall be based exclusively on one or more Approved Performance Criteria; (iii) no payment (including, for this purpose, vesting or exercisability where vesting or exercisability, rather than the grant of the Award, is linked to satisfaction of performance goals) shall be made unless the preestablished performance goals have been satisfied and the Committee has certified (pursuant to Section 162(m) of the Code) that they have been satisfied; (iv) no payment shall be made in lieu or in substitution for the Award if the preestablished performance goals are not satisfied (but this clause shall not limit the ability of the Committee or the Company to provide other remuneration to the affected Participant, whether or not under the Plan, so long as the payment of such remuneration would not cause the Award to fail to be treated as having been contingent on the preestablished performance goals) and (v) in all other respects the Award shall be construed and administered consistent with the intent that any compensation under the Award be treated as performance-based compensation under Section 162(m)(4)(C) of the Code.

(d) Rights as a Shareholder.    A Participant shall have all the rights of a shareholder, including voting and dividend rights, (i) only as to shares of Stock received by the Participant under a Performance Award, and (ii) in any case, subject to such nontransferability restrictions, Company repurchase or forfeiture rights, and other conditions as are made applicable to the Award. Notwithstanding the foregoing and for the avoidance of doubt, in the case of any Performance Award that is also an Other Stock-based Award, the limitations of Section 7(d) (providing that rights to dividends and dividend equivalents shall remain unvested until the underlying Stock or rights to Stock are vested) shall apply to any right to dividends or dividend equivalent payments hereunder and, for the further avoidance of doubt, a Participant’s rights to dividends and dividend equivalents under a Qualifying Award shall be subject to the special rules of Section 8(c) above to the same extent as such Qualifying Award.

(e) Termination.    Except as may otherwise be provided by the Committee (consistent with Section 162(m) of the Code, in the case of a Qualifying Award), a Participant’s rights in all Performance Awards shall automatically terminate upon the Participant’s termination of employment by the Company and its Subsidiaries for any reason (including death).

(f) Acceleration, Waiver, etc.    The Committee may in its sole discretion (but subject to Section 162(m) of the Code, in the case of a Qualifying Award) accelerate, waive or, subject to Section 10, amend any or all of the goals, restrictions or conditions imposed under any Performance Award. Neither the Committee nor the Company shall be liable for any adverse tax or other consequences to a Participant from any such acceleration, waiver, or amendment.

SECTION 9. TERMINATION OF EMPLOYMENT; TRANSFER; LEAVE OF ABSENCE.

For purposes of the Plan, the following events shall not be deemed a termination of employment:

(a)	a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another;

(b)	an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, but in each case only if the employee’s right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing.

For purposes of the Plan, the employees of a Subsidiary of the Company shall be deemed to have terminated their employment on the date on which such Subsidiary ceases to be a Subsidiary of the Company unless in connection with such event the employee continues to be employed by the Company or another Subsidiary. Subject to the foregoing, except as otherwise provided by the Committee, an individual’s employment with the Company and its Subsidiaries shall be considered to have terminated on the last day of his or her actual employment, whether such day is determined by agreement between the Company or a Subsidiary and the individual or unilaterally, and whether such termination is with or without notice, and no period of advance notice, if any, that is or ought to have been given under applicable law in respect of such termination of employment shall be taken into account in determining the individual’s entitlements, if any, under the Plan or any Award.

Notwithstanding the foregoing, in the case of any Award that is subject to the requirements of Section 409A of the Code, “termination of employment” shall mean a separation from service (as determined under the regulations under Section 409A of the Code).

For the avoidance of doubt, nothing in this Section 9 shall be construed as limiting the Committee’s authority to specify Award terms that provide for forfeiture or other consequences in connection with an event other than termination of employment.

SECTION 10. AMENDMENTS AND TERMINATION.

The Board or the Committee may at any time amend or discontinue the Plan and the Committee may at any time amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall materially adversely affect rights under any outstanding Award without the holder’s consent. However, no such amendment shall be effective unless approved by stockholders if it would (i) reduce the exercise price of any option previously granted hereunder or otherwise constitute a repricing requiring stockholder approval under applicable New York Stock Exchange rules or the rules of any successor exchange, or (ii) provide for a Participant to receive any payment or other consideration upon the termination or cancellation of any Stock Option or SAR pursuant to the provisions of this Section 10 if the exercise price of such Stock Option or SAR is equal to or greater than the Fair Market Value of a share of Stock on the date of such termination or cancellation, or (iii) otherwise require stockholder consent under applicable law (including the Code), regulation, guidance or any listing standard for any stock exchange on which the Company’s Stock is traded, as determined by the Committee.

Notwithstanding any provision of this Plan, the Board or the Committee may at any time adopt such modifications, procedures, subplans and forms of Award as it determines to be necessary or desirable to comply with the laws or regulatory requirements of foreign countries or to facilitate Plan administration with respect to Participants performing services in such countries, consistent with the objectives of the Plan.

SECTION 11. STATUS OF PLAN.

With respect to the portion of any Award which has not been exercised and any payments in cash, stock or other consideration not received by a Participant, a Participant shall have no rights greater than those of a general creditor of the Company unless the Committee shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the provision of the foregoing sentence.

SECTION 12. CHANGE OF CONTROL PROVISIONS.

As used herein, a Change of Control and related definitions shall have the meanings set forth in Exhibit A to this Plan.

Upon the occurrence of a Change of Control:

(i)	Each Stock Option shall automatically become fully exercisable unless the Committee shall otherwise expressly provide at the time of grant.

(ii)	Restrictions and conditions on Other Stock-based Awards (including without limitation Restricted Stock) and Performance Awards shall automatically be deemed waived unless the Committee shall otherwise expressly provide at the time of grant.

The Committee may at any time prior to or after a Change of Control accelerate the exercisability of any Stock Options and may waive restrictions, limitations and conditions on Other Stock-based Awards (including without limitation Restricted Stock) and Performance Awards to the extent it shall in its sole discretion determine.

SECTION 13. GENERAL PROVISIONS.

(a) No Distribution; Compliance with Legal Requirements, etc.    The Committee may require each person acquiring shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof. No shares of Stock shall be issued pursuant to an Award until all applicable securities law and other legal and stock exchange requirements have been satisfied as determined by the Committee. The Committee may require the placing of such stop-orders and restrictive legends on certificates for Stock and Awards as it deems appropriate.

(b) References to Employment.    Wherever reference is made herein to “employee,” “employment” (or correlative terms), except in Section 4, the term shall include, if so determined by the Committee, both common law employees and others.

(c) Other Compensation Arrangements; No Employment Rights.    Nothing contained in this Plan shall prevent the Board of Directors from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases. Neither the adoption of the Plan nor the grant of any Award hereunder shall (i) confer upon any employee any right to continued employment or service with the Company or a Subsidiary or to receive other Awards under the Plan, or (ii) interfere in any way with the right of the Company or a Subsidiary to terminate, or alter the terms of, the employment of any of its employees at any time.

(d) Tax Withholding, etc.    Each Participant shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the Participant for U.S. Federal or other income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any national, state, or local taxes of any kind required by law to be withheld with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes, or other legally or contractually required withholdings, from any payment of any kind otherwise due to the Participant. The Company may withhold or otherwise administer the Plan to comply with tax obligations under any applicable foreign laws.

The Committee may provide, in respect of any transfer of Stock under an Award, that if and to the extent withholding of any national, state or local tax is required in respect of such transfer or vesting, the Participant may elect, at such time and in such manner as the Committee shall prescribe, to (i) surrender to the Company Stock not then subject to restrictions under any Company plan or (ii) have the Company hold back from the transfer or vesting Stock having a value calculated to satisfy such withholding obligation. In no event shall Stock be surrendered under clause (i) or held back by the Company under clause (ii) in excess of the minimum amount required to be withheld for national, state and local taxes.

Except as otherwise expressly provided by the Committee in any case, all Awards under the Plan that are not exempt from the requirements of Section 409A of the Code shall be construed to comply with the requirements of Section 409A of the Code and any discretionary authority of the Committee or the Company with respect to an Award that is intended to be exempt from or in compliance with the requirements of Section 409A of the Code shall be exercised in a manner that is consistent with such intent. Notwithstanding the foregoing, neither the Company nor any Subsidiary, nor any officer, director or employee of the Company or any Subsidiary, nor the Board or the Committee or any member of either, shall be liable to the Participant or any beneficiary of a Participant by reason of any additional tax (whether or not under Section 409A of the Code), including any interest or penalty, or any other adverse tax or other consequence (A) resulting from any exercise of discretion or other action or failure to act by any of the Company, any Subsidiary, any such officer, director or employee, or the Board or the Committee, including without limitation, any acceleration of vesting under Section 6(b), settlement of a Stock Option under Section 6(f) or acceleration, waiver or amendment of an Award under Section 7(c) or 8(f), or (B) by reason of the failure of an Award to qualify for an exemption from, or to comply with the requirements of, Section 409A of the Code, or for any cost or expense incurred in connection with any action by any taxing authority related to any of the foregoing.

(e) Deferral of Awards.    Participants may elect to defer receipt of Awards or vesting of Awards in such cases and to such extent, if any, as the Committee may determine at or after the grant date.

(f) Transfer and Other Restrictions.    In addition to the restrictions on transfer that apply to Stock Options under Section 6(d), no Award may be sold, assigned, transferred (except for transfers by will or by the laws of descent and distribution), pledged, or otherwise encumbered or disposed of except as specifically provided herein or as otherwise permitted by the Committee. In addition, all Awards shall be subject to applicable prohibitions under Company policy regarding the use of Awards for pledging (including, for the avoidance of doubt, as collateral for a loan or in a margin account) or in any hedging or derivative transactions.

(g) Acceptance of Terms and Conditions.    The Committee may condition the grant, vesting, exercisability or other full enjoyment of any Award under the Plan on the Participant’s acceptance of all the terms and conditions thereto on the timeframe specified by, and in such form as is acceptable to, the Committee.

(h) Governing Law.    Except as otherwise provided herein or by the express terms of an Award, the provisions of the Plan and of Awards and the rights and obligations of the Company, Subsidiaries and Participants hereunder and thereunder shall be governed by and construed in accordance with the domestic substantive laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of laws provision or any rule that would result in the application of the domestic substantive laws of any other jurisdiction. Any legal action related to the Plan or an Award shall be brought only in a federal or state court located in the Commonwealth of Massachusetts.

SECTION 14. DEFINITIONS.

The following terms shall be defined as set forth below:

(a) “Account” means a bookkeeping account established and maintained under Section 7(e) in the name of each Eligible Director to which Annual Deferred Stock Awards, Additional Deferred Stock Awards, and Dividend Awards are credited hereunder.

(b) “Act” means the Securities Exchange Act of 1934.

(c) “Additional Deferred Stock Award” means an Award granted to an Eligible Director pursuant to Section 7(e)(v).

(d) “Annual Deferred Stock Award” means an Award granted to an Eligible Director pursuant to Section 7(e)(iv).

(e) “Annual Meeting” shall mean the annual meeting of stockholders of the Company.

(f) “Approved Performance Criteria” means one or more objectively determinable measures of performance relating to any one or any combination of the following business criteria (measured on an absolute basis or relative to one or more comparators, including one or more companies or indices, and determined on a consolidated, divisional, line of business, project, geographical or area of executive’s responsibilities basis, or any combination thereof): (i) sales, revenues, or comparable store sales; (ii) assets, inventory levels, inventory turns, working capital, cash flow or expenses; (iii) earnings, profit, income, losses or margins, before or after deduction for all or any portion of interest, taxes, depreciation, amortization, rent, or such other items as the Committee may determine in a manner consistent with Section 162(m) of the Code, whether or not on a continuing operations and aggregate or per share basis, basic or diluted, before or after dividends; (iv) return on investment, capital, equity, assets, sales or revenues, or economic value added models or equivalent metrics; (v) market share, store openings or closings, customer service or satisfaction levels, or employee recruiting, retention or diversity; (vi) stock price, dividends, or total stockholder return, or credit ratings; or (vii) strategic plan implementations. The Committee may provide for automatic adjustments (in measures of achievement, amounts payable, or other award terms) to reflect objectively determinable events (for example, acquisitions, divestitures, extraordinary items, other unusual or non-recurring items and/or changes in accounting principles) that may affect the business criteria, any such adjustment to be established and administered in a manner consistent with the requirements for exempt performance-based compensation under Section 162(m) of the Code; provided, that nothing herein shall be construed as limiting the Committee’s authority to reduce or eliminate a Performance Award (including, without limitation, by restricting vesting under any such Award) that would otherwise be deemed to have been earned.

(g) “Award” or “Awards” except where referring to a particular category of grant under the Plan shall include Stock Options, SARs, Other Stock-based Awards and Performance Awards.

(h) “Board” means the Board of Directors of the Company.

(i) “Cause” means (i) as to any Participant who at the relevant time is party to an employment, severance, or similar agreement with the Company or a Subsidiary that contains a definition of “cause” (including any similar term used in connection with a for-cause involuntary termination), the definition set forth in such agreement, and (ii) in every other case, a felony conviction of a Participant or the failure of a Participant to contest prosecution for a felony, or a Participant’s willful misconduct or dishonesty, any of which is directly harmful to the business or reputation of the Company or any Subsidiary. A termination for Cause shall also be deemed to have occurred in circumstances that in the sole determination of the Committee would have constituted grounds for the Participant’s employment to be terminated for Cause.

(j) “Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

(k) “Committee” means the Committee referred to in Section 2.

(l) “Company” means The TJX Companies, Inc.

(m) “Director” means a member of the Board.

(n) “Disability” means disability as determined in accordance with standards and procedures similar to those used under the Company’s long term disability program. The Committee shall have the authority to deem an inactive employee as having been terminated by reason of Disability.

(o) “Dividend Award” means an Award granted to an Eligible Director pursuant to Section 7(e)(vi).

(p) “Effective Date” is defined in Section 1.

(q) “Eligible Director” means a Director who is not employed (other than as a Director) by the Company or by any Subsidiary.

(r) “Fair Market Value” on any given date means the last sale price regular way at which Stock is traded on such date as reflected in the New York Stock Exchange Composite Index (or any successor index determined by the Committee) or, where applicable, the value of a share of Stock as determined by the Committee in accordance with the applicable provisions of the Code.

(s) “Full Value Award” means an Award other than a Stock Option or an SAR.

(t) “Independent Director” means a Director who is a Non-Employee Director, an Outside Director, and an “independent director” within the meaning of Section 303A.02 of the New York Stock Exchange Listed Company Manual (or any successor rule) or under such other applicable standard as the New York Stock Exchange (or any successor exchange) may establish pursuant to its rule-making authority.

(u) “ISO” means a Stock Option intended to be and designated as an “incentive stock option” as defined in the Code.

(v) “Non-Employee Director” shall have the meaning set forth in Rule 16b-3(b)(3) promulgated under the Act, or any successor definition under the Act.

(w) “NSO” means any Stock Option that is not an ISO.

(x) “Normal Retirement” means retirement from active employment with the Company and its Subsidiaries at or after age 65 with at least five years of service for the Company and its Subsidiaries. For purposes of determining whether a retirement is a Normal Retirement, years of service shall be determined by the Committee; provided, that, except as otherwise provided by the Committee, periods of service for an entity prior to the date the entity becomes a Subsidiary will not be treated as service.

(y) “Other Stock-based Award” means an Award of one of the types described in Section 7.

(z) “Outside Director” means a member of the Board who is treated as an “outside director” for purposes of Section 162(m) of the Code.

(aa) “Participant” means a participant in the Plan.

(bb) “Performance Award” means an Award described in Section 8.

(cc) “Plan” is defined in Section 1.

(dd) “Restricted Stock” is defined in Section 7(a).

(ee) “SAR” means an Award described in Section 6(l).

(ff) “Stock Unit” is defined in Section 7(a).

(gg) “Share Limit” is defined in Section 3(a).

(hh) “Special Service Retirement” means retirement from active employment with the Company and its Subsidiaries (i) at or after age 60 with at least twenty years of service for the Company and its Subsidiaries, or (ii) at or after age 65 with at least ten years of service for the Company and its Subsidiaries. For purposes of determining whether a retirement is a Special Service Retirement, years of service shall be determined by the Committee; provided, that, except as otherwise provided by the Committee, periods of service for an entity prior to the date the entity becomes a Subsidiary will not be treated as service.

(ii) “Stock” means the Common Stock, $1.00 par value, of the Company, subject to adjustments pursuant to Section 3.

(jj) “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 6.

(kk) “Subsidiary” means any corporation or other entity (other than the Company) in an unbroken chain beginning with the Company if each of the entities (other than the last entity in the unbroken chain) owns stock or other interests possessing 50% or more of the total combined voting power of all classes of stock or other interest in one of the other corporations or other entities in the chain.

EXHIBIT A

DEFINITION OF “CHANGE OF CONTROL”

“Change of Control” shall mean the occurrence of any one of the following events:

(a) there occurs a change of control of the Company of a nature that would be required to be reported in response to Item 5.01 of the Current Report on Form 8-K (as amended in 2004) pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) or in any other filing under the Exchange Act; provided, however, that if the Participant or a Participant Related Party is the Person or a member of a group constituting the Person acquiring control, a transaction shall not be deemed to be a Change of Control as to a Participant unless the Committee shall otherwise determine prior to such occurrence; or

(b) any Person other than the Company, any wholly-owned subsidiary of the Company, or any employee benefit plan of the Company or such a subsidiary becomes the owner of 20% or more of the Company’s Common Stock and thereafter individuals who were not directors of the Company prior to the date such Person became a 20% owner are elected as directors pursuant to an arrangement or understanding with, or upon the request of or nomination by, such Person and constitute a majority of the Company’s Board of Directors; provided, however, that unless the Committee shall otherwise determine prior to the acquisition of such 20% ownership, such acquisition of ownership shall not constitute a Change of Control as to a Participant if the Participant or a Participant Related Party is the Person or a member of a group constituting the Person acquiring such ownership; or

(c) there occurs any solicitation or series of solicitations of proxies by or on behalf of any Person other than the Company’s Board of Directors and thereafter individuals who were not directors of the Company prior to the commencement of such solicitation or series of solicitations are elected as directors pursuant to an arrangement or understanding with, or upon the request of or nomination by, such Person and constitute a majority of the Company’s Board of Directors; or

(d) the Company executes an agreement of acquisition, merger or consolidation which contemplates that (i) after the effective date provided for in such agreement, all or substantially all of the business and/or assets of the Company shall be owned, leased or otherwise controlled by another Person and (ii) individuals who are directors of the Company when such agreement is executed shall not constitute a majority of the board of directors of the survivor or successor entity immediately after the effective date provided for in such agreement; provided, however, that unless otherwise determined by the Committee, no transaction shall constitute a Change of Control as to a Participant if, immediately after such transaction, the Participant or any Participant Related Party shall own equity securities of any surviving corporation (“Surviving Entity”) having a fair value as a percentage of the fair value of the equity securities of such Surviving Entity greater than 125% of the fair value of the equity securities of the Company owned by the Participant and any Participant Related Party immediately prior to such transaction, expressed as a percentage of the fair value of all equity securities of the Company immediately prior to such transaction (for purposes of this paragraph ownership of equity securities shall be determined in the same manner as ownership of Common Stock); and provided, further, that, for purposes of this paragraph (d), if such agreement requires as a condition precedent approval by the Company’s shareholders of the agreement or transaction, a Change of Control shall not be deemed to have taken place unless and until the acquisition, merger, or consolidation contemplated by such agreement is consummated (but immediately prior to the consummation of such acquisition, merger, or consolidation, a Change of Control shall be deemed to have occurred on the date of execution of such agreement).

In addition, for purposes of this Exhibit A the following terms have the meanings set forth below:

“Common Stock” shall mean the then outstanding Common Stock of the Company plus, for purposes of determining the stock ownership of any Person, the number of unissued shares of Common Stock which such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) upon the exercise of conversion rights, exchange rights, warrants or options or otherwise. Notwithstanding the foregoing, the term Common Stock shall not include shares of Preferred Stock or convertible debt or options or warrants to acquire shares of Common Stock (including any shares of Common Stock issued or issuable upon the conversion or exercise thereof) to the extent that the Board of Directors of the Company shall expressly so determine in any future transaction or transactions.

A Person shall be deemed to be the “owner” of any Common Stock:

(i) of which such Person would be the “beneficial owner,” as such term is defined in Rule 13d-3 promulgated by the Securities and Exchange Commission (the “Commission”) under the Exchange Act, as in effect on March 1, 1989; or

(ii) of which such Person would be the “beneficial owner” for purposes of Section 16 of the Exchange Act and the rules of the Commission promulgated thereunder, as in effect on March 1, 1989; or

(iii) which such Person or any of its affiliates or associates (as such terms are defined in Rule 12b-2 promulgated by the Commission under the Exchange Act, as in effect on March 1, 1989) has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise.

“Person” shall have the meaning used in Section 13(d) of the Exchange Act, as in effect on March 1, 1989.

A “Participant Related Party” shall mean, with respect to a Participant, any affiliate or associate of the Participant other than the Company or a Subsidiary of the Company. The terms “affiliate” and “associate” shall have the meanings ascribed thereto in Rule 12b-2 under the Exchange Act (the term “registrant” in the definition of “associate” meaning, in this case, the Company).

Notwithstanding the foregoing, in any case where the occurrence of a Change of Control could affect the vesting of or payment under an Award subject to the requirements of Section 409A of the Code, the term “Change of Control” shall mean an occurrence that both (i) satisfies the requirements set forth above in this Exhibit A, and (ii) is a “change in control event” as that term is defined in the regulations under Section 409A of the Code.

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on June 11, 2013.

Vote by Internet • Go to www.envisionreports.com/TJX • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by Telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, PLEASE VOTE, DATE AND SIGN BELOW, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board recommends a vote FOR each of the nominees and FOR Proposals 2, 3 and 4.

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
	01 - Zein Abdalla	☐	☐	☐	02 - José B. Alvarez	☐	☐	☐	03 - Alan M. Bennett	☐	☐	☐

	04 - Bernard Cammarata	☐	☐	☐	05 - David T. Ching	☐	☐	☐	06 - Michael F. Hines	☐	☐	☐

	07 - Amy B. Lane	☐	☐	☐	08 - Dawn G. Lepore	☐	☐	☐	09 - Carol Meyrowitz	☐	☐	☐

	10 - John F. O’Brien	☐	☐	☐	11 - Willow B. Shire	☐	☐	☐

					For Against Abstain						For	Against	Abstain
2.	Ratification of appointment of independent registered public accounting firm for fiscal 2014.				☐ ☐ ☐		3. Approval of Stock Incentive Plan amendments and material terms of performance goals under the Plan.				☐	☐	☐
4.	Say on Pay: Advisory approval of TJX’s executive compensation.				☐ ☐ ☐
B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) on the books of the Company. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title to indicate the capacity in which you are signing.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

The TJX Companies, Inc.

2013 Annual Meeting of Stockholders

Tuesday, June 11, 2013, 9:00 a.m. Local Time

770 Cochituate Road

Framingham, Massachusetts

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. You can view the Annual Report and Proxy Statement on the Internet at: www.envisionreports.com/TJX

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — THE TJX COMPANIES, INC.

2013 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting - June 11, 2013

Carol Meyrowitz, Scott Goldenberg and Mary B. Reynolds, or any of them, each with the full power of substitution, are hereby authorized as Proxies to represent and vote the shares of the undersigned with respect to all of the matters indicated on the reverse side of this card and any other matters which may properly come before the Annual Meeting, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of The TJX Companies, Inc. to be held at the Company’s corporate office, 770 Cochituate Road, Framingham, Massachusetts on Tuesday, June 11, 2013 at 9:00 a.m. Eastern Time, or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the Proxies subject to the directions indicated by the stockholder on the reverse side of this card. If no such directions are indicated, the Proxies will have authority to vote FOR each nominee and FOR Proposals 2, 3 and 4. In their discretion, the Proxies are hereby authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

(Items to be voted appear on reverse side.)